   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     INTEGRATED DEFENSE TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                        13-4027646
        (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
        INCORPORATION OR ORGANIZATION)

            110 WYNN DRIVE, HUNTSVILLE, ALABAMA 35807 (256) 895-2000
  (ADDRESS, INCLUDING, ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                Thomas J. Keenan
                     President and Chief Executive Officer
                     Integrated Defense Technologies, Inc.
                                 110 Wynn Drive
                           Huntsville, Alabama 35807
                                 (256) 895-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                                   Copies To:

            Benjamin M. Polk, Esq.                          Kris F. Heinzelman, Esq.
              Alan J. Rice, Esq.                             Cravath, Swaine & Moore
               Winston & Strawn                                  Worldwide Plaza
                200 Park Avenue                                 825 Eighth Avenue
              New York, NY 10166                               New York, NY 10019
                (212) 294-6700                                   (212) 474-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this registration statement

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                                               PROPOSED MAXIMUM             AMOUNT OF
SECURITIES TO BE REGISTERED                                   AGGREGATE OFFERING PRICE(A)(B)   REGISTRATION FEE
Common Stock, $0.01 par value...............................           $125,000,000                 $31,250

(a) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933.

(b) Including shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 2001

                                            Shares

                                     [LOGO]

                     Integrated Defense Technologies, Inc.

                        Common Stock

---------

    Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be
between $       and $                per share. We will apply to list our common
stock on The New York Stock Exchange under the symbol "IDE."

    The underwriters have an option to purchase a maximum of   additional shares
to cover over-allotments of shares.

    Investing in our common stock involves risks. See "Risk Factors" on page 8.

                                                                          Underwriting
                                                          Price to        Discounts and      Proceeds to
                                                           Public          Commissions           IDT
                                                       ---------------   ---------------   ---------------
Per Share............................................         $                 $                 $
Total................................................         $                 $                 $

    Delivery of the shares of common stock will be made on or about
             , 2002.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

       Merrill Lynch & Co.

              CIBC World Markets

                      Credit Lyonnais Securities (USA) Inc.

                The date of this prospectus is              , 2002.

INSIDE FRONT COVER

Top: The Integrated Defense Technologies, Inc. logo

Center: The following photographs, showing our products and equipment that incorporates those products (described clockwise from the upper-left corner):

     o    Two C-17 aircraft in flight
     o    Two soldiers operating an M1 Abrams Main Battle Tank
     o One of our medium power broadband radiating radio frequency threat systems
     o Two HMMWV vehicles installed with our Aircraft Survivability Equipment Trainer System
     o    A DDG-51 Class Destroyer at sea
     o Two F-16 Fighting Falcon and two F-15 Strike Eagle aircraft in flight and installed with our airborne instrumentation pods

INSIDE FRONT COVER FOLD-OUT

Center: A pie chart affixed with our logo that represents our three product segments: Diagnostics and Power Systems (green), Communications and Surveillance
(red) and Electronic Combat Systems (blue)

Top-left quarter: The following photographs, showing some of our Diagnostics and Power Systems products and equipment that incorporates those products (described clockwise from the upper-left corner and labeled as indicated in quotations below):

     o    "Vetronics" - An M1 Abrams Main Battle Tank
     o "Embedded Diagnostics" - An illustration of our Sidecar module installed on an M1 Abrams Main Battle Tank
     o    "Test Equipment" - A Light Armored Vehicle
     o "Diagnostics" - A Bradley Fighting Vehicle equipped with a TOW missile launcher
     o "Nuclear-Certified Test System" - A Minuteman III Intercontinental Ballistic Missile in flight
     o "Artist's Rendition of Solid State Laser" and "Use of Hybrid Electric Power Train" - An artist's rendition of the solid state laser using our hybrid electric power train

Top-right quarter: The following photographs and illustrations, showing some of our Communications and Surveillance products and equipment that incorporates those products (described clockwise from the upper-left corner and labeled as indicated in quotations below):

     o    "Intelligence Instrumentation" - A direction finder console
     o "Signal Intelligence" - Soldier standing next to military vehicle installed with our direction finding system
     o    "Broadcast Systems" - A Broadcasting tower array
     o "Doppler Weather Radar" - A Doppler weather radar display and Doppler weather radar tower
     o    "Submarine Communications" - The USS Key West submarine at sea
     o    "Radio Receiver" - The Arecibo interplanetary radar
     o "Signal Intercept and Location" - Two HMMWV vehicles installed with our signal intercept and location system
     o    "Signal Analysis" - A van installed with our signal analysis equipment
     o "High Power Transmitters" - One of our very low frequency high power transmitters

Bottom-half: The following photographs, showing some of our Electronic Combat Systems products and equipment that incorporates those products (described clockwise from the upper-right corner and labeled as indicated in quotations below):

     o    "Air Combat Training" - Four AH-64 Apache helicopters in the air
     o "Fiber Optic Data Systems" and "Missile Launching Systems" - A DDG-51 Destroyer launching a missile
     o "Pods" - Four assembled and one dissembled airborne instrumentation pods
     o "Mobile Threat Systems" - Soldiers standing next to numerous HMMWV vehicles installed with our Air Survivability Equipment Trainer System
     o    "Coastal Radar" - Our Peregrine coastal radar
     o "Threat Simulators" - Our unmanned threat emitter simulating the launch of a surface-to-air missile
     o "Air Combat Instrumentation Pods" - Two F-16 Fighting Falcon and two F-15 Strike Eagle aircraft in flight and installed with our airborne instrumentation pods
     o "Station Keeping Equipment" - Two C-17 aircraft flying in formation and deploying closely spaced drops of cargo

                                 --------------

                               TABLE OF CONTENTS

                                           PAGE
                                         --------
PROSPECTUS SUMMARY.....................      1
RISK FACTORS...........................      8
FORWARD-LOOKING STATEMENTS.............     16
USE OF PROCEEDS........................     17
DIVIDEND POLICY........................     17
CAPITALIZATION.........................     18
DILUTION...............................     19
UNAUDITED PRO FORMA FINANCIAL
  INFORMATION..........................     20
SELECTED HISTORICAL FINANCIAL AND OTHER
  FINANCIAL INFORMATION................     23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................     26
BUSINESS...............................     38
MANAGEMENT.............................     56

                                           PAGE
                                         --------
TRANSACTIONS WITH RELATED PARTIES......     64
PRINCIPAL STOCKHOLDERS.................     66
DESCRIPTION OF INDEBTEDNESS............     68
DESCRIPTION OF CAPITAL STOCK...........     69
SHARES ELIGIBLE FOR FUTURE SALE........     76
CERTAIN FEDERAL INCOME AND ESTATE TAX
  CONSIDERATIONS FOR NON-U.S. HOLDERS
  OF COMMON STOCK......................     78
UNDERWRITING...........................     81
NOTICE TO CANADIAN RESIDENTS...........     84
LEGAL MATTERS..........................     85
EXPERTS................................     85
WHERE YOU CAN FIND MORE INFORMATION....     85
INDEX TO FINANCIAL STATEMENTS..........    F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL       2002, (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION, ESPECIALLY THE INFORMATION PRESENTED UNDER THE HEADING "RISK FACTORS."

    THIS PROSPECTUS CONTAINS PRODUCT NAMES, TRADE NAMES AND TRADEMARKS OF INTEGRATED DEFENSE TECHNOLOGIES, INC. AND OTHER ORGANIZATIONS. FOR CONVENIENCE IN THIS PROSPECTUS, "IDT," "WE," "US" AND "OUR" REFER TO INTEGRATED DEFENSE TECHNOLOGIES, INC. AND ITS SUBSIDIARIES, EXCEPT WHERE THE CONTEXT OTHERWISE REQUIRES.

    ALL SHARE AND PER SHARE INFORMATION CONTAINED IN THIS PROSPECTUS REFLECTS A
      FOR 1 COMMON STOCK SPLIT TO BE EFFECTED IMMEDIATELY PRIOR TO THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

                     INTEGRATED DEFENSE TECHNOLOGIES, INC.

    We are a leading developer and provider of advanced electronics and technology products to the defense and intelligence industries. Our products are installed on or used in support of a broad array of military platforms in order to enhance their operational performance or extend their useful life. We supply our products to a market that includes, in the United States alone, approximately 5,000 aircraft, 800 naval vessels, 20,000 combat vehicles, 100,000 transport vehicles, 400 missile systems and 60 combat training ranges. Our installed product base is found on major military platforms such as the F-16 and C-17 aircraft, the DDG-51 Destroyer and the Trident submarine, the M1 Abrams Main Battle Tank and the Light Armored Vehicle, the High Mobility Multi-purpose Wheeled Vehicle, or HMMWV, and the Bradley Fighting Vehicle, and the Patriot and Tomahawk missile systems.

    We offer over 500 products that are incorporated into approximately 250 programs which, in turn, are installed on or support over 275 platforms. No one product, program or platform accounted for more than 7% of our revenue for the nine months ended September 28, 2001. Furthermore, we derived approximately 61% of our revenue for the nine months ended September 28, 2001 from sole-source contract relationships on programs that comprise essential components of the military's force structure. In the last 10 years, we or our predecessors have never lost a sole-source contract relationship with a customer. Our customers include all branches of the military, major domestic prime defense contractors, foreign defense contractors, foreign governments and U.S. Government agencies. For the twelve months ended September 28, 2001, we generated revenue of $262.6 million and EBITDA of $41.5 million. At September 28, 2001, we had a funded backlog of $237.9 million.

    Our products can be categorized into the following families:

    - Electronic Combat Systems;

    - Diagnostics and Power Systems; and

    - Communications and Surveillance Systems.

INDUSTRY OVERVIEW

    Since the end of the Cold War, the role of the U.S. military has evolved in an effort to meet a new set of strategic and tactical global threats. In response, the DoD, as reflected in its recently published Quadrennial Defense Review, is increasingly focusing its resources on enhancing military efficiency, readiness and technological sophistication by incorporating advanced electronics to improve the performance, reduce the operating cost and extend the life expectancy of its existing and future platforms. In addition, the Bush Administration recently submitted an upwardly revised fiscal 2002 defense budget representing the largest annual percentage increase in 12 years. The electronic content of the defense budget is expected to be significant and grow over time. We believe the following trends and developments will continue to drive our industry:

    - Increase in overall defense and intelligence spending;

    - Focus on electronic content;

    - Conversion to "capabilities-based" approach; and

    - Decisive reaction to recent attacks.

KEY STRENGTHS

    We believe that we have a strong competitive position attributable to a number of factors, including:

    - DIVERSIFIED SOURCES OF REVENUE AND LARGE INSTALLED PRODUCT BASE: We generate revenue from a diversified mix of products and programs. No one product, program or platform accounted for more than 7% of our revenue for the nine months ended September 28, 2001. Our large installed product base provides us with continuing stability in our revenue through repairs, replacements, upgrades and product extensions.

    - ESTABLISHED SOLE-SOURCE CONTRACT RELATIONSHIPS: We derived approximately 61% of our revenue for the nine months ended September 28, 2001 from sole-source contract relationships. Our sole-source contract relationships provide us with significant opportunities to proactively prepare for and develop follow-on program opportunities through upgrades and new versions of products.

    - PROVEN ABILITY TO DEVELOP ADVANCED PROPRIETARY TECHNOLOGY: Our electronic systems and solutions contain advanced technology derived from internal and customer-funded research and development that creates high barriers to entry. We have a reputation for technological excellence which has allowed us to develop long-term relationships across the defense and intelligence industries.

    - DISCIPLINED INTEGRATOR OF ACQUISITIONS: Our management team has successfully executed a disciplined acquisition and integration strategy to build our business. We have acquired several businesses since 1998 and have significantly enhanced the operations and profitability of each business.

    - STRONG MANAGEMENT AND ADVISORY TEAM: Our senior management team has extensive industry expertise with an average of 28 years working in the defense industry. Members of our board of directors include representatives of each of the armed services, such as three recently-retired four-star generals and two recently retired four-star admirals.

BUSINESS STRATEGY

    We believe that the large and growing defense electronics market provides us with significant growth opportunities. We intend to increase our share of this market by:

    - CAPITALIZING ON OUR LARGE INSTALLED PRODUCT BASE: We intend to expand our business opportunities through continued focus on supporting and extending our large installed product base and sole-source contract relationships.

    - LEVERAGING DIVERSE TECHNOLOGICAL CAPABILITIES AND RESEARCH AND DEVELOPMENT EFFORTS TO DEVELOP NEW PRODUCTS AND PENETRATE NEW MARKETS: We will continue to leverage our diverse technological capabilities and our significant research and development efforts across business units to create new products, penetrate new markets and generate an increasing percentage of our business from complex, integrated systems.

    - PURSUING ACQUISITION OPPORTUNITIES: We believe that there are numerous companies that would make attractive acquisition candidates, and we expect to pursue acquisition opportunities, although we are not currently party to any binding acquisition agreement or commitment.

OUR EQUITY SPONSOR

    Founded by Robert B. McKeon in 1992, Veritas Capital is a leading investor in middle market defense and aerospace companies. Since its inception, over 65% of the total capital managed by Veritas has been invested in businesses that directly serve the defense and aerospace markets. Veritas has established a Defense & Aerospace Advisory Council, comprised of former high-ranking military officials from each of the United States armed forces as well as defense and aerospace experts drawn from both industry and government. Veritas has sponsored and advised us on all of our acquisitions, and continues to be active in identifying and assessing our acquisition opportunities.

                            ------------------------

    We are incorporated in Delaware, and the address of our principal executive offices is 110 Wynn Drive, Huntsville, Alabama 35807-0929. Our telephone number is (256) 895-2000.

                                  THE OFFERING

Common stock offered......................  shares (or       shares if the underwriters exercise the
                                            over-allotment option in full)

Total common stock outstanding after this
offering..................................  shares (or       shares if the underwriters exercise the
                                            over-allotment option in full)

Use of proceeds...........................  We intend to use the net proceeds of this offering to repay our senior subordinated notes and a portion of our
                                            indebtedness outstanding under our existing senior
                                            secured credit facility and for working capital and
                                            other general corporate purposes, including
                                            acquisitions.

Dividend policy...........................  We do not expect to pay any dividends on our common stock for the foreseeable future.

Proposed NYSE symbol......................  IDE

Risk factors..............................  You should carefully read and consider the information set forth under the caption "Risk Factors" and all other
                                            information set forth in this prospectus before
                                            investing in our common stock.

    The number of shares of common stock that will be outstanding after this offering is based on the number of shares of common stock outstanding as of September 28, 2001. This number:

    - excludes         shares of common stock issuable upon exercise of warrants
      to purchase our common stock; and

    - reflects a       for 1 common stock split to be effected immediately prior
      to the effective date of the registration statement of which this prospectus is a part.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

    The following pro forma financial information is derived from our unaudited pro forma financial statements contained under "Unaudited Pro Forma Financial Information." The unaudited pro forma financial statements are based on our historical financial statements included elsewhere in this prospectus and adjusted to give effect to the following, which we refer to as the 2000
Acquisition:

    - the acquisition of Tech-Sym Corporation (which produces products in our Electronic Combat Systems segment and our Communications and Surveillance Systems segment) on September 29, 2000, including the concurrent sale of two subsidiaries of the acquired company, and

    - the financing of the acquisition.

The pro forma financial statements give effect to the 2000 Acquisition as if it had occurred as of January 1, 2000. The historical information set forth for the nine months and twelve months ended September 28, 2001 is included for comparison purposes. The information for the twelve months ended September 28, 2001 has been derived by adding together our historical operating results for the four fiscal quarters ended September 28, 2001.

    The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The pro forma financial statements do not purport to represent what our results of operations would actually have been had the 2000 Acquisition in fact occurred on January 1, 2000 or to project our results of operations for any future period.

                                                     PRO FORMA                                HISTORICAL
                                      ---------------------------------------   ---------------------------------------
                                                                      NINE MONTHS ENDED                TWELVE MONTHS
                                          YEAR ENDED       ---------------------------------------         ENDED
                                      DECEMBER 31, 2000    SEPTEMBER 29, 2000   SEPTEMBER 28, 2001   SEPTEMBER 28, 2001
                                      ------------------   ------------------   ------------------   ------------------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS INFORMATION:
Contract revenue....................       $266,956             $193,621             $189,261             $262,596
Contract costs......................        194,864              142,836              134,306              186,334
                                           --------             --------             --------             --------
  Gross profit......................         72,092               50,785               54,955               76,262
Selling, general and administrative
  expenses..........................         43,878               36,634               25,543               32,787
Research and development and bid and
  proposal expenses.................         10,015                7,163                9,786               12,638
Amortization expense................          7,278                4,477                5,479                8,280
                                           --------             --------             --------             --------
  Income from operations............       $ 10,921             $  2,511             $ 14,147             $ 22,557
                                           ========             ========             ========             ========
OTHER FINANCIAL INFORMATION:
EBITDA (1)..........................       $ 32,310             $ 18,348             $ 27,583             $ 41,545
                                           ========             ========             ========             ========

--------------------------

(1) EBITDA represents income from operations plus depreciation and amortization expense. EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements and because certain covenants in our existing senior secured credit facility are based upon similar measures. Our EBITDA is not necessarily comparable to other similarly titled captions used by other companies.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth certain of our historical financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1999 and December 31, 2000 (except for funded backlog) are derived from, and should be read in conjunction with, our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial information as of and for the nine month periods ended September 29, 2000 and September 28, 2001 (except for funded backlog) are derived from, and should be read in conjunction with, our unaudited consolidated financial statements included elsewhere in this prospectus. Interim results for the nine months ended September 28, 2001 are not necessarily indicative of, and are not projections for, the results expected for the full fiscal year. We made a number of significant acquisitions in 1999 and 2000, including the acquisition of Tech-Sym Corporation on September 29, 2000. As a result, our operating results for periods subsequent to September 29, 2000 are not directly comparable to periods prior thereto.

                                                               YEAR ENDED                  NINE MONTHS ENDED
                                                       ---------------------------   -----------------------------
                                                       DECEMBER 31,   DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                                                           1999           2000           2000            2001
                                                       ------------   ------------   -------------   -------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS INFORMATION:
Contract revenue.....................................    $102,232       $180,573       $107,238        $189,261
Contract costs.......................................      78,493        130,459         78,431         134,306
                                                         --------       --------       --------        --------
  Gross profit.......................................      23,739         50,114         28,807          54,955
Selling, general and administrative expenses.........       8,098         20,543         13,299          25,543
Research and development and bid and proposal
  expenses...........................................       4,412          8,767          5,915           9,786
Amortization expense.................................       3,151          5,823          3,022           5,479
                                                         --------       --------       --------        --------
  Income from operations.............................       8,078         14,981          6,571          14,147
Interest expense.....................................       5,233         10,064          5,819          14,883
Other income.........................................                                                       277
                                                              ---            ---            ---
                                                                                                       --------
                                                         --------       --------       --------
  Income (loss) before income tax expense and
    extraordinary loss...............................       2,845          4,917            752            (459)
Income tax expense...................................       1,699          3,386            985           1,294
                                                         --------       --------       --------        --------
  Income (loss) before extraordinary loss............       1,146          1,531           (233)         (1,753)
Extraordinary loss on early extinguishment of debt...       1,762            926            926
                                                                                                            ---
                                                         --------       --------       --------
                                                                                                       --------
  Net income (loss)..................................    $   (616)      $    605       $ (1,159)       $ (1,753)
                                                         ========       ========       ========        ========
PER SHARE DATA:
Basic earnings (loss) per share......................    $              $              $               $
Diluted earnings (loss) per share....................    $              $              $               $
Basic weighted average number of shares..............
Diluted weighted average number of shares............

OTHER FINANCIAL INFORMATION:
Funded backlog at period end (1).....................    $123,727       $202,495       $226,076        $237,929
Net cash provided by (used in):
  Operating activities...............................       5,162        (15,354)        (8,051)          3,178
  Investing activities...............................     (55,289)      (110,638)      (108,060)         (3,883)
  Financing activities...............................      52,916        128,141        120,091          (3,142)
Depreciation and amortization........................       5,267         12,674          7,122          13,436
Capital expenditures.................................      (1,657)        (5,178)        (2,600)         (3,883)
EBITDA (2)...........................................      13,345         27,655         13,693          27,583

                                                              AS OF SEPTEMBER 28, 2001
                                                              ------------------------
                                                                          AS ADJUSTED
                                                                            FOR THE
                                                               ACTUAL      OFFERING
                                                              --------   -------------
BALANCE SHEET INFORMATION:
Working capital.............................................  $ 77,947     $
Total assets................................................   281,371
Total debt..................................................   175,117
Stockholders' equity........................................    47,837

--------------------------

(1) We define backlog as the value of contract awards and orders received from customers, which have not been recognized as sales. Funded backlog refers to contract awards for which the customer has obligated funds.

(2) EBITDA represents income from operations plus depreciation and amortization expense. EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements and because certain covenants in our existing senior secured credit facility are based upon similar measures. Our EBITDA is not necessarily comparable to other similarly titled captions used by other companies.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS BEFORE DECIDING TO PURCHASE ANY SHARES OF OUR COMMON STOCK.

RISKS RELATING TO OUR BUSINESS

WE RELY ON SALES TO U.S. GOVERNMENT ENTITIES. THE LOSS OF SUCH CONTRACTS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    Our sales are predominantly derived from contracts with agencies of, and prime contractors to, the Department of Defense, or DoD, and other agencies of the U.S. Government. Approximately 71% of our sales for the twelve months ended September 28, 2001, were made directly or indirectly to the U.S. Government. The loss of all or a substantial portion of our sales to the U.S. Government would have a material adverse effect on our results of operations and cash flow. In addition, although the U.S. Government has historically awarded certain programs to us on a sole-source basis, it may in the future determine to open these programs to a competitive bidding process.

    Historically, our technology has been developed substantially through research and development incurred in connection with long-term development contracts, a substantial portion of which was funded either directly by our customers or indirectly through recovery of such costs under U.S. Government contracts. If we lose some or all of our government contracts, we cannot assure you that we will be able to maintain the same level of funding for research and development in the future.

    Many of our products are designed solely for and are only usable on specific U.S. Government platforms. If the U.S. Government terminates those platforms, we will be forced to cease production of these products.

A REDUCTION IN THE U.S. DEFENSE BUDGET OR A LOSS IN OUR RELATIONSHIP WITH THE U.S. GOVERNMENT WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    The funding of defense programs competes with nondefense spending of the U.S. Government. Budget decisions made by the U.S. Government are outside of our control and have long-term consequences for our business. A substantial shift in government defense spending to programs in which we are not involved or a material reduction in U.S. Government defense spending generally would have a material effect on our results of operations and financial results.

    In addition, any significant disruption or deterioration of our relationship with the U.S. Government would significantly reduce our revenue. Our competitors continuously engage in efforts to expand their business relationships with the U.S. Government at our expense and are likely to continue their efforts in the future. The U.S. Government may choose to use other defense contractors for its limited number of defense programs.

OUR GOVERNMENT CONTRACTS CONTAIN UNFAVORABLE PROVISIONS AND ARE SUBJECT TO
  AUDIT.

    Companies engaged primarily in providing defense-related equipment and services to the U.S. Government are subject to business risks peculiar to the defense industry, including the ability of the U.S. Government to unilaterally

    - suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations,

    - terminate existing contracts,

    - reduce the value of existing contracts,

    - mandate us to enter into and perform a contract,

    - audit our contract-related costs and fees, including allocated indirect costs, and

    - control and potentially prohibit the export of our products.

    All U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Under termination for default provisions, the contractor is liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source. Our contracts with foreign governments generally contain similar provisions relating to termination at the convenience of the customer.

    The U.S. Government periodically reviews our performance on their contracts and audits the costs incurred by us with respect to their contracts. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of goodwill, portions of research and development costs and certain marketing expenses, may not be reimbursable. Further, as a U.S. Government contractor, we are subject to investigation, legal action and liabilities that would not apply if we were contracting with a non-governmental purchaser.

GOVERNMENT CONTRACTS ARE SUBJECT TO COMPETITIVE BIDDING. IF WE ARE UNABLE TO SUCCESSFULLY COMPETE IN THE BIDDING PROCESS, OUR RESULTS OF OPERATIONS WILL SUFFER.

    We obtain many of our U.S. Government contracts through a competitive bidding process. We cannot assure you that we will win competitively awarded contracts or that awarded contracts will be profitable. We are also subject to risks associated with

    - the frequent need to bid on programs in advance of the completion of their designs, which may result in unforeseen technological difficulties or cost overruns,

    - the substantial time and effort required to prepare bids and proposals for competitively awarded contracts that may not be awarded to us,

    - rapid technological obsolescence, and

    - the constant need for design improvement.

OUR FIXED-PRICE AND COST-PLUS CONTRACTS COULD SUBJECT US TO LOSSES IN THE EVENT THAT WE HAVE COST OVERRUNS.

    We provide our products and services primarily through fixed-price or cost-plus contracts. Fixed-price contracts provided approximately 72% of our revenue for the nine months ended September 28, 2001. In a fixed-price contract, the price is not subject to adjustment based on cost incurred to perform the required work under the contract. Therefore, we fully absorb cost overruns on fixed-price contracts, thereby reducing our profit margin. Cost overruns may result in a loss. Further risks associated with fixed-price contracts include the difficulty of estimating sales and costs that are related to performance in accordance with contract specifications and the possibility of obsolescence in connection with long-term procurements. Any failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract can reduce our profitability or cause a loss.

    Cost-plus contracts provided approximately 28% of our revenue for the nine months ended September 28, 2001. In a cost-plus contract, we are reimbursed for allowable incurred costs plus a fee, which may be fixed or variable. The price on a cost-plus contract is based on allowable cost incurred but generally is subject to contract funding limitations. U.S. Government regulations require that we notify our customer of any cost overruns or underruns on a cost-plus contract. If we incur costs in excess of the funding limitation specified in the contract, we may not be able to recover those cost overruns.

WE RECORD SALES USING THE PERCENTAGE-OF-COMPLETION METHOD. ERRORS IN OUR ESTIMATES OF PERCENTAGE-OF-COMPLETION OR COSTS COULD ADVERSELY AFFECT OUR QUARTERLY OR ANNUAL FINANCIAL RESULTS OR REQUIRE A RESTATEMENT OF OUR FINANCIAL STATEMENTS.

    We record sales and profits on substantially all of our contracts using the percentage-of-completion method of accounting. As a result, revisions made to our estimates of sales and profits are recorded in the period in which the conditions that require such revisions become known to us and can be estimated. Although we make provisions for losses for our fixed-price and cost-plus contracts in our financial statements, as required under U.S. generally accepted accounting principles, we cannot assure you that our contract loss provisions, which are based on estimates, will be adequate to cover all actual future losses or that we will not be required to restate prior period quarterly or annual financial statements.

TERMINATION OF OUR BACKLOG OF ORDERS COULD NEGATIVELY IMPACT OUR SALES.

    We currently have a substantial backlog of orders, primarily under contracts with the U.S. Government. The U.S. Government may unilaterally modify or terminate these contracts. Accordingly, most of our backlog could be modified or terminated by the U.S. Government. We cannot assure you that our existing backlog will result in sales or that any such sales will be profitable.

THE U.S. GOVERNMENT'S RIGHT TO USE TECHNOLOGY DEVELOPED BY US LIMITS OUR INTELLECTUAL PROPERTY RIGHTS.

    We seek to protect the competitive benefits we derive from our patents, proprietary information and other intellectual property. However, we do not have the right to prohibit the U.S. Government from using certain technologies developed by us or to prohibit third party companies, including our competitors, from using those technologies in providing products and services to the U.S. Government. The U.S. Government has the right to royalty-free use of technologies that we have developed under government contracts. We are free to commercially exploit those government-funded technologies and may assert our intellectual property rights to seek to block other non-government users thereof, but we cannot assure you we could successfully do so.

INTENSE COMPETITION IN OUR INDUSTRY COULD LIMIT OUR ABILITY TO ATTRACT AND
  RETAIN CUSTOMERS.

    The electronics equipment industry as a whole, and the market for defense applications in particular, is highly competitive. We expect that the DoD's increased use of commercial off-the-shelf products and components in military equipment will continue to encourage new competitors to enter the market. Our ability to compete for defense contracts largely depends on

    - the effectiveness and innovations of our research and development programs,

    - our ability to offer better performance than our competitors at a lower cost to the U.S. Government, and

    - the readiness of our facilities, equipment and personnel to undertake the programs for which we compete.

    In some instances, the U.S. Government directs all work for a particular project to a single supplier through a sole-source contract. In such cases, other suppliers who may otherwise be able to compete for the programs involved can only do so if the U.S. Government chooses to reopen the particular program to competition. Additionally, many of our competitors are larger than we are and have substantially greater financial and other resources.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO DEVELOP NEW TECHNOLOGIES THAT ACHIEVE MARKET ACCEPTANCE.

    The electronics equipment industry is characterized by rapid technological changes, frequent new product introductions, changes in customer requirements and evolving standards. Our failure to predict accurately the needs of our customers and prospective customers (including, directly and indirectly, the U.S. Government), and to develop products or product enhancements that address those needs and these evolving standards, may result in the loss of current customers or the inability to secure prospective customers. While we intend to continue investing in product and technology development, our products could quickly become obsolete as new technologies and standards are introduced and adopted. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or acceptance of new products and enhancements. Furthermore, while we intend to capitalize on the diverse technologies, expertise and relationships existing across our business, we may not, in fact, be able to develop the new products and new business opportunities that we expect.

WE MAY HAVE DIFFICULTY CONTINUING TO IDENTIFY, MAKE AND SUCCESSFULLY INTEGRATE ACQUISITIONS, WHICH COULD LIMIT OUR GROWTH.

    Historically, our growth has been fueled to a substantial degree by strategic acquisitions, and we expect to continue to grow our business in this way. We cannot assure you, however, that we will be able to identify suitable acquisition candidates or be able to acquire their companies on reasonable terms or at all. If we make additional acquisitions, we cannot be sure that any benefits anticipated from the acquisitions will actually be realized. In addition, we cannot be sure that we will be able to obtain additional financing for acquisitions or that such additional financing would be permitted by the terms of our outstanding indebtedness.

    The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt and related interest expense as well as contingent liabilities. We consider and execute strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. We regularly evaluate potential acquisitions and joint venture transactions, although we are not currently party to any binding acquisition agreement or commitment.

OUR INTERNATIONAL BUSINESS IS SUBJECT TO RISKS.

    For the fiscal years ended December 31, 1999 and 2000 and the twelve months ended September 28, 2001 direct sales to non-U.S. customers comprised approximately 7%, 13% and 21%, respectively, of our total contract revenue. International contracts are subject to numerous risks, including:

    - political and economic instability in foreign markets;

    - restrictive trade policies of the U.S. Government and foreign governments;

    - inconsistent product regulation by foreign agencies or governments;

    - imposition of product tariffs and burdens; and

    - costs of complying with a wide variety of international and U.S. export laws and regulatory requirements, particularly those relating to complying with the Foreign Corrupt Practices Act.

    We typically receive advance payments from our international customers ranging from approximately 5% to 25% of the total contract value. We generally provide performance bonds or letters of credit to guarantee our performance of the foreign contract. Our customers may draw down on our letters of credit or performance bonds if we default under the contract.

    For direct international sales we are required to have export licenses for many of our products and systems. There can be no assurance that we will be able to continue to obtain the necessary export licenses. The failure to receive these required licenses could materially reduce our ability to sell our products outside the United States. It may also constitute a default under a foreign contract where the failure to receive an export license precludes our performance. There can be no assurance that we will be able to compete successfully in international markets or that our international sales will be profitable. Although, historically most of our contract revenue have been denominated in U.S. dollars, we intend to enter into Euro-denominated contracts in the future. Accordingly, we will have significant exposure to fluctuations in the Euro.

OUR DEBT AGREEMENTS MAY RESTRICT OUR ABILITY TO FINANCE OUR FUTURE OPERATIONS AND, IF WE ARE UNABLE TO MEET CERTAIN FINANCIAL RATIOS, COULD CAUSE OUR DEBT TO BE ACCELERATED.

    We are currently in negotiations to obtain new credit facilities. We expect that our new credit facilities will contain a number of covenants that, among other things, restrict our ability to:

    - sell assets;

    - incur more indebtedness;

    - pay dividends;

    - make investments or acquisitions;

    - repurchase or redeem capital stock;

    - engage in mergers or consolidations; and

    - engage in transactions with affiliates.

    These restrictions could hurt our ability to finance our future operations or our capital needs or to engage in other business activities that may be in our interest. In addition, we expect our new credit facilities will require us to comply with specified ratios and tests, including leverage, fixed charge coverage and interest coverage ratios and a consolidated capital expenditure test. Our ability to comply with these ratios and tests may be affected by events beyond our control. A breach of any of these agreements or our inability to comply with the required financial ratios or limits could result in a default, which would permit our lenders to

    - declare all our debt under the new credit facilities and any related accrued interest and fees to be due and immediately payable, and

    - require us to apply all of our available cash to repay our debt.

    Even if we do not enter into the new credit facilities, our existing senior secured credit facility contains similar restrictions, requirements and terms.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT AND TECHNICAL PERSONNEL, WE MAY BECOME UNABLE TO OPERATE OUR BUSINESS EFFECTIVELY.

    Our future success depends to a significant degree upon the continued contributions of our management, including Mr. Thomas J. Keenan, our CEO, and our ability to attract and retain other highly qualified management and technical personnel, including technical personnel with security clearances required for classified work. We face competition for management and technical personnel from other companies and organizations. Failure to attract and retain such personnel would damage our operations and prospects.

ENVIRONMENTAL LAWS AND REGULATIONS MAY SUBJECT US TO SIGNIFICANT COSTS AND
  LIABILITIES.

    Our operations include (and those of past operators at our sites have included) the use, generation and disposal of hazardous materials. We are subject to various U.S. federal, state and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. We could incur substantial costs, including cleanup costs, civil or criminal fines or sanctions and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws and regulations or the non-compliance with the environmental permits required at our facilities.

    These laws, regulations and permits also could require the installation of costly pollution control equipment or operational changes to limit pollution emissions or decrease the likelihood of accidental releases of hazardous substances. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination at our or other sites or the imposition of new cleanup requirements could require us to incur future costs that would have a negative effect on our results of operations or cash flow.

RISKS RELATED TO THIS OFFERING

PURCHASERS OF OUR COMMON STOCK WILL EXPERIENCE DILUTION.

    If you purchase our common stock, you will experience immediate dilution in
net tangible book value per share of approximately $      (assuming an initial
public offering price of $      per share, the midpoint of the range set forth
on the cover page of this prospectus) using our net tangible book value at September 28, 2001, and assuming no exercise of the over-allotment options by the underwriters.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD LOWER THE STOCK
  PRICE.

    We may sell additional shares of common stock in subsequent public offerings. We may also issue additional shares of common stock to finance future acquisitions, including acquisitions larger than those we have done in the past. As of September 28, 2001, all of our outstanding common stock was held by IDT Holding, L.L.C., and warrants to acquire an additional 11.5% of our common stock were held by five financial institutions. The holders of these shares and warrants are parties to registration rights agreements that allow such holders the right to require us to effect the registration of their shares of common stock. In addition, if we propose to register any of our common stock under the Securities Act, whether for our own account or otherwise, those holders are entitled to include their shares of common stock in that registration. IDT Holding, L.L.C., the institutions holding the warrants and the underwriters have agreed to a "lock-up" period, meaning that IDT Holding, L.L.C. and the warrant holders may not sell any of their shares or exercise their warrants or any registration rights without the prior consent of Credit Suisse First Boston Corporation until 180 days after the date of this prospectus. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise of warrants or in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

VERITAS CAPITAL MANAGEMENT, L.L.C. CONTROLS US AND MAY HAVE CONFLICTS OF INTEREST WITH OTHER STOCKHOLDERS IN THE FUTURE.

    IDT Holding, L.L.C. currently owns 100%, and upon consummation of this
offering will own   %, of our common stock. As a result, IDT Holding, L.L.C.
will be able to control all matters presented to our stockholders for approval, including election and removal of our directors and change of control transactions. In addition, our organizational documents permit stockholder action by written consent of stockholders holding a majority of the shares entitled to vote. Consequently, IDT Holding, L.L.C. will be able to act on behalf of all of our stockholders, without the matter being submitted to a vote at a stockholders' meeting. The Veritas Capital Fund, L.P. controls the voting of the shares of our common stock held by IDT Holding, L.L.C. and, in turn, is controlled by Veritas Capital Management, L.L.C., the managing members of which are Messrs. Robert B. McKeon and Thomas J. Campbell. Both Mr. McKeon and
Mr. Campbell are members of our board of directors and participate on the board's executive committee. Messrs. McKeon and Campbell will have significant influence on our overall operations and strategy and may not necessarily act in accordance with the best interests of all other stockholders. We cannot assure you that the interests of IDT Holding, L.L.C. or The Veritas Capital Fund, L.P. will coincide with the interests of the other holders of our common stock. To the extent that conflicts of interest may arise, IDT Holding, L.L.C. and The Veritas Capital Fund, L.P. may resolve those conflicts in a manner adverse to us.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

    The market price of our common stock could fluctuate significantly as a result of:

    - our quarterly or annual earnings or those of other defense electronics companies;

    - the public's reaction to our press releases, our other public announcements and our filings with the SEC;

    - changes in earnings estimates or recommendations by research analysts;

    - changes in general conditions in the U.S. and global economy, financial markets or defense industry;

    - natural disasters; and

    - other developments affecting us or our competitors.

    In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

DELAWARE LAW AND OUR CHARTER DOCUMENTS MAY IMPEDE OR DISCOURAGE A TAKEOVER, WHICH COULD CAUSE THE MARKET PRICE OF OUR SHARES TO DECLINE.

    The anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. Our board of directors also has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. In addition, we have adopted a rights plan that grants existing stockholders the right to purchase additional shares of us at preferential prices in the event of a hostile attempt to acquire control of us. Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors serving staggered three-year terms and restrictions on who may call a special meeting of stockholders. Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock and certain provisions of our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock.

THERE IS NO EXISTING MARKET FOR OUR COMMON STOCK, AND WE DO NOT KNOW IF ONE WILL DEVELOP TO PROVIDE YOU WITH ADEQUATE LIQUIDITY.

    There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on The New York Stock Exchange or otherwise or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains some forward-looking statements including, in particular, statements about our plans, strategies and prospects. We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions in this prospectus to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Our actual results could differ materially from those projected in the forward-looking statements.

    Our forward-looking statements are subject to risks and uncertainties, including:

    - our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget;

    - our ability to obtain future government contracts on a timely basis;

    - the availability of government funding and customer requirements;

    - general economic conditions, the competitive environment of the defense industry, international business and political conditions and timing of awards and contracts; and

    - the other factors described under the heading "Risk Factors."

    As for the forward-looking statements that relate to future financial results and other projections, actual results could be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than anticipated. Given these uncertainties, you should not place any reliance on forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We expressly disclaim any duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus, in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events except to the extent required by applicable securities laws.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds from this offering of
approximately $      (assuming an initial public offering price of $  per share, the midpoint of the range set forth on the cover page of this prospectus) and after deducting underwriting discounts and other estimated expenses payable by
us. This amount will be approximately $      million if the underwriters fully
exercise their over-allotment option.

    We intend to use the net proceeds of this offering to repay all of our senior subordinated notes and a portion of our indebtedness then outstanding under our existing senior secured credit facility and to pay a transaction advisory fee to The Veritas Capital Fund, L.P. in the amount of $1.5 million. The balance of the net proceeds will be available for working capital and other general corporate purposes, including potential acquisitions. On September 28, 2001, we had outstanding $51.3 million of senior subordinated notes, which mature on December 31, 2007 and which we may prepay at 105% of the principal amount. Our senior subordinated indebtedness bears interest at 12% per annum. Also on September 28, 2001, we had outstanding $129.9 million of indebtedness under our existing senior secured credit facility, which bore interest rates between 6.4% and 7.04% per annum and which comprises a Tranche A term loan, a Tranche B term loan and a revolving credit line. The Tranche A term loan matures on September 15, 2005, the Tranche B term loan matures on September 15, 2006 and the revolving credit line matures on September 29, 2005. We may prepay the loans under our existing senior secured credit facility at any time. We are currently in negotiations to replace our existing senior secured credit facility with a new senior secured credit facility, which will provide for aggregate borrowings of up to $130 million. We expect to close on our new senior secured credit facility simultaneously with the closing of this offering. The new senior secured credit facility will consist of a $45 million revolving loan and an $85 million term loan. This offering is not contingent upon closing the new senior secured credit facility. In addition, we are also in negotiations to establish an $80 million acquisition facility. We expect the new credit facilities to have customary terms and conditions, including requirements that we meet certain financial ratios in order to draw upon the facilities.

                                DIVIDEND POLICY

    We have never paid dividends on our capital stock. We currently intend to retain future earnings to finance the growth and development of our business, and we do not anticipate paying any dividends in the foreseeable future. In addition, we expect that our new credit facilities will contain restrictions on our ability to pay dividends. Any decision to declare and pay dividends will be made at the discretion of our board of directors, after taking into account our financial results, capital requirements and other factors they may deem relevant.

                                 CAPITALIZATION

    The following table sets forth our cash and our capitalization as of September 28, 2001:

       - on an actual basis; and

       - on an adjusted basis, giving effect to the sale of       shares of our
         common stock in this offering (at an assumed initial public offering price of $ share, the midpoint of the range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and other estimated offering expenses, and the application of such proceeds as discussed under "Use of Proceeds."

You should read this table together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our consolidated financial statements included elsewhere in this prospectus.

                                                                SEPTEMBER 28, 2001
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $  1,091     $
                                                              ========     ========
Long-term debt, including current portion:
  Senior credit facilities(1)...............................  $129,908     $
  12% senior subordinated notes due 2007....................    51,250
    less unamortized discount of attached warrants..........    (6,041)
                                                              --------     --------
      Total long-term debt, including current portion.......   175,117
                                                              --------     --------
Stockholders' equity(2):
  Common stock, $.01 par value, 100,000 shares authorized
    (      shares issued and outstanding);       shares
    authorized (      shares issued and outstanding) as
    adjusted................................................         1
  Additional paid-in capital................................    54,569
  Accumulated (deficit).....................................    (1,739)
  Accumulated other comprehensive (loss)....................    (4,994)
                                                              --------     --------
      Total stockholders' equity............................    47,837
                                                              --------     --------
        Total capitalization................................  $222,954     $
                                                              ========     ========

------------------------------

(1) On September 29, 2000, we entered into a $170 million senior secured credit facility consisting of a $45 million revolving credit loan, a $50 million Tranche A term loan and a $75 million Tranche B term loan. Outstanding balances under our existing senior secured credit facility as of September 28, 2001, consist of $10.5 million under the revolving credit loan, $45 million under the Tranche A term loan and $74.4 million under the Tranche B term loan.

(2) The information provided in the above table excludes:

       - shares of common stock issuable upon exercise of warrants outstanding at September 28, 2001; and

       - up to       shares of common stock that may be issued by us pursuant to the underwriters' over-allotment option.

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after the offering. The net tangible book value of our common stock
as of September 28, 2001 was approximately $      million or $      per share.
Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of shares of common stock offered
by this prospectus, at an assumed initial public offering price of $      per
share (the midpoint of the range set forth on the cover page of this prospectus) and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value would have been approximately $
million, or $      per share. This represents an immediate increase in net
tangible book value of $      per share to existing stockholders and an
immediate dilution in net tangible book value of $      per share to new
investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share.............             $
  Net tangible book value per share as of September 28,
    2001....................................................  $
  Increase in net tangible book value per share attributable to new investors........................................
                                                              -------
Net tangible book value per share after the offering........
                                                                         -------
Dilution per share to new investors.........................             $
                                                                         =======

    The following table summarizes as of September 28, 2001, the number of shares of common stock issued by us, the total consideration paid to us and the average price per share paid by existing stockholders and the average price per share paid by new investors:

                                                 SHARES PURCHASED     TOTAL CONSIDERATION
                                                -------------------   -------------------   AVERAGE PRICE
                                                 NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
                                                --------   --------   --------   --------   -------------
Existing Stockholders.........................                   %     $               %       $
New Investors.................................
                                                 ------     ------     ------     ------
  Total.......................................                100%     $            100%
                                                 ======     ======     ======     ======

    The information in the above tables excludes:

       -       shares of common stock issuable upon exercise of warrants
         outstanding at September 28, 2001 with an exercise price of $      per
         share; and

       - up to       shares of common stock that may be issued by us pursuant to the underwriters' over-allotment option.

    New investors will suffer additional dilution upon exercise of any outstanding options or warrants. At September 28, 2001, assuming exercise of all outstanding warrants and the underwriter's over-allotment option, the net
tangible book value per share would have been $      , representing dilution of
$      per share to new investors.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial statements are based on our historical financial statements included elsewhere in this prospectus and are adjusted to give effect to the following, which we refer to as the 2000
Acquisition:

    - the acquisition of Tech-Sym Corporation (which produces products in our Electronic Combat Systems segment and our Communications and Surveillance Systems segment) on September 29, 2000, including the concurrent sale of two subsidiaries of the acquired company, and

    - the financing of the acquisition.

The unaudited pro forma consolidated statements of operations give effect to the 2000 Acquisition as if it had occurred as of January 1, 2000. The 2000 Acquisition and the related adjustments are described in the accompanying notes.

    The pro forma adjustments are based on available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma consolidated statements of operations provide a detailed discussion of how such adjustments were derived and presented in the pro forma financial statements. The unaudited pro forma financial statements do not purport to represent what our results of operations would actually have been had the 2000 Acquisition occurred on the date indicated, or to project our results of operations for any future period. The pro forma statements of operations do not reflect any synergies or other operating benefits realized from the integration of the 2000 Acquisition.

    The unaudited pro forma financial statements should be read in conjunction with "Selected Historical Financial and Other Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the historical financial statements of Tech-Sym Corporation included elsewhere in this prospectus.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                 CONSOLIDATED     CONTINENTAL        DIVESTED
                                        IDT      TECH-SYM (1)   ELECTRONICS (2)   BUSINESSES (3)   ADJUSTMENTS   PRO FORMA
                                      --------   ------------   ---------------   --------------   -----------   ---------
                                                                         (IN THOUSANDS)
Contract revenue....................  $180,573     $134,703         $22,853           $71,173                    $266,956
Contract costs......................   130,459       95,071          20,977            51,643                     194,864
                                      --------     --------         -------           -------         -----      --------
  Gross profit......................    50,114       39,632           1,876            19,530                      72,092
Selling, general and administrative
  expenses..........................    20,543       26,482           6,723            12,072         $2,052 (4)   43,878
                                                                                                        150 (5)
Research and development and bid and
  proposal expenses.................     8,767        2,546           1,042             2,340                      10,015
Amortization expense................     5,823          414              --                --         1,041 (6)     7,278
                                      --------     --------         -------           -------         -----      --------
  Income (loss) from operations.....    14,981       10,190          (5,889)            5,118        (3,243)       10,921
Interest expense (income)...........    10,064         (972)            (49)              (59)        8,707 (7)    17,809
Other (income) expense..............        --       (5,070)           (500)              171                      (5,741)
                                      --------     --------         -------           -------         -----      --------
  Income (loss) before income tax
    expense and extraordinary
    loss............................     4,917       16,232          (5,340)            5,006       (11,950)       (1,147)
Income tax expense (benefit)........     3,386        6,010            (376)              912        (4,141)(8)     3,967
                                      --------     --------         -------           -------         -----      --------
  Income (loss) before extraordinary
    loss............................  $  1,531     $ 10,222         $(4,964)          $ 4,094        ($7,809)    $ (5,114)
                                      ========     ========         =======           =======         =====      ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2000

                                               CONSOLIDATED     CONTINENTAL        DIVESTED
                                      IDT      TECH-SYM (1)   ELECTRONICS (2)   BUSINESSES (3)   ADJUSTMENTS   PRO FORMA
                                    --------   ------------   ---------------   --------------   -----------   ---------
                                                                       (IN THOUSANDS)
Contract revenue..................  $107,238     $134,703         $22,853           $71,173                    $193,621
Contract costs....................    78,431       95,071          20,977            51,643                     142,836
                                    --------     --------         -------           -------        -------     --------
  Gross profit....................    28,807       39,632           1,876            19,530                      50,785
Selling, general and
  administrative expenses.........    13,299       26,482           6,723            12,072        $ 2,052 (4)   36,634
                                                                                                       150 (5)
Research and development and bid
  and proposal expenses...........     5,915        2,546           1,042             2,340                       7,163
Amortization expense..............     3,022          414              --                --          1,041 (6)    4,477
                                    --------     --------         -------           -------        -------     --------
  Income (loss) from operations...     6,571       10,190          (5,889)            5,118         (3,243)       2,511
Interest expense (income).........     5,819         (972)            (49)              (59)         8,707 (7)   13,564
Other (income) expense............        --       (5,070)           (500)              171                      (5,741)
                                    --------     --------         -------           -------        -------     --------
  Income (loss) before income tax
    expense and extraordinary
    loss..........................       752       16,232          (5,340)            5,006        (11,950)      (5,312)
Income tax expense (benefit)......       985        6,010            (376)              912         (4,141)(8)    1,566
                                    --------     --------         -------           -------        -------     --------
  Income (loss) before
    extraordinary loss............  $   (233)    $ 10,222         $(4,964)          $ 4,094        $(7,809)    $ (6,878)
                                    ========     ========         =======           =======        =======     ========

              See accompanying notes to this unaudited statement.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

    The following is a summary of the estimated pro forma adjustments, based upon available information and upon certain assumptions which we believe are reasonable, that are reflected in our unaudited pro forma consolidated statements of operations:

(1) On September 29, 2000, we acquired Tech-Sym Corporation. The historical results of the acquired company are derived from the consolidated financial statements of Tech-Sym Corporation included elsewhere in this prospectus.

(2) Prior to the 2000 Acquisition, the business conducted in the Continental Electronics division was treated by Tech-Sym Corporation as a discontinued operation. Upon the consummation of the 2000 Acquisition, we decided to keep the business, which is now part of our Communications and Surveillance Systems segment.

(3) Concurrently with the consummation of the 2000 Acquisition, we sold two subsidiaries of Tech-Sym Corporation. Further information with respect to the sale can be found herein under "Transactions with Related Parties--1998, 1999 and 2000 Acquisitions."

(4) As part of the purchase accounting for the 2000 Acquisition, an adjustment of approximately $11.7 million was made to increase the book value of the fixed assets acquired to fair value. This pro forma adjustment reflects the additional depreciation that would have been incurred in the first nine months of 2000 had the fair value adjustment been made on January 1, 2000.

(5) Concurrent with the 2000 Acquisition, the management fees that we were required to pay to Veritas Capital Management, L.L.C., the controlling party of our sole stockholder, were increased by $75,000 per quarter. This pro forma adjustment reflects the additional management fee expenses that we would have incurred had the acquisition occurred on January 1, 2000.

(6) This pro forma adjustment reflects the additional amortization of goodwill that would have been incurred in the first nine months of 2000 had the 2000 Acquisition occurred on January 1, 2000. The total goodwill arising from the 2000 Acquisition was $32.1 million, which is being amortized over a fifteen-year period.

(7) This pro forma adjustment reflects the additional interest expense that would have been incurred in the first nine months of 2000 had an additional $155.0 million of indebtedness incurred in connection with the 2000 Acquisition been outstanding since January 1, 2000.

(8) This pro forma adjustment reflects the reduction in income tax expense had the 2000 Acquisition occurred on January 1, 2000.

         SELECTED HISTORICAL FINANCIAL AND OTHER FINANCIAL INFORMATION

    The following table sets forth our and our predecessor's selected historical and other financial information for the periods indicated. The selected historical information as of December 31, 1997 and for the period from January 11, 1997 to December 31, 1997 is derived from our predecessor's audited financial statements, which are not included in this prospectus. The selected historical information for the period from January 1, 1998 to October 23, 1998 is derived from our predecessor's audited financial statements included elsewhere in this prospectus. The selected historical information for the period from October 24, 1998 to December 25, 1998, is derived from our audited financial statements included elsewhere in this prospectus. The historical financial information as of December 25, 1998 is derived from our audited financial statements, which are not included in this prospectus. The selected historical financial information as of and for the years ended December 31, 1999 and 2000 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial information as of and for the nine months ended September 29, 2000 and September 28, 2001 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In all cases, funded backlog is not derived from our financial statements. In our opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in our unaudited financial statements. Interim results for the nine months ended September 28, 2001 are not necessarily indicative of, and are not projections for, the results to be expected for the full fiscal year. You should read the following selected historical financial and other information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

    Our predecessor company is PEI Acquisitions Corporation ("PAC"), which was incorporated on October 24, 1996 and was inactive until January 10, 1997. On October 23, 1998, PEI Electronics Holding Corp. ("PEH") through its wholly-owned subsidiary PEI Holdings Corp. ("PHC") acquired all of the outstanding common stock of PAC. Subsequently PHC was merged into PAC, and PAC was merged into its wholly-owned subsidiary, PEI Electronics, Inc. On July 20, 1999, PEH changed its name to Integrated Defense Technologies, Inc. On August 6, 1999, we acquired substantially all of the assets and assumed certain liabilities of the Sierra Research division of Sierra Technologies, Inc. and the Zeta division of Sierra Networks, Inc., and on September 29, 2000, we consummated the 2000 Acquisition. Accordingly, the financial statements reflect the results of operations of the acquired entities since their respective dates of acquisition. These acquisitions affect the comparability of the financial data for the periods presented.

                               PREDECESSOR                                          THE COMPANY
                        --------------------------   --------------------------------------------------------------------------
                         PERIOD         PERIOD         PERIOD
                        JANUARY 11,    JANUARY 1,    OCTOBER 24,
                          1997           1998           1998                YEAR ENDED                  NINE MONTHS ENDED
                           TO             TO             TO         ---------------------------   -----------------------------
                        DECEMBER 31,   OCTOBER 23,   DECEMBER 25,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                          1997           1998           1998           1999           2000           2000            2001
                        ------------   -----------   ------------   ------------   ------------   -------------   -------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  OPERATIONS
  INFORMATION:
Contract revenue......    $41,709        $38,796       $ 10,198       $102,232       $180,573       $107,238        $189,261
Contract costs........     31,240         30,302          7,655         78,493        130,459         78,431         134,306
                          -------        -------       --------       --------       --------       --------        --------
  Gross profit........     10,469          8,494          2,543         23,739         50,114         28,807          54,955
Selling, general, and
  administrative
  expenses............      2,854          2,526            713          8,098         20,543         13,299          25,543
Research and
  development and bid
  and proposal
  expenses............      2,112          2,106            592          4,412          8,767          5,915           9,786
Amortization expense..       (137)          (132)           337          3,151          5,823          3,022           5,479
                          -------        -------       --------       --------       --------       --------        --------
  Income from
    operations........      5,640          3,994            901          8,078         14,981          6,571          14,147
Interest expense......        192            257            665          5,233         10,064          5,819          14,883
Other income..........         --            367             --             --             --             --             277
                          -------        -------       --------       --------       --------       --------        --------
  Income (loss) before
    income tax expense
    and extraordinary
    loss..............      5,448          4,104            236          2,845          4,917            752            (459)
Income tax expense....      1,933          1,188            211          1,699          3,386            985           1,294
                          -------        -------       --------       --------       --------       --------        --------
  Income (loss) before
    extraordinary
    loss..............      3,515          2,916             25          1,146          1,531           (233)         (1,753)
Extraordinary loss on
  early extinguishment
  of debt.............         --             --             --          1,762            926            926              --
                          -------        -------       --------       --------       --------       --------        --------
  Net income (loss)...    $ 3,515        $ 2,916       $     25       $   (616)      $    605       $ (1,159)       $ (1,753)
                          =======        =======       ========       ========       ========       ========        ========
PER SHARE DATA:
Basic earnings (loss)
  per share...........                                                $              $              $               $
Diluted earnings
  (loss) per share....                                                $              $              $               $
Basic weighted average
  number of shares....
Diluted weighted
  average number of
  shares..............
OTHER FINANCIAL
  INFORMATION:
Funded backlog at
  period end(1).......    $27,292        $55,489       $ 51,666       $123,727       $202,495       $226,076        $237,929
Net cash provided by
  (used in):
  Operating
    activities........      7,571         (1,121)        (2,648)         5,162        (15,354)        (8,051)          3,178
  Investing
    activities........     (6,540)          (186)       (37,370)       (55,289)      (110,638)      (108,060)         (3,883)
  Financing
    activities........      8,874         (8,598)        40,018         52,916        128,141        120,091          (3,142)
Depreciation and
  amortization........        (87)           (34)           559          5,267         12,674          7,122          13,436
Capital
  expenditures........       (699)          (186)          (256)        (1,657)        (5,178)        (2,600)         (3,883)
EBITDA(2).............      5,553          3,960          1,460         13,345         27,655         13,693          27,583

                                                                               THE COMPANY
                                            PREDECESSOR   ------------------------------------------------------
                                            -----------
                                                                                  AS OF
                                              AS OF       DECEMBER      DECEMBER      DECEMBER      SEPTEMBER
                                            DECEMBER         25,           31,           31,           28,
                                            31, 1997        1998          1999          2000           2001
                                            -----------   -----------   -----------   -----------   ------------
                                                                              (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash and cash equivalents.................    $ 9,905      $     --      $  2,789      $  4,938       $  1,091
Working capital...........................     13,533         9,247        18,131        75,176         77,947
Total assets..............................     20,932        47,353       121,089       284,895        281,371
Total debt................................      4,675        31,741        66,824       177,710        175,117
Stockholder's equity......................      3,497        10,025        29,800        54,584         47,837

--------------------------

(1) We define backlog as the value of contract awards and orders received from customers, which have not been recognized as sales. Funded backlog refers to contract awards for which the customer has obligated funds.

(2) EBITDA represents income from operations plus depreciation and amortization expense. EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements and because certain covenants in our existing senior secured credit facility are based upon similar measures. Our EBITDA is not necessarily comparable to other similarly titled captions used by other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH "SELECTED HISTORICAL FINANCIAL AND OTHER FINANCIAL INFORMATION" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE NOTED, REFERENCES TO THE 1998, 1999 AND 2000 FISCAL YEAR ARE TO OUR FISCAL YEARS ENDED DECEMBER 25, 1998, DECEMBER 31, 1999 AND DECEMBER 31, 2000, RESPECTIVELY. OUR RESULTS FOR 1998 ARE PRESENTED ON A COMBINED BASIS, COMBINING THE OPERATING RESULTS FOR OUR PREDECESSOR COMPANY FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 23, 1998 WITH OUR OPERATING RESULTS FROM OCTOBER 24, 1998 TO DECEMBER 25, 1998.

OVERVIEW

    We are a leading designer and developer of advanced electronics and technology products to the defense and intelligence industries. Our products are installed on or used in support of a broad array of military platforms in order to enhance their operational performance or extend their useful life. We derived approximately 61% of our revenue for the nine months ended September 28, 2001 from sole-source contract relationships on programs that comprise essential components of the military's force structure. Our customers include all branches of the military services, major domestic prime defense contractors (such as The Boeing Company, General Dynamics, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company and United Defense Industries, Inc.), foreign defense contractors, foreign governments and U.S. Government agencies. For the twelve months ended September 28, 2001, we generated revenue of $262.6 million and EBITDA of $41.5 million.

    A substantial portion of our revenue is derived from programs funded by the DoD. Our revenue from direct and indirect U.S. Government business represented approximately 71% of our revenue for the twelve months ended September 28, 2001, approximately 84% of our revenue for the year ended December 31, 2000, approximately 92% of our revenue for the year ended December 31, 1999, and approximately 95% of our revenue for the year ended December 25, 1998. A significant portion of our sales are derived from strategic, long-term programs and from programs for which we are the incumbent supplier or have been the sole provider for many years. Approximately 61% of our sales for the nine months ended September 28, 2001 were generated from sole-source contract relationships.

    Our contracts typically fall into two categories: cost-plus and fixed-price contracts. Our contracts for research, engineering, prototypes, repair and maintenance and some other matters are typically cost-plus arrangements. Our customer-funded research and development costs are typically included in our contracts and booked as costs of goods sold.

    In a fixed-price contract, the price is not subject to adjustment based on cost incurred to perform the required work under the contract. In a cost-plus contract, we are reimbursed for allowable incurred costs plus a fee, which may be fixed or variable. The price on a cost-plus contract is based on allowable cost incurred, but generally is subject to contract funding limitations. Under fixed-price contracts we agree to perform for a predetermined contract price. Although our fixed-price contracts generally permit us to keep profits if costs are less than projected, we bear the risk that increased or unexpected costs may reduce profit or cause us to sustain losses on the contracts. Generally, fixed-price contracts offer higher margins than cost-plus type contracts. For the nine months ended September 28, 2001 and the year ended December 31, 2000, we generated approximately 72% of our sales from fixed-price contracts and approximately 28% from cost-plus contracts, providing us with a mix of higher profit margin (fixed-price) business and predictable profitability (cost-plus) business.

    All of our domestic U.S. Government contracts and subcontracts are subject to audit and various cost controls and include standard provisions for termination at the convenience of the U.S. Government. The DoD generally has the right to object to our costs as not allowable or as unreasonable, which can increase the level of costs we bear ourselves. Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year are not available. Foreign government contracts generally include comparable provisions relating to termination at the convenience of the foreign government.

    We use the percentage-of-completion method of accounting for our fixed-price and cost-plus contracts and, therefore, match our contract revenue with the cost incurred on each unit produced at the time we recognize its sale based on our estimate of the gross profit margin we expect to receive over the life of the contract. We currently evaluate our estimates of gross margin on a monthly basis. In addition, we use the cumulative catch-up method to recognize changes in our estimates of sales and gross margins during the period in which those changes are determined. We charge any anticipated losses on a contract to operations as soon as those losses are determined. The principal components of our contract costs are materials, subcontractor costs, labor and overhead. We charge all of these contract costs to the respective contracts as incurred.

    We expense operating costs such as selling, general and administrative, independent research and development costs and bid and proposal costs in the period incurred. The major components of these costs are compensation and overhead. Goodwill and other intangible assets are amortized over their useful lives. Beginning January 1, 2002, we will be subject to a new accounting standard under which we will cease to amortize goodwill, although we will test goodwill periodically for impairment.

    Our results of operations, particularly our revenue, gross profits and cash flows, vary significantly from period to period depending largely upon the timing of our delivery of finished products, the terms of our contracts and our level of export sales. As a result, period-to-period comparisons may show substantial changes disproportionate to our underlying business activity. Accordingly, we do not believe that our quarterly results of operations are necessarily indicative of results for future periods.

CORPORATE HISTORY

    Our initial acquisition (the "1998 Acquisition") was of PEI
Electronics Inc. ("PEI") in October 1998. In August 1999 we acquired (the "1999 Acquisitions") Sierra Research ("Sierra") and Zeta ("Zeta"). In September 2000, we acquired (the "2000 Acquisition") Tech-Sym Corporation, retaining its Metric Systems Corporation ("Metric") subsidiary, including its Continental Electronics division ("Continental"), and its Enterprise Electronics Corporation ("Enterprise") subsidiary and concurrently sold two other subsidiaries of Tech-Sym Corporation to companies owned by The Veritas Capital Fund, L.P. At the same time, we decided to keep Continental and no longer classify it as a discontinued operation. Metric and Sierra are included in our Electronic Combat Systems segment, PEI is included in our Diagnostics and Power Systems segment, and Zeta, Enterprise and Continental are included in our Communications and Surveillance Systems segment. Our historical financial statements reflect the results of operations of the acquired companies from their respective acquisition dates. Accordingly, our financial statements reflect only the results of PEI for the year ended December 25, 1998, the full year results of PEI and the August to December results of Sierra and Zeta for the year ended December 31, 1999, and the full year results of PEI, Sierra and Zeta and the October to December results of Metric, Enterprise and Continental for the year ended December 31, 2000.

    Set forth below is a reconciliation of amounts reported in the financial statements of Tech-Sym Corporation to the operations retained by us. Similar adjustments are applicable to prior periods.

                              TECH-SYM CORPORATION
                      NINE MONTHS ENDED SEPTEMBER 28, 2000

                                                            RECLASSIFICATION
                                                               OF CERTAIN            LESS:
                                               TECH-SYM       DISCONTINUED         OPERATIONS         OPERATIONS
                                             CONSOLIDATED      OPERATIONS      DISPOSED OF BY IDT   RETAINED BY IDT
                                             ------------   ----------------   ------------------   ---------------
Revenues...................................    $134,703         $22,853             $71,173             $86,383
Cost and expenses..........................     124,513          28,742              66,055              87,200
                                               --------         -------             -------             -------
Income (loss) from continuing
  operations...............................    $ 10,190         $(5,889)            $ 5,118             $  (817)
                                               ========         =======             =======             =======

RESULTS OF OPERATIONS

    The following tables summarize our operations information as a percentage of revenue and our segment data for the fiscal years ended December 25, 1998, December 31, 1999 and December 31, 2000, and for the nine months ended
September 29, 2000 and September 28, 2001:

                                                              YEAR ENDED                     NINE MONTHS ENDED
                                                  ----------------------------------   -----------------------------
                                                  DECEMBER 25,      DECEMBER 31,       SEPTEMBER 29,   SEPTEMBER 28,
                                                      1998         1999       2000         2000            2001
                                                  ------------   --------   --------   -------------   -------------
STATEMENT OF OPERATIONS INFORMATION:
Contract revenue................................     100.0%        100.0%     100.0%       100.0%          100.0%
Contract costs..................................      77.5          76.8       72.2         73.1            71.0
                                                     -----        ------     ------       ------          ------
  Gross margin..................................      22.5          23.2       27.8         26.9            29.0
Selling, general and administrative expenses....       6.6           7.9       11.4         12.4            13.5
Research & development and bid & proposal
  expenses......................................       5.5           4.3        4.9          5.5             5.1
Amortization expense............................       0.4           3.1        3.2          2.8             2.9
                                                     =====        ======     ======       ======          ======
  Income from operations........................      10.0%          7.9%       8.3%         6.2%            7.5%
                                                     =====        ======     ======       ======          ======
EBITDA..........................................      11.1%         13.1%      15.3%        12.8%           14.6%
                                                     =====        ======     ======       ======          ======

                                                              YEAR ENDED                     NINE MONTHS ENDED
                                                  ----------------------------------   -----------------------------
                                                  DECEMBER 25,      DECEMBER 31,       SEPTEMBER 29,   SEPTEMBER 28,
                                                      1998         1999       2000         2000            2001
                                                  ------------   --------   --------   -------------   -------------
                                                                            (IN MILLIONS)
OPERATIONS INFORMATION BY SEGMENT:
Revenue
  Electronic Combat Systems.....................     $  --        $ 32.4     $ 84.4       $ 45.8          $ 91.9
  Diagnostics and Power Systems.................      49.0          60.3       60.2         44.3            52.2
  Communications and Surveillance Systems.......        --           9.5       34.8         17.1            44.6
  Other.........................................        --            --        1.2           --             0.6
                                                     -----        ------     ------       ------          ------
Total Revenue...................................     $49.0        $102.2     $180.6       $107.2          $189.3
                                                     =====        ======     ======       ======          ======
Gross Profit
  Electronic Combat Systems.....................     $  --        $  6.9     $ 22.6       $ 11.3          $ 29.7
  Diagnostics and Power Systems.................      11.0          14.4       16.2         13.0            11.2
  Communications and Surveillance Systems.......        --           2.4       10.8          4.5            13.6
  Other.........................................        --            --        0.5           --             0.5
                                                     -----        ------     ------       ------          ------
Total Gross Profit..............................     $11.0        $ 23.7     $ 50.1       $ 28.8          $ 55.0
                                                     =====        ======     ======       ======          ======
EBITDA
  Electronic Combat Systems.....................     $  --        $  4.1     $ 14.8       $  6.1          $ 18.6
  Diagnostics and Power Systems.................       5.4           8.1        8.3          6.5             5.8
  Communications and Surveillance Systems.......        --           1.1        3.9          1.1             3.2
  Other.........................................        --            --        0.7           --              --
                                                     -----        ------     ------       ------          ------
Total EBITDA....................................     $ 5.4        $ 13.3     $ 27.7       $ 13.7          $ 27.6
                                                     =====        ======     ======       ======          ======

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 28, 2001 TO THE NINE MONTHS ENDED SEPTEMBER 29, 2000.

    REVENUE. Our revenue for the nine months ended September 28, 2001 was $189.3 million, representing an increase of $82.0 million, or 76.5%, compared to revenue of $107.2 million for the nine months ended September 29, 2000. The increase in revenue resulted from the 2000 Acquisition, which contributed approximately $90.0 million to revenue of our Electronic Combat Systems and Communications and Surveillance Systems segments. During the nine months ended September 28, 2001, we experienced program award delays in the data link programs which resulted in the deferral of approximately $11.0 million. In addition, we experienced decreases of $5.0 million due to lower sales of microwave subsystems of our Communications and Surveillance Systems segment. These decreases were offset by increases in revenue of approximately
$7.9 million attributable to increased volume in our Reentry System Test Set and Light Armored Vehicle diagnostics programs in our Diagnostics and Power Systems segment.

    GROSS PROFIT. Our gross profit for the nine months ended September 28, 2001 was $55.0 million, representing an increase of $26.1 million, or 90.8%, compared to gross profit of $28.8 million for the nine months ended September 29, 2000. The increase in gross profit resulted from the 2000 Acquisition which contributed $28.5 million to the gross profit of our Electronic Combat Systems and Communications and Surveillance Systems segments. Gross margin increased to 29.0% of revenue for the nine months ended September 28, 2001 from 26.9% for the nine months ended September 29, 2000, primarily as a result of higher margins associated with our weather radar systems products of our Communications and Surveillance Systems segment and a favorable mix of test and training revenue in our Electronic Combat System segment. Gross profit was adversely affected by lower microwave sales volume and by lower capacity utilization in our Communications and Surveillance Systems segment. We had additional decreases due to start-up costs associated with the Power Management program of our Diagnostics and Power Systems segment. These decreases were offset by better than anticipated cost performance in our Aircraft Survivability Equipment Trainer and Station Keeping Equipment follow on programs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses for the nine months ended September 28, 2001 were $25.5 million, representing an increase of $12.2 million, or 92.1%, compared to $13.3 million for the nine months ended September 29, 2000. Selling, general and administrative expenses increased to 13.5% of revenue for the nine months ended September 28, 2001 from 12.4% for the nine months ended September 29, 2000. The increase in selling, general and administrative expenses resulted primarily from the 2000 Acquisition, which added $11.8 million to the selling, general and administrative expenses of our Electronic Combat Systems and Communications and Surveillance Systems segments. In addition, expenses increased by $0.4 million due to severance costs and relocation expenses incurred in connection with staff reductions and a facility relocation in our Communications and Surveillance Systems segment.

    RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses, including bid and proposal expenses, were $9.8 million for the nine months ended September 28, 2001, representing an increase of $3.9 million, or 65.4%, compared to $5.9 million for the nine months ended September 29, 2000. Research and development expenses, including bid and proposal expenses, decreased to 5.1% of revenue for the nine months ended September 28, 2001 from 5.5% for the nine months ended September 29, 2000. The increase in research and development expenses resulted primarily from the inclusion of research and development expenses associated with the 2000 Acquisition.

    AMORTIZATION EXPENSE. Our amortization expense, which includes amortization of goodwill and debt issue costs, was $5.5 million for the nine months ended September 28, 2001, representing an increase of $2.5 million, or 81.3%, compared to amortization expense of $3.0 million for the nine months ended September 29, 2000. The increase in amortization resulted from the inclusion of amortization expense associated with the 2000 Acquisition.

    INCOME FROM OPERATIONS. Our income from operations was $14.1 million or, 7.5% of revenue, for the nine months ended September 28, 2001, representing an increase of $7.6 million, compared to $6.6 million, or 6.2% of revenue, for the nine months ended September 29, 2000. This increase in income from operations resulted from the income earned by the businesses acquired in the 2000 Acquisition, and from the other factors as described above.

    INTEREST EXPENSE. Our interest expense for the nine months ended September 28, 2001 was $14.9 million, representing an increase of $9.1 million compared to interest expense of $5.8 million for the nine months ended September 29, 2000. The increase in interest expense resulted from increased indebtedness associated with our 2000 Acquisition, offset by a decline in the base borrowing rate of our variable rate indebtedness.

    INCOME TAX EXPENSE. The provision for income taxes for the nine months ended September 28, 2001 was $1.3 million on a pretax loss of $0.5 million, compared to $1.0 million on pretax book income of $0.8 million for the nine months ended September 29, 2000. The effective income tax rate in both years exceeded the U.S. federal statutory rate in those years due primarily to non-deductible goodwill amortization arising from the 2000 Acquisition.

    NET INCOME. As a result of the foregoing, we experienced a net loss for the nine months ended September 28, 2001 of $1.8 million, compared to a net loss of $1.2 million for the nine months ended September 29, 2000.

    EBITDA. Our EBITDA was $27.6 million, or 14.6% of revenue, for the nine months ended September 28, 2001, representing an increase of $13.9 million compared to the $13.7 million, or 12.8% of revenue, for the nine months ended September 29, 2000. This increase in EBITDA resulted from the income earned by the businesses acquired in the 2000 Acquisition, and from the other factors as described above.

COMPARISON OF THE FISCAL YEAR ENDED DECEMBER 31, 2000 TO THE FISCAL YEAR ENDED
  DECEMBER 31, 1999.

    REVENUE. Our revenue for 2000 was $180.6 million, representing an increase of $78.3 million, or 76.6%, compared to revenue of $102.2 million for 1999. The increase in revenue resulted from the 2000 Acquisition, which added
$30.9 million to 2000 revenue, and from the full year impact of the 1999 Acquisitions, which contributed $46.4 million in incremental revenue over their 1999 level, affecting both our Electronic Combat Systems and Communications and Surveillance Systems segments. Our increase from the 1999 Acquisitions includes revenue of approximately $8.0 million attributable to increased volume from the Aircraft Survivability Equipment Trainer and Station Keeping Equipment follow on program sales of our Electronic Combat Systems segment.

    GROSS PROFIT. Our gross profit in 2000 was $50.1 million, representing an increase of $26.4 million, or 111.1%, compared to gross profit of $23.7 million in 1999. Gross margin increased to 27.8% of revenue in 2000 from 23.2% in 1999. The increase in gross profit resulted from the 2000 Acquisition, which added $10.8 million to gross profit, and from the full year impact of the 1999 Acquisitions, which contributed $13.3 million in incremental gross profit over their 1999 levels, affecting both our Electronic Combat Systems and Communications and Surveillance Systems segments. Our gross profit also increased due to better than anticipated cost performance in our Aircraft Survivability Equipment Trainer and Station Keeping Equipment follow on programs in our Electronic Combat Systems segment. The increase in gross margin was affected by the 2000 Acquisition, specifically the weather radar systems products of our Communications and Surveillance Systems segment.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses in 2000 were $20.5 million, representing an increase of $12.4 million, or 153.7%, compared to selling, general and administrative expenses of $8.1 million in 1999. Selling, general and administrative expenses increased to 11.4% of revenue in 2000 from 7.9% in 1999. The increase in selling, general and administrative expenses resulted primarily from the 2000 Acquisition, which added $3.7 million to expenses, and from the full year impact of the 1999 Acquisitions, which contributed $7.8 million in incremental expenses over their 1999 level, affecting both our Electronic Combat Systems and Communications and Surveillance Systems segments. Included in these segment increases are $1.9 million representing the full year impact of the establishment of our corporate office staff and corporate infrastructure, which we began in 1999.

    RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses, including bid and proposal expenses, were $8.8 million in 2000, representing an increase of $4.4 million or, 98.7%, compared to research and development expenses, including bid and proposal expenses of $4.4 million in 1999. Research and development expenses, including bid and proposal expenses, increased to 4.9% of revenue in 2000 from 4.3% in 1999. This increase in research and development expenses resulted primarily from the 2000 Acquisition, which contributed
$1.2 million to the increase, and from the full year impact of the 1999 Acquisition, which contributed $2.7 million in incremental expenses over their 1999 levels. The remainder of the increase was due to various small increases in individual programs within our Diagnostics and Power Systems segment.

    AMORTIZATION EXPENSE. Our amortization expense, which includes amortization of goodwill and debt issue costs, was $5.8 million in 2000, representing an increase of $2.6 million compared to amortization expense of $3.2 million in 1999. The increase in amortization resulted from the inclusion of amortization expense associated with the 2000 Acquisition and from the full year impact of the 1999 Acquisitions.

    INCOME FROM OPERATIONS. Our income from operations was $15.0 million, or 8.3% of revenue, in 2000, representing an increase of $6.9 million compared to income from operations of $8.1 million, or 7.9% of revenue, in 1999. This increase in income from operations resulted from the earnings of the businesses acquired in the 2000 Acquisition, from the full year impact of the 1999 Acquisition, and from the other factors described above. The small decrease in operating margin resulted from increased amortization expense as described above.

    INTEREST EXPENSE. Our interest expense in 2000 was $10.1 million, representing an increase of $4.8 million compared to interest expense of $5.2 million in 1999. The increase in interest expense resulted from increased indebtedness associated with our 2000 Acquisition, from the full year impact of interest associated with our 1999 Acquisition, and from an increase of approximately 0.75% in the average rate of interest we paid on outstanding indebtedness in 2000 compared to 1999 resulting from increases in LIBOR rates.

    INCOME TAX EXPENSE. The provision for income taxes in 2000 was $3.4 million, or 68.9% of pretax income, compared to $1.7 million, or 59.7% of pretax income, in 1999. The effective rate of tax in both years exceeded the U.S. federal statutory rate in those years due primarily to non-deductible goodwill amortization arising from the 1999 Acquisitions and 2000 Acquisition.

    EXTRAORDINARY LOSS. In 2000, we incurred an extraordinary loss of $1.5 million, or $0.9 million after tax benefit of the loss, on the early extinguishment of debt under our previously existing senior subordinated note. In 1999, we incurred an extraordinary loss of $2.8 million ($1.8 million after tax benefit of the loss) on the early extinguishment of debt under a previously existing credit facility.

    NET INCOME. As a result of the foregoing, we earned net income of $0.6 million in 2000 compared to a net loss of $0.6 million in 1999.

    EBITDA. Our EBITDA was $27.7 million, or 15.3% of revenue in 2000, representing an increase of $14.4 million compared to EBITDA of $13.3 million, or 13.1% of revenue in 1999. This increase in EBITDA resulted from the earnings of the businesses acquired in the 2000 Acquisition, from the full year impact of the 1999 Acquisitions and from the other factors described above.

COMPARISON OF THE FISCAL YEAR ENDED DECEMBER 31, 1999 TO THE FISCAL YEAR ENDED
  DECEMBER 25, 1998.

    REVENUE. Our revenue for 1999 was $102.2 million, representing an increase of $53.2 million compared to revenue of $49.0 million for 1998. The increase in revenue resulted primarily from the 1999 Acquisitions, which contributed
$42.0 million to 1999 revenue, affecting our Electronic Combat Systems and Communications and Surveillance Systems segments. In addition, our Diagnostics and Power Systems segment revenue increased by $11.2 million attributable to increased sales associated with the technical support re-entry test set programs and from completion of our light armored vehicles mortar and Abrams system enhancement programs.

    GROSS PROFIT. Our gross profit in 1999 was $23.7 million, representing an increase of $12.7 million, or 115.1%, compared to gross profit of $11.0 million in 1998. Gross margin increased to 23.2% of revenue in 1999 from 22.5% in 1998. The increase in gross profit resulted from the 1999 Acquisitions, which contributed $9.3 million to gross profit, affecting our Electronic Combat Systems and Communications and Surveillance Systems segments. The gross margin increase in 1999 resulted from higher margin Light Armored Vehicle Mortar and Direct Support Electrical Systems Test Set TOW missile production programs sales of our Diagnostics and Power Systems segment, and from the 1999 Acquisitions, which included higher margin Aircraft Survivability Equipment Trainer, Station Keeping Equipment follow on programs, and microwave programs sales in our Electronic Combat Systems and Communications and Surveillance Systems segments.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses in 1999 were $8.1 million, representing an increase of $4.9 million, or 150.0%, compared to selling, general and administrative expenses of $3.2 million in 1998. Selling, general and administrative expenses increased to 7.9% of revenue in 1999 from 6.6% in 1998. The increase in selling, general and administrative expenses resulted primarily from the 1999 Acquisitions, which contributed $3.3 million to expenses, affecting our Electronic Combat Systems and Communications and Surveillance Systems segments. The remainder of the increase is due to the creation of the corporate staff and infrastructure in 1999 and to lower level increases in expenses of the Diagnostics and Power Systems segment.

    RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses, including bid and proposal expenses, were $4.4 million in 1999, representing an increase of $1.7 million, or 63.5%, compared to $2.7 million in 1998. Research and development expenses, including bid and proposal expenses decreased to 4.3% of revenue in 1999 from 5.5% in 1998. This increase in research and development expenses resulted primarily from the 1999 Acquisitions, which contributed
$1.4 million to expenses.

    AMORTIZATION EXPENSE. Our amortization expense, which includes amortization of goodwill and debt issue costs, was $3.2 million, in 1999, representing an increase of $3.0 million compared to amortization expense of $0.2 million in 1998. The increase in amortization resulted from the inclusion of amortization expense of $1.3 million associated with the 1999 Acquisitions and the $1.7 million full year impact of the 1998 Acquisition.

    INCOME FROM OPERATIONS. Our income from operations was $8.1 million, or 7.9% of revenue, in 1999, representing an increase of $3.2 million over the $4.9 million or 10.0% of revenue in 1998. This increase in income from operations resulted from the 1999 Acquisitions and from the other factors described above. The decrease in operating margin resulted from increased selling, general and administrative expenses and amortization expense as described above.

    INTEREST EXPENSE. Our interest expense in 1999 was $5.2 million, representing an increase of $4.3 million compared to interest expense of $0.9 million in 1998. The increase in interest expense resulted primarily from increased indebtedness associated with our 1999 Acquisitions and from the full year impact of interest incurred in connection with our 1998 Acquisition.

    INCOME TAX EXPENSE. The provision for income taxes in 1999 was $1.7 million, or 59.7% of pretax income, compared to $1.4 million, or 32.2% of pretax income, in 1998. The effective rate of tax in 1999 exceeded the U.S. federal statutory rate due primarily to nondeductible goodwill amortization resulting from the 1998 and 1999 Acquisitions.

    EXTRAORDINARY LOSS. In 1999, we incurred an extraordinary loss of $2.8 million, or $1.8 million after tax benefit of the loss, on the early extinguishment of debt under the revolving credit and term loan facility in existence just prior to the 1999 Acquisitions. A new credit facility was entered into concurrent with those acquisitions.

    NET INCOME. As a result of the foregoing, we experienced a net loss in 1999 of $0.6 million compared to net income of $2.9 million in 1998.

    EBITDA. Our EBITDA was $13.3 million, or 13.1%, of revenue in 1999, representing an increase of $7.9 million over the $5.4 million, or 11.1% of revenue, in 1998. This increase in EBITDA resulted from the 1999 Acquisitions and from the other factors described above.

LIQUIDITY AND CAPITAL RESOURCES

    We expect to enter into a new senior secured credit facility concurrent with the closing of this offering that will provide for aggregate borrowings of up to $130 million, such credit facility to consist of an $85 million five-year term loan and a $45 million revolving credit facility. In addition, we are also negotiating to obtain an $80 million acquisition facility. We expect the new credit facilities will contain terms and conditions, restrictive covenants and events of default customary for similar facilities. Based on our current level of operations and our anticipated growth, we believe that the cash proceeds from this offering, our cash from operations and other available sources of liquidity, including borrowings under our anticipated credit facilities, will be sufficient to fund our operations for the foreseeable future. If the new senior secured credit facility is not entered into, we will continue to be able to borrow under our existing senior secured credit facility.

    Historically, our primary source of liquidity has been cash provided by operations, derived from our net income plus depreciation and amortization and plus or minus our net investments in working capital from period to period. Our liquidity position is dependent on a number of factors, including the timing of production and delivery on our sales contracts and the timing of our billing and collection activity. Purchase of materials for production and payment for labor and overhead expenses can represent significant advance expenditures for us, and billing to and collection from our customers can lag those expenditures significantly on some longer-term customer contracts. Our billing arrangements include (a) monthly progress payments (typically on fixed-price contracts) in which customers are billed at 80% of incurred cost plus general and administrative expenses but without profit, (b) monthly billing in full at cost incurred plus profit (typically cost-plus contracts), (c) periodic milestone achievement based billing at cost incurred plus profit, and (d) billing at final delivery at cost incurred plus profit. These contracts, some milestone based billing contracts and bill-at-delivery contracts represent a significant required use of working capital for us that must be funded by operations or through external sources.

    Cash provided by operations was $3.2 million for the nine months ended September 28, 2001, representing a decrease in cash usage of $11.3 million compared to cash usage of $8.1 million for the nine months ended September 29, 2000. Due to the seasonality of our business, we typically use cash in the third and fourth quarters of the year due to working capital build-up, and generate cash in the first and second quarters of the year as the working capital build-up is reversed. Cash provided by (used for) operations was ($15.4) million, $5.2 million, and ($3.8) million in 2000, 1999 and 1998, respectively. Our 1998 Acquisition, 1999 Acquisitions and 2000 Acquisition significantly influenced our cash provided by operations. Interest expense related to the 1998 Acquisition, 1999 Acquisitions and 2000 Acquisition, which totaled $0.7 million for 1998, $5.2 million for 1999, $10.1 million for 2000, $5.8 million for the nine months ended September 29, 2000, and $14.9 million for the nine months ended September 28, 2001, are significant factors in our net income and thus our cash from operations. Another significant influence in our cash provided by operations is working capital usage, primarily the level of our unbilled accounts receivable, in which contractual product build and delivery times, materials requirements and customer billing terms can combine to use significant amounts of working capital over the contract periods. For the nine months ended September 28, 2001, such investment in customer contracts required working capital investment of $14.6 million, primarily because of billing terms of various existing contracts in our Electronic Combat Systems segment and Communications and Surveillance segment. Similar investments of working capital occurred in all other periods presented herein, including $11.4 million in the nine months ended September 29, 2000, $17.8 million in 2000, $9.8 million in 1999, and $6.7 million in 1998.

    Capital expenditures for the nine months ended September 28, 2001 were $3.9 million, representing a decrease of $1.3 million compared to capital expenditures of $2.6 million for the nine months ended September 29, 2000. Capital expenditures in 2000, 1999 and 1998 were $5.2 million, $1.7 million, and $0.4 million, respectively. Capital expenditures historically have represented purchases of test equipment, office equipment and building and leasehold improvements and, for 2001, include purchase and implementation of new or upgraded financial and administrative systems. Due to the nature of our business, capital expenditures have historically not been substantial.

    In October 1998 we acquired PEI Electronics, Inc. for a cash purchase price of $37.1 million, including direct acquisition costs. To finance the acquisition and provide initial working capital, we established a revolving credit and term loan agreement with a financial institution, issued a senior subordinated note and received a $10.0 million capital contribution from our sole stockholder. For the period of ownership in 1998, we issued long-term debt, including the senior subordinated note, in the amount of $27.1 million, and borrowed $2.1 million under our revolving credit agreement, all in connection with the acquisition and initial operations.

    In August 1999, we completed the 1999 Acquisitions for a cash purchase price of $53.6 million, including direct acquisition costs. In connection with the 1999 Acquisitions, we refinanced our previously outstanding debt, replaced our revolving credit and term loan facility with an expanded facility and refinanced our previously existing senior subordinated note. We repaid $28.4 million under the old facility, incurred $2.4 million in debt issue costs, borrowed
$67.9 million under the new credit facility and received a $17 million capital contribution from our sole stockholder, all primarily in connection with the acquisition.

    In September 2000, we completed the 2000 Acquisition for a cash purchase price of $135.9 million, including direct acquisition costs and net of proceeds received from the concurrent sale of two subsidiaries of Tech-Sym Corporation. In connection with the acquisition, we refinanced our previously outstanding debt, replaced our revolving credit and term loan facility with an expanded $170 million credit facility comprised of a $125 million term loan facility and a $45 million revolving credit facility and refinanced and substantially modified the terms of our previously existing senior subordinated note, including the issuance of additional warrants to purchase shares of our common stock. We repaid $46.9 million under the old credit facility, incurred
$6.6 million in debt issue costs, borrowed $155.0 million under the new facilities and received a $20.5 million capital contribution from our sole stockholder, all primarily in connection with the acquisition.

    At September 28, 2001, borrowings under the $45 million revolving credit facility were $10.5 million, and borrowings under the $125 million term loan facility were $119.4 million, with a current portion of $8.3 million. We have a substantial amount of indebtedness which was incurred to finance the 1998 Acquisition, the 1999 Acquisitions and the 2000 Acquisition. Debt also has been incurred to finance operations and periodic working capital requirements. The revolving debt and term loans bear interest generally at LIBOR rates plus a margin ranging from 1.5% to 4.0% based on our leverage ratio. At September 28, 2001, these loans bore interest at an average rate of 6.85%. At September 28, 2001, we had $22 million in potential additional borrowings available to us under the revolving credit agreement. Term loans are payable in graduated installments and mature in

September 2005 and September 2006. We also have a senior subordinated note in the face amount of $51.3 million which bears interest at 12% and matures December 31, 2007.

BACKLOG

    We define backlog as the value of contract awards received from customers which have not been recognized as sales. Funded backlog refers to contract awards for which we have received orders and the customer has obligated funds. Unfunded backlog consists of potential product orders relating to existing customer contracts that are the subject of customer options for additional products or potential orders under existing contracts that receive annual or incremental funding. A significant portion of our sales are to prime contractors, the DoD and foreign governments pursuant to long-term contracts. Accordingly, our backlog consists in large part of orders under these contracts. As of September 28, 2001 our funded backlog was approximately $237.9 million, and our total backlog was approximately $388.6 million.

    The following depicts our backlog of orders by business segment as of the dates shown:

                                                                  FUNDED                                     UNFUNDED
                                   ---------------------------------------------------------------------   -------------
                                   DECEMBER 25,        DECEMBER 31,
                                   ------------   ----------------------   SEPTEMBER 29,   SEPTEMBER 28,   SEPTEMBER 28,
                                       1998         1999          2000         2000            2001            2001
                                   ------------   --------      --------   -------------   -------------   -------------
                                                                       (IN MILLIONS)
Electronic Combat Systems........     $   --       $ 54.0        $105.6       $132.5          $120.4          $142.4
Diagnostics and Power Systems....       51.7         44.4          34.3         44.2            64.6              --
Communications and Surveillance
  Systems........................         --         25.3          62.6         49.3            52.9             8.3
                                      ------       ------        ------       ------          ------          ------
  Total backlog..................     $ 51.7       $123.7        $202.5       $226.0          $237.9          $150.7
                                      ======       ======        ======       ======          ======          ======

    It is expected that a substantial portion of funded backlog will be converted to revenue during the remainder of 2001 and 2002. However, there can be no assurance that our backlog, both funded and unfunded, will become revenue in any particular period, if at all.

SEASONALITY

    Our business is seasonal, with a concentration of revenue in the fourth quarter of the year, because many of our sales contracts expire on December 31st of each year. As a result, product sales efforts at year end are expedited to fulfill funding terms prior to expiration of the contracts.

    The following table summarizes our historical quarterly results of operations for the periods indicated:

                                                                   QUARTER ENDED
                                    ----------------------------------------------------------------------------
                                    MAR. 31,   JUNE 30,   SEPT. 29,   DEC. 31,   MAR. 30,   JUNE 29,   SEPT. 28,
                                      2000       2000       2000        2000       2001       2001       2001
                                    --------   --------   ---------   --------   --------   --------   ---------
                                                                   (IN MILLIONS)
Revenue...........................   $35.0      $35.2       $37.0      $73.3      $58.8      $62.6       $67.9
Gross profit......................     8.2        9.3        11.3       21.3       18.2       17.6        19.2
EBITDA............................     4.6        4.3         4.8       14.0        9.1        8.2        10.3
Net income (loss).................    (0.4)      (0.4)       (0.4)       1.8        1.2       (1.9)       (1.1)

    Due to our 2000 Acquisition, we believe the following table summarizing our pro forma quarterly results is more indicative of the impact of seasonality on our business than our historical quarterly results:

                                                              PRO FORMA QUARTER ENDED
                                    ----------------------------------------------------------------------------
                                    MAR. 31,   JUNE 30,   SEPT. 29,   DEC. 31,   MAR. 30,   JUNE 29,   SEPT. 28,
                                      2000       2000       2000        2000       2001       2001       2001
                                    --------   --------   ---------   --------   --------   --------   ---------
                                                                   (IN MILLIONS)
Revenue...........................   $59.5      $68.2       $65.9      $73.3      $58.8      $62.6       $67.9
Gross profit......................    15.0       14.7        21.0       21.3       18.2       17.6        19.2
EBITDA............................     4.5        4.0         9.8       14.0        9.1        8.2        10.3
Net income (loss).................    (0.1)      (4.8)       (2.1)       1.8        1.2       (1.9)       (1.1)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to interest rate changes and interest rate swaps. Our exposure to market risk for changes in interest rates relates to the fair value of long-term fixed rate debt and interest expense on variable rate debt. We have historically managed interest rates through the use of, and our long-term debt is currently composed of, a combination of fixed and variable rate borrowings. Generally, the fair market value of fixed rate debt will increase as interest rates fall and decrease as interest rates rise.

    Based on the overall interest rate exposure on our fixed rate borrowings at December 31, 2000 and September 28, 2001, a 10% change in market interest rates would have less than a 5% impact on the fair value of our long-term debt. Based on variable rate debt levels at December 31, 2000 and September 28, 2001, a 10% change in market interest rates would have less than a 5% impact on our interest expense.

    We generally do not have significant transactions that are denominated in a currency other than the functional currency applicable to each entity.

    We also have three interest rate swap agreements with financial institutions in the total face amount of $95 million. These arrangements were entered into at the time of the 2000 Acquisition as required by our lending institutions and were designed to protect us against general increases in interest rates under our variable rate borrowings. Under the agreements, we pay a fixed rate of interest of approximately 6.5%, and we receive payment at the variable LIBOR rate, which has declined in 2001 to its current level of approximately 2.5%. Termination dates for the agreements are October 2003 for $25 million of the swaps and October 2005 for the remaining $70 million of the swaps, with optional termination by the financial institutions in October 2003 for the 2005 maturities. Realized gains and losses from these transactions are included in net income for the period.

    All of our financial instruments that are sensitive to market risk are entered into for purposes other than trading.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS 142"), which will become effective for us in 2002. In accordance with the standard, effective first quarter 2002, goodwill will no longer be amortized and will be subject to annual impairment tests using a new fair value based approach. Other intangible assets, excluding those with indefinite useful lives, will continue to be amortized over their estimated useful lives. While we have not yet determined the impact of adopting SFAS 142, goodwill amortization was $4.7 million for the nine months ended September 28, 2001.

    In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred. SFAS 143 will become effective for us in 2003 and we are currently evaluating the impact that SFAS 143 will have on our consolidated financial statements.

    In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS
("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and establishes a single accounting model for long-lived assets to be disposed of by sale. SFAS 144 will become effective for us in the first quarter of 2002. We review our long-lived assets on a regular basis and do not anticipate that the adoption of SFAS 144 will have a significant impact on our consolidated operating results or financial position.

                                    BUSINESS

    We are a leading developer and provider of advanced electronics and technology products to the defense and intelligence industries. Our products are installed on or used in support of a broad array of military platforms in order to enhance their operational performance or extend their useful life. We supply our products to a market that includes, in the United States alone, approximately 5,000 aircraft, 800 naval vessels, 20,000 combat vehicles, 100,000 transport vehicles, 400 missile systems and 60 combat training ranges. Our installed product base is found on major military platforms such as the F-16 and C-17 aircraft, the DDG-51 Destroyer and the Trident submarine, the M1 Abrams Main Battle Tank and the Light Armored Vehicle, the High Mobility Multi-purpose Wheeled Vehicle, or HMMWV and the Bradley Fighting Vehicle, and the Patriot and Tomahawk missile systems. Our products provide the U.S. military with the technologies that facilitate its transformation to a "capabilities-based" model, recently emphasized in the U.S. Department of Defense's, or DoD, September 30, 2001 Quadrennial Defense Review. Most of our products are vital components of systems that we believe are mission critical or mission essential to the DoD achieving its operational goals.

    We offer over 500 products that are incorporated into approximately 250 programs and which in turn are installed on or support over 275 platforms. No one product, program or platform accounted for more than 7% of our revenue for the nine months ended September 28, 2001. Furthermore, we derived approximately 61% of our revenue for the nine months ended September 28, 2001 from sole-source contract relationships on programs that comprise essential components of the military's force structure. In the last 10 years, we or our predecessors have never lost a sole-source contract relationship with a customer. Our success results from our reputation for technological excellence, which has allowed us to develop long-term relationships across the defense and intelligence industries. A key component of this reputation is our workforce. At
September 28, 2001, we employed 475 engineers, which represented approximately 29% of our workforce. Our customers include all branches of the military, major domestic prime defense contractors (such as The Boeing Company, General Dynamics, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company and United Defense Industries, Inc.), foreign defense contractors, foreign governments and U.S. Government agencies. For the twelve months ended September 28, 2001, we generated revenue of $262.6 million and EBITDA of $41.5 million. At September 28, 2001, we had a funded backlog of $237.9 million.

    Our products can be categorized into the following families:

       - ELECTRONIC COMBAT SYSTEMS. These products optimize the performance and readiness of combat pilots, weapon systems, and military platforms and represented approximately 50% of our revenue for the twelve months ended September 28, 2001.

       - DIAGNOSTICS AND POWER SYSTEMS. These products enhance vehicle performance and mobility, fuel efficiency, stealth capability and survivability and represented approximately 26% of our revenue for the twelve months ended September 28, 2001.

       - COMMUNICATIONS AND SURVEILLANCE SYSTEMS. These products are installed in systems that are capable of identifying friend or foe, jamming enemy communications systems, amplifying radio communications signals and executing self-destruct signals and represented approximately 24% of our revenue for the twelve months ended September 28, 2001.

INDUSTRY OVERVIEW

    Since the end of the Cold War, the role of the U.S. military has evolved due to ongoing federal budget pressures and the need to meet a new set of strategic and tactical global threats. In response, the DoD has focused its resources on enhancing military efficiency, readiness, and technological sophistication by incorporating advanced electronics to improve performance, reduce the operating cost and extend the life expectancy of existing and future platforms. This ongoing transformation of military capabilities centers on developing improved information and command and control capabilities needed to significantly enhance coordinated armed forces operations. With the support of an advanced command, control, communications, computers, intelligence, surveillance and reconnaissance, or C4ISR, common backbone, the U.S. expects to have the ability to respond rapidly to any conflict. We believe that the DoD will look to suppliers with strong technical capabilities and a critical mass of sophisticated products to assist in the development of C4ISR and other critical advanced electronics initiatives. Since we derive our revenue predominantly from contracts with the DoD, other military contractors and foreign governments, funding for our development and production programs is generally linked to trends in U.S. and international defense spending. We believe the following trends and developments will continue to drive our industry:

    - INCREASE IN OVERALL DEFENSE AND INTELLIGENCE SPENDING: The Bush Administration submitted to Congress a $329 billion fiscal 2002 defense budget that reflects a 9.4% increase over the $301 billion fiscal 2001 defense budget. This figure represents the largest percentage increase in the defense budget over the last 12 years. In addition, there has been a recent supplemental appropriation of $40 billion, approximately half of which is expected to be spent on defense. This supplemental appropriation results in an estimated $347 billion fiscal 2002 defense budget that reflects a 15.3% increase over the $301 billion fiscal 2001 defense budget. Concurrently, defense spending by other NATO member countries and U.S. allies has also increased.

                       U.S. DEPARTMENT OF DEFENSE BUDGET
                                 (in billions)

EDGAR REPRESENTATION OF GRAPHIC DATA

1998  $259
1999  $279
2000  $291
2001  $301
2002  $347

                 Source: DoD and GEIA.
              Note: In current dollars; 2002 reflects recent supplemental appropriation.

    - FOCUS ON ELECTRONIC CONTENT: The Government Electronics and Information Technology Association, which represents companies that provide the U.S. Government with electronics and information technology solutions, expects the electronics expenditures contained in the DoD budget to grow to $63 billion in 2002, or 18.2% of the 2002 DoD budget, from $52 billion in 2001, or 17.4% of the 2001 DoD budget. We believe that the DoD will look to suppliers with strong technical capabilities and a critical mass of sophisticated products to assist in the development of critical advanced electronics initiatives. We expect that companies with expertise in advanced electronics technologies will most likely benefit from this increase in demand.

            ELECTRONIC CONTENT OF U.S. DEPARTMENT OF DEFENSE BUDGET
                               (% of DoD budget)

EDGAR REPRESENTATION OF GRAPHIC DATA

1998           16.8%
1999           17.1%
2000           17.1%
2001           17.4%
2002           18.2%

                 Source: GEIA.

    - CONVERSION TO "CAPABILITIES-BASED" APPROACH: The Bush Administration's recently published Quadrennial Defense Review reflects a shift in the military's strategic vision and calls for a "capabilities based" model, requiring the military to maintain its current capabilities while developing new areas of military advantage. This review calls for an increase in military readiness through the upgrade of the existing force structure and an increasing investment in next-generation information and communication technologies. Key requirements for the new approach include: immediately employable forces; expeditionary and forcible entry capabilities; globally available reconnaissance, strike, and command and control assets; information operations; special operations forces; and rapidly deployable, highly lethal and sustainable forces that may come from outside a theatre of operations. We believe that advanced electronics and technology will play a key role in achieving these goals.

    - DECISIVE REACTION TO RECENT ATTACKS: The terrorist attacks of
      September 11, 2001 have emphasized the importance of a strong national defense and have resulted in increased national and congressional support for defense spending. As a result, Congress has passed a $40 billion supplemental appropriation, approximately half of which we expect to be spent on defense.

KEY STRENGTHS

    We believe that we have a strong competitive position attributable to a number of factors, including:

    - DIVERSIFIED SOURCES OF REVENUE AND LARGE INSTALLED PRODUCT BASE: We generate revenue from a diversified mix of products and programs. No one product, program or platform accounted for more than 7% of our revenue for the nine months ended September 28, 2001. Generally, we sell two types of products: those that are actually installed in a platform, such as the displays in the M1 Abrams, and those, such as instrument pods, that are periodically attached to or service a number of platforms, such as F-16's. Our large installed product base provides us with continuing stability in our revenue through repairs, replacements, upgrades and product extensions. Examples of our installed base as of September 28, 2001, include over 10,000 Bradley Fighting Vehicles, over 2,300 M1 Abrams, avionic systems in over 700 C-17 and C-130 aircraft and over 70 threat simulators across U.S. and Canadian bases.

    - ESTABLISHED SOLE-SOURCE CONTRACT RELATIONSHIPS: We derived approximately 61% of our revenue for the nine months ended September 28, 2001 from sole-source contract relationships. Our sole-source contract relationships provide us with significant opportunities to proactively prepare for and develop follow-on program opportunities through upgrades and new versions of products. These relationships represent the core of our customer-driven product research and development efforts and provide a stable base for continued internal growth. We also believe that our sole-source contract relationships create significant advantages in technology, time to market and start-up costs relative to new entrants or competitors. In the last 10 years, we or our predecessors have never lost a sole-source contract relationship with a customer.

    - PROVEN ABILITY TO DEVELOP ADVANCED PROPRIETARY TECHNOLOGY: Our electronic systems and solutions contain advanced technology derived from internal and customer-funded research and development that creates high barriers to entry. We have a reputation for technological excellence, which has allowed us to develop long-term relationships across the defense and intelligence industries. At September 28, 2001, we employed 475 engineers, which represented approximately 29% of our workforce. Since January 1, 1998, we, together with the companies we have acquired, have spent approximately $176.1 million in research and development.

    - DISCIPLINED INTEGRATOR OF ACQUISITIONS: Our management team has successfully executed a disciplined acquisition and integration strategy to build our business. We have acquired several businesses since 1998 and have significantly enhanced the operations and profitability of each business. The acquisition of these businesses and their sharing of technology and expertise has led to the development of new products that would have been difficult for any of these businesses to develop independently. Immediately after consummating an acquisition, we focus on internal revenue growth, operating efficiencies and cost rationalization.

    - STRONG MANAGEMENT AND ADVISORY TEAM: Our senior management team has extensive industry expertise with an average of 28 years working in the defense industry. Thomas J. Keenan, our CEO, has over 38 years of experience in the defense business, having worked for both the DoD and various commercial organizations. Our board of directors is comprised of a distinguished group of leaders who have held senior positions in the military, government and related industries. Members of our board of directors include representatives of each of the armed services, such as three recently-retired four-star generals and two recently retired four-star admirals.

BUSINESS STRATEGY

    We believe that the large and growing defense electronics market provides us with significant growth opportunities. We intend to increase our share of this market by:

    - CAPITALIZING ON OUR LARGE INSTALLED PRODUCT BASE: We intend to expand our business opportunities through continued focus on supporting and extending our large installed product base and sole-source relationships. Our large installed base and sole-source contract relationships offer significant opportunities for upgrades, ancillary product extensions and high margin support business as well as early opportunities to participate in new programs. In addition, our sole-source contract relationships provide us with additional funding to develop proprietary technological capabilities.

    - LEVERAGING DIVERSE TECHNOLOGICAL CAPABILITIES AND RESEARCH AND DEVELOPMENT EFFORTS TO DEVELOP NEW PRODUCTS AND PENETRATE NEW MARKETS: Since
      January 1, 1998, we, together with the companies we have acquired, have spent approximately $176.1 million in research and development. We will continue to leverage our diverse technological capabilities and our significant research and development efforts across business units to create new products, penetrate new markets and generate an increasing percentage of our business from complex, integrated systems. We expect improved coordination across our businesses to capture new opportunities. We also intend to continue to expand our business internationally where we are able to achieve more attractive margins on our existing technologies.

    - PURSUING ACQUISITION OPPORTUNITIES: The defense electronics sector remains highly fragmented. We believe that there are numerous companies that would make attractive acquisition candidates and we expect to pursue acquisition opportunities, although we are not currently party to any binding acquisition agreement or commitment. We intend to focus on those companies that provide technical synergies, new technological capabilities, attractive product line extensions, large installed product base and valuable customer relationships

OUR EQUITY SPONSOR

    Founded by Robert B. McKeon in 1992, Veritas Capital is a leading investor in middle market defense and aerospace companies. Since its inception, over 65% of the total capital managed by Veritas has been invested in businesses that directly serve the defense and aerospace markets. Veritas has established a Defense & Aerospace Advisory Council, comprised of former high-ranking military officials from each of the United States armed forces as well as defense and aerospace experts drawn from both industry and government. Veritas has sponsored and advised us on all of our acquisitions and continues to be active in identifying and assessing our acquisition opportunities.

PRODUCTS

    We offer highly engineered products that can be categorized into the following families:

ELECTRONIC COMBAT SYSTEMS

    We are a leading developer and provider of air, ground and sea-based electronic systems to domestic and foreign armed forces. These systems optimize the performance and readiness of weapon systems, military platforms and crew members. Our major Electronics Combat Systems product categories are air combat training, test and evaluation, shipboard and coastal electronics, airlift avionics and cargo delivery systems and electromechanical products.

    Applications for our Electronics Combat Systems include zero-visibility remote formation flying, air and ground-based electronic training and simulation systems, fiber-optic-based data systems in naval applications and missile launch controls.

    Our Electronics Combat Systems segment provided $130.4 million, or 50.0% of our total revenue, and $27.3 million in EBITDA for the twelve months ended September 28, 2001.

DIAGNOSTICS AND POWER SYSTEMS

    We are a leading developer and provider of diagnostics and power systems for vehicle and missile electronics and hybrid electric power systems. These products enhance vehicle readiness, performance and mobility, fuel efficiencies, stealth capability and survivability. Our major Diagnostics and Power Systems product categories are test equipment, power management, vehicle electronics, or vetronics, and embedded diagnostics systems.

    Applications for our products include portable and embedded equipment which diagnose critical electronic systems of platforms and battery-based power systems which substantially increase vehicle electrical power while reducing fuel consumption. Our self-contained and highly reliable energy management equipment provides both the power for the mobility of the applicable vehicle and the specialized pulse conditioning necessary to operate complex laser weapon systems.

    Our Diagnostics and Power Systems segment provided $68.1 million, or 26.0% of our total revenue, and $7.5 million in EBITDA for the twelve months ended September 28, 2001.

COMMUNICATIONS AND SURVEILLANCE SYSTEMS

    We are a developer and provider of electronic transmission, signals intelligence and radar systems. Our major Communications and Surveillance Systems product categories include radio frequency transmitters, microwave subsystems, signal intelligence systems, and weather radar systems.

    Our products are used in systems capable of identifying friend or foe, jamming enemy communications systems, amplifying radio communications signals and executing self-destruct signals. These products are used in radar systems, missile systems, satellite and space programs and surveillance systems.

    Our communications and surveillance systems segment provided $62.4 million, or 24.0% of our total revenue, and $6.0 million in EBITDA for the twelve months ended September 28, 2001.

    ELECTRONIC COMBAT SYSTEMS

    The following table outlines applications and platforms for our Electronic Combat Systems segment:

            PRODUCT CATEGORIES                     APPLICATIONS                   PLATFORMS
------------------------------------------  ---------------------------  ---------------------------
- Air combat training, test and evaluation  - Air- and land-based RF-    - In support of U.S. and
                                              emitters, simulators and     NATO Apache helicopters;
                                              data collection systems      Halifax Class Frigates;
                                              used to train air crew       EP-3E, EA-6B, A/OA-10,
                                              and evaluate electronic      C-130 aircraft; and F-4,
                                              warfare countermeasures      F-5, F-14, F-15, F-16, F/
                                                                           A-18, F-22, Hawk,
                                                                           Tornado, EF-2000, Mirage
                                                                           2000 and MIG-29 tactical
                                                                           fighter aircraft

- Shipboard and coastal electronics         - Naval data communications  - Installed in DDG-51
                                              and missile launching        Arleigh Burke Class
                                              electronics and coastal      Destroyers, LAMPS
                                              surveillance radars          helicopters, CG-47
                                                                           Ticonderoga Class
                                                                           Cruisers, various foreign
                                                                           vessels and on foreign
                                                                           coastlines

- Airlift avionics and cargo delivery       - Avionics for aircraft      - Installed in C-17, C-130,
  systems                                   with auto pilot and auto       C-141, CN-235, C-295,
                                              throttle used to locate,     C-212, DHC-5, KC-135 and
                                              identify, communicate        MH-47 aircraft
                                              flight data and maintain
                                              relative positions in all
                                              visibility conditions,
                                              and cargo handling roller
                                              and pallet systems for
                                              cargo aircraft

- Electromechanical products                - Combat vehicle, missile    - Installed in Light
                                              launching and aircraft     Armored Vehicle variants,
                                              electromechanical systems    M1 Abrams, Joint
                                                                           Surveillance and Target
                                                                           Attack Radar Systems,
                                                                           Common Ground Station
                                                                           vehicle and F/A-18
                                                                           aircraft

    AIR COMBAT TRAINING, TEST AND EVALUATION. We believe our air combat training hardware and software is the most comprehensive available from any one company. Our threat simulation equipment imitates foreign aircraft, radar systems, antiaircraft artillery and surface-to-air missiles.

    - Fixed and mobile threat simulators. We offer products that cover the entire spectrum of air combat training and test and evaluation of electronic warfare, or EW, systems. For over 40 years our products have been used worldwide for EW systems evaluation and calibration. Our high power threat simulator products employ actual radio frequency signals targeted at aircraft to provide pilots with a realistic training experience. We provide both remotely and locally controlled systems used during combat training exercises to train aircrews in EW countermeasures and threat evasion tactics. The systems acquire and target aircraft, force countermeasure responses and determine the probability of aircraft survival. Our proprietary software is employed to display data received from airborne systems for assessment of weapons systems functionality and pilot performance. We provide broadband threat systems that radiate simulated threat radar signals at nearby air, land and sea platforms and are used as signal reference at EW laboratories and system test sites. Our virtual, integrated EW simulator offers cost effective, modular and mobile training tailored to customer specifications, requirements and the configuration of the EW receiver suite. We provide engineering services and operations and maintenance support for related EW products.

    - Airborne instrumentation pods. We supply equipment that enables pilots to exercise interactive threat engagements through instrumentation placed under the wing of aircraft. These devices, or pods, contain global positioning systems and inertial navigation systems and communicate with the aircraft avionics suite. The pods are used for real-time and post-mission assessment of weapon system functionality and pilot performance in air combat training. In addition, the pod instrumentation is often used to test and evaluate critical aircraft weapons and avionics. Within our pods, a digital recorder stores the in-flight data for post-mission replay. The pods communicate aircraft-to-aircraft and aircraft-to-ground via a high-speed encrypted data link to allow real-time downlink of critical information. We also provide range support, pod installation on aircraft, equipment maintenance and conduct pilot debriefings using our proprietary software and systems.

    SHIPBOARD AND COASTAL ELECTRONICS. We provide and support shipboard information transfer systems and support missile launch systems used by the U.S. Navy.

    - We are the sole provider of shipboard communications networks on the U.S. Navy's DDG-51 Destroyers that handle data critical to the ship's operation, readiness and survivability. Our Fiber Optic Data Multiplex System, or FODMS, replaces over two tons of copper wire formerly used aboard ships, and improves reliability, security and overall system performance.

    - For more than two decades we have been the sole provider to Lockheed Martin Corporation for the MK41 Vertical Launch System, or VLS, cables and electromechanical assemblies. The VLS is used for launching missiles, such as Tomahawk cruise missiles, from U.S. Navy ships. In addition, we provide power and signal interconnect products for advanced Aegis radar systems.

    - We provide spare parts and repair services for the U.S. Navy's secure, dedicated, high-speed data link system deployed in Light Airborne Multi-Purpose System, or LAMPS, helicopters and the cruisers, destroyers and frigates on which the helicopters are based. Although processing of acoustic, electronic countermeasures and sensor data can be performed aboard the aircraft, LAMPS helicopters use the data link to minimize verbal interface and significantly increase their combat effectiveness on missions such as detection of enemy submarines or search and rescue operations.

    - Our Peregrine Radar is a commercial variant and upgrade of an existing radar system modified to monitor maritime traffic and to provide coastal surveillance, including drug interdiction activities. The radar detects targets such as ocean-going vessels, small boats and low flying aircraft despite severe weather and ocean clutter. Our Peregrine technology is sold to new customers and may be sold to upgrade performance, reliability and maintainability for at least 65 existing radars worldwide.

    AIRLIFT AVIONICS AND CARGO DELIVERY SYSTEMS. We provide equipment installed in military airlift aircraft used to deploy U.S. and NATO forces worldwide.

    - We are currently providing the fifth generation of our proprietary Station Keeping Equipment, or SKE, avionics to The Boeing Company and Lockheed Martin Corporation, the airframe manufacturers for the U.S. Air Force and selected foreign governments. SKE employs sophisticated data network technology enabling airlift aircraft to fly in extremely close formation under zero visibility conditions. The data network provides information on location, identification, and flight data communications while ensuring safe relative positions between aircraft. This system allows closely spaced "drops" of cargo and paratroopers at a controlled landing zone with one pilot remotely controlling the entire formation.

    - Applications of the SKE capability to remotely control manned aircraft are also being developed for controlling unmanned aircraft by combat helicopters. We are also developing the SKE formation flying capability for application to commercial aviation to safely develop more efficient flight procedures, reduce delays, and increase airport capacity in all weather conditions.

    - For more than four decades we have been providing Cargo Handling Aerial Delivery Systems for point-to-point cargo transport and tactical airlift of military cargo. Our systems consist of side rails and locking mechanisms for restraining the cargo. We also provide the parachute deployment mechanisms for safe and controlled delivery of cargo released during flight.

    ELECTROMECHANICAL PRODUCTS. We provide electromechanical products that increase readiness, mobility, and survivability of numerous U.S. military combat vehicles.

    - In 1999, the U.S. Marine Corps selected us to provide vehicle upgrades to existing Light Armored Vehicles. These upgrades increase reliability, enhance mechanical efficiency and accuracy, decrease visual and thermal profiles and extend vehicle service life. These enhancements include:

       --  turret fire control electronics;

       --  vehicle instrument panel;

       --  corrosion protection systems;

       --  hull and turret wiring;

       --  cables and harnesses; and

       --  advanced thermal barriers.

    - We are an integrator of shelter electronics and mechanical assemblies on the Joint Surveillance and Target Attack Radar Systems, or JSTARS, Common Ground Station. This platform provides the U.S. Army with electronic surveillance information from airborne JSTARS aircraft.

    - We also provide the launcher for the optically guided anti-tank TOW Missile for use on combat vehicles, such as the Bradley Fighting Vehicle.

    DIAGNOSTICS AND POWER SYSTEMS

    The following table outlines the applications and platforms for the Diagnostics and Power Systems segment:

            PRODUCT CATEGORIES                     APPLICATIONS                   PLATFORMS
------------------------------------------  ---------------------------  ---------------------------
- Test equipment                            - Diagnostics systems used   - In support of the M1
                                              for testing electronic       Abrams variants, Bradley
                                              components of ground         variants, Light Armored
                                              combat vehicles and          Vehicle variants and
                                              strategic weapon systems     Minuteman III
                                                                           Intercontinental
                                                                           Ballistic Missile fleet

- Power management                          - Hybrid power system        - Installed in HMMWV and
                                              (compact generator and       commercial delivery
                                              battery pack) replacing      vehicles
                                              an internal combustion
                                              engine, achieving higher
                                              fuel efficiency and
                                              mobile power

- Vetronics (vehicle electronics)           - Drive-by-wire, video       - Installed in the Grizzly
                                              distribution system,         Combat Engineers Vehicle,
                                              display panels, power        M1 Abrams, Bradley
                                              distribution and             Fighting Vehicle and MLRS
                                              mine-clearing blade          Vehicle
                                              control, and redesign of
                                              analog electronics to
                                              resolve obsolescence and
                                              provide enhanced
                                              diagnostics

- Embedded diagnostics                      - On-vehicle diagnostics     - Installed in the M1
                                              adding miniature modules     Abrams
                                              (sidecars) to existing
                                              analog electrical boxes

TEST EQUIPMENT.

    - Since the U.S. Army introduced the M1 Abrams over twenty years ago, we have provided the Direct Support Electrical Systems Test Set, or DSESTS, for global force sustainment. We have continued to be the sole source provider of DSESTS automatic test equipment and have expanded its role to include diagnosis of critical electronics in other combat vehicles including the Bradley Fighting Vehicle and the Light Armored Vehicle. DSESTS creates a realistic simulation of the entire electronic environment of the combat vehicle in order to isolate failures to a single electronic module, to facilitate diagnosis and repair and to return the vehicle to combat readiness as soon as possible. We continue to provide specialty test program sets for DSESTS to support upgrades and enhancements to U.S. combat vehicles.

    - We provide the Reentry System Test Set, or RSTS, which is a nuclear-certified, custom solution for testing mission critical electronics on the Minuteman III Intercontinental Ballistic Missile. Because of the sensitive nature of the electronics under test, the RSTS was designed to provide extraordinary operator and system safety. The RSTS significantly increases operational availability and readiness of the Minuteman III.

    - We provide the modular, general purpose, electro-optic head to test, diagnose and verify operation of forward looking infrared systems, laser range finders and laser designators. This equipment provides the required optical reference and tests the functionality and accuracy of electro-optics on the M1 Abrams, Bradley Fighting Vehicle and Light Armored Vehicle.

POWER MANAGEMENT.

    - Our hybrid electric power trains replace traditional internal combustion engines and are composed of electric motors, battery packs and controllers, motor generator sets, and energy management software. Our hybrid-electric HMMWV was developed for the U.S. Army and Defense Advanced Research Projects Agency and provides the following future-battlefield requirements:

       --  improves vehicle performance;

       --  reduces fuel consumption;

       --  enhances stealth characteristics;

       -- eliminates the need to tow trailer-mounted generators by providing a ready source of mobile, conditioned power;

       --  increases vehicle and payload mobility;

       --  reduces logistical requirements;

       --  facilitates transportability; and

       --  enhances fast strike capability.

    - We provide our power management technology to the Solid State Heat Capacity Laser program. The laser derives power from the hybrid electric power train on a HMMWV. This power management application delivers specialized pulse forming and conditioning that is integral to the efficiency and lethality of the laser.

    - We are applying our hybrid electric power train technology to commercial delivery vehicles. Commercial vehicles realize the same performance and logistics enhancements as the military, but also benefit from improved ergonomics and increased cargo area.

VETRONICS (VEHICLE ELECTRONICS).

    - We provide a wide array of electronics on the M1 Abrams and the Grizzly Mine Clearing Vehicle. These systems and subsystems enhance vehicle readiness, mobility, survivability and information transfer capabilities:

       --  power distribution unit;

       --  video distribution system;

       --  mine-clearing blade controller;

       --  power-driven arm controller;

       --  high efficiency, high reliability power supplies;

       --  flat panel displays; and

       --  system software.

    - Our Bradley Interface Device is a man-portable device for on-vehicle diagnosis that includes a processor and measurement circuitry. On-vehicle diagnostics isolate failures to a single Line

      Replaceable Unit, or LRU, decreases unnecessary removal of functional LRUs and increases vehicle readiness and availability.

    - Our digital vehicle distribution box and common electrical distribution box eliminate obsolescence in aging electronics and embed a comprehensive diagnostics capability in the vehicle.

EMBEDDED DIAGNOSTICS.

    - Our Sidecar Diagnostic System upgrades weapons platforms by adding miniature modules (Sidecars) to existing analog electrical boxes. Diagnostic data is digitized and automatically analyzed for vehicle maintenance through a network of Sidecars and a central diagnostic processor. This system is a cost- and resource-efficient means of digitizing existing analog fleets of vehicles which permits real-time fault isolation, reduction of operation and maintenance costs, reduction of supply support and increased operational availability.

    - We also offer the Sidecar technology as an integral part of new LRU design efforts. By placing the Sidecar circuitry inside the LRU, we provide non-intrusive, real-time diagnostics systems on-board, or inside, the combat platform. This technology has broad applications across many platforms and weapons systems.

COMMUNICATIONS AND SURVEILLANCE SYSTEMS

    The following table outlines the applications and platforms for our Communications and Surveillance Systems segment:

            PRODUCT CATEGORIES                     APPLICATIONS                   PLATFORMS
------------------------------------------  ---------------------------  ---------------------------
- Radio frequency transmitters              - FM, AM and high-power      - In support of national,
                                              shortwave transmitters,      regional and foreign
                                              Very Low Frequency           broadcast programming,
                                              submarine communications     the U.S. submarine fleet
                                              and UHF launch command       and U.S. missile launch
                                              destruct transmitters        vehicles

- Microwave subsystems                      - Standard and specialized   - In support of Global Hawk
                                              Low Noise Oscillators,       UAV, Predator UAV, Duke
                                              fast switching               Class Type 23 Frigate,
                                              Synthesizers, Up and Down    Type 45 Air Defense
                                              Frequency Converters and     Destroyer, F-16, F-22,
                                              RF power amplifiers          Evolved Sea Sparrow,
                                                                           Patriot and AMRAAM
                                                                           missiles

- Signal intelligence systems               - RF systems capable of      - Installed in EA-6B
                                              locating, intercepting     tactical electronic warfare
                                              and jamming communication    aircraft and various U.S.
                                              signals                      and foreign government
                                                                           intelligence collection
                                                                           systems

            PRODUCT CATEGORIES                     APPLICATIONS                   PLATFORMS
------------------------------------------  ---------------------------  ---------------------------
- Weather radar systems                     - Doppler weather radar      - In support of U.S. and
                                              systems used to monitor,     foreign military and
                                              interpret and display        meteorological
                                              weather data and patterns    operations, TV broadcast
                                                                           programming, research
                                                                           institutes and the U.S.
                                                                           National Weather Service

RADIO FREQUENCY TRANSMITTERS.

    - We provide advanced broadcasting transmission products that utilize the full capabilities of digital technology. The Voice of America and Radio Free Europe, along with radio broadcasters in 41 countries, use our products to create the innovative applications needed to compete in the new era of communications. Our systems span the frequency range from kilohertz to gigahertz, at power levels from watts to megawatts. We provide a variety of radio frequency transmitters, including FM, AM, and high power shortwave broadcast transmission systems.

    - We provide low frequency and very low frequency transmitters that facilitate communications between shore-based facilities and ships and submarines.

    - We provide high power amplifiers for communications jamming systems used on the EA-6B aircraft and transmitters used in military communications systems. We also manufacture command destruct transmitters used at installations including Vandenberg Air Force Base, Patrick Air Force Base and China Lake, among others. These systems are used in emergency situations to initiate the self-destruct sequences of launch vehicles and missiles that deviate from their intended flight profile.

MICROWAVE SUBSYSTEMS.

    - We offer both standard and specialized components to exacting customer specifications. Our components are used in radar systems, missile systems, satellite and space programs, electronic combat systems, data links and simulation equipment by both military and commercial customers.

    - Our satellite tri-band up and down converters provide the military the ability to utilize numerous satellite resources for communications and wide band usage. Our converter subsystems are used for data communication with several Unmanned Aerial Vehicles, or UAVs, including the Predator and Global Hawk vehicles. These satellite communications are essential to UAV missions where the UAVs are "beyond line of sight", over enemy territory under remote control, gathering real-time intelligence on enemy location, movement and strength.

    - We provide products that improve the performance and reliability of military Identification Friend or Foe transponders and interrogators critical to all military aircraft, as well as air defense and civilian air traffic control systems. Our proprietary Laterally Diffused Metal Oxide Substrate, or LDMOS, radio frequency amplifiers offer a combination of important improvements over older technology:

       --  high gain;

       --  enhanced efficiency;

       --  excellent linearity;

       --  improved thermal performance;

       --  increased reliability; and

       --  reduced cost and size.

    This combination of factors makes our proprietary LDMOS technology an ideal choice for a wide variety of radio frequency and microwave power applications including the next generation of military avionics.

SIGNAL INTELLIGENCE SYSTEMS.

    - We produce advanced signal intelligence systems used to analyze a variety of standard and complex radio signals. Our integrated Intercept and Direction Finding systems perform a number of functions including the monitoring of communication signals; locating the direction of arrival, and, when configured with our smart jammer capability, denying the enemy the ability to communicate with their own forces. Our products are used on airborne, shipboard and ground-based platforms. We supply our products and systems to a number of U.S. Government agencies, the military services and selected foreign governments, as well as to other defense contractors.

    - Our Airborne Direction Finding Systems provide signal intercept, analysis and location on air mobile platforms. These systems also provide the capability to locate cellular communication signals in support of law enforcement, national defense and monitoring of enemy command and control information. Our ALQ-504 system can jam multiple communications signals via a "look-through" capability and has digital audio recording for construction of false messages to confuse the enemy.

WEATHER RADAR SYSTEMS.

    - Over three decades ago, we developed and sold the first commercially available Doppler weather radar systems. We sold these systems to the National Weather Service, and today we are selling new generation radar systems to them. In addition, we provide our radar systems to U.S. and foreign military, meteorology departments and research institutes. Our radar systems span the entire spectrum of meteorological radar including X-band, C-band and S-band. Our systems include digital processing and dual polarization to more accurately detect and predict weather phenomena. We provide imaging and evaluation software that facilitate the interpretation of weather radar data. We are the only source for both Doppler weather radar systems and research quality data analysis and display software.

    - Our Doppler weather radar systems provide reliable notification to the public of the location, intensity, direction and severity of approaching storms. We pioneered this technology which has become a commercial advantage in the television broadcast industry. Additionally, several commercial U.S. and foreign broadcasting organizations use our Doppler radars for missile and weather balloon tracking and for upgrades to existing non-weather radars.

SALES AND MARKETING

    As of September 28, 2001, we had 31 employees actively engaged in marketing and business development as their primary responsibility. Another 87 employees indirectly supported marketing and business development activities with their daily contact with our customers. We have structured our product teams to take maximum advantage of this interaction between our employees and our customers. Our marketing and business development activities are divided on a business segment or geographical basis with primary responsibility assigned to a single location.

    Our marketing strategy is structured as a customer-based approach that takes advantage of daily interaction with the customer. This enables our product teams to employ the feedback and guidance of customers on a real-time basis. We focus on supporting and extending our current sole-source contract relationships. We integrate sales and marketing with our research and development activities. Together, these teams assess the product's life-cycle and anticipate future applications for our current technologies. We continuously analyze the defense and intelligence markets to anticipate the needs of our existing customers.

    In addition to our internal sales staff, we retain sales representatives in the geographical markets we serve. This structure provides us with an efficient, cost effective and responsive sales force in the non-military marketplace. Wherever possible we use sales representatives that also provide local content to foster close customer relationships and, in many cases, to meet local content requirements of the target market. Our sales representatives are paid solely on a commission basis and only upon successful contract conclusion.

RESEARCH AND DEVELOPMENT

    We devote a substantial portion of our resources to developing new products and enhancing existing products. Research and development performed both under development contracts with customers and at our expense is an important element to the success of our business. As of September 28, 2001, we employed approximately 475 engineers.

    We view our expertise in developing proprietary technology and applying this technology to advanced electronic systems as a core competency. Our engineers work closely with our marketing and business development groups to identify the compelling enhancements or complementary features to current products required to capitalize on opportunities in high growth areas.

    After we develop internally funded proprietary technologies, our customers typically fund the application of these technologies to meet their specific requirements. We leverage our existing technologies and our significant research and development efforts across business segments, employing an exchange of ideas focused on the best practices among our existing technologies to create new systems and pursue new markets. This approach has permitted us to establish a reputation for technological excellence and to develop long-term relationships with a wide variety of customers in various defense and intelligence related markets.

    Our current developments include:

    - communications and data networks for digital battlespace;

    - application of existing precision flight following technology to commercial aircraft;

    - refining intelligence systems for wireless communications;

    - application of power management technologies;

    - digitization technology for embedded diagnostics;

    - radio frequency amplifier technologies, including LDMOS;

    - integration of complex electronics on both tactical aircraft and ground combat vehicles; and

    - enhancement of weather radars via simultaneous dual polarization.

    The following table sets forth internally and customer funded research and development expenditures (excluding bid and proposal costs) by us, together with our acquired companies, for the periods presented:

                                                                            NINE MONTHS
                                              YEAR ENDED                       ENDED
                              DECEMBER 25,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 28,
                                  1998           1999           2000           2001
                              ------------   ------------   ------------   -------------
                                                    (IN MILLIONS)

Internally funded...........      $ 5.1          $ 5.7          $ 5.6          $ 4.3

Customer funded.............       35.3           39.2           39.5           41.4
                                  -----          -----          -----          -----

  Total.....................      $40.4          $44.9          $45.1          $45.7
                                  =====          =====          =====          =====

CUSTOMERS

    Our customers are typically prime contractors and subcontractors on projects where the U.S. Government, typically the DoD, is the end-user. In addition, we have relationships with many foreign governments. For the twelve months ended September 28, 2001, direct and indirect sales to the U.S. Government provided approximately 71% of our revenue, and sales to foreign governments and non-defense-related customers provided approximately 29% of our revenue. These customers include all of the U.S. military services, major domestic prime defense contractors such as The Boeing Company, General Dynamics, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company and United Defense Industries, Inc., foreign defense contractors and a number of governments and militaries of foreign countries.

    Because various U.S. Government agencies and contracting entities exercise independent purchasing decisions, we do not regard sales to the U.S. Government generally as constituting sales to one customer. Instead, we regard each contracting entity as a separate customer. As of September 28, 2001, we had approximately 246 active contracts representing a total backlog of $388.6 million. For the twelve months ended September 28, 2001, sales to our five largest contracting entities amounted to $31.8 million or 12.1% of our revenue.

SUPPLIERS AND MATERIALS

    Since we have outsourced most manufacturing of our subassemblies, we do not use significant amounts of raw materials. We purchase manufactured component parts for our assemblies from various independent suppliers. These parts are normally not purchased under long-term contracts unless a long-term sales contract with one of our customers requires it. We are not dependent on any one supplier and maintain back-up suppliers for all critical components. However, any delay in our suppliers' abilities to obtain necessary parts may affect our ability to meet customer production needs.

COMPETITION

    The market for defense electronics is highly competitive. We face a variety of domestic and foreign competitors including divisions of The Boeing Company, Harris Corporation, Lockheed Martin Corporation, BAE Systems, Northrop Grumman Corporation, Raytheon Company and Thales S.A. Many of our competitors are larger than we are and have substantially greater financial and other resources.

    We compete on the basis of product offerings, price, product and systems quality, technology and ongoing customer service and support. Our ability to compete for defense contracts depends on a variety of factors, including:

    - the effectiveness and innovation of our research and development programs,

    - our ability to offer better program performance than our competitors at a lower cost, and

    - the readiness of our facilities, equipment and personnel to undertake the programs for which we compete.

    In programs where we are the sole-source provider, other suppliers may compete against us only if the customer chooses to reopen the particular program to competition. Approximately 61% of our total contract revenue for the nine months ended September 28, 2001 was derived from sole-source business.

REGULATORY MATTERS AND GOVERNMENT CONTRACTS

    Substantially all of our contract revenue resulted from contracts with the DoD, prime contractors that identified the DoD as the ultimate purchaser or other U.S. Government agencies. U.S. Government business is performed under fixed-price contracts and cost-plus contracts.

    Under U.S. Government regulations, certain costs, including certain financing costs, portions of research and development costs, lobbying expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes and calculation of contract reimbursement rates under flexibly-priced contracts. The U.S. Government also regulates the methods under which costs are allocated to U.S. Government contracts and are subject to audit by the Defense Contract Audit Agency.

    U.S. Government contracts are, by their terms, subject to termination by the U.S. Government for either its convenience or default by the contractor. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the U.S. Government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred. Cost-plus contracts provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs and, if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however,

    - the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. Government;

    - the U.S. Government is not liable for the contractor's costs with respect to unaccepted items, and is entitled to repayment of advance payments and progress payments, if any, related to the terminated portion of the contract; and

    - the contractor may be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

    In addition to the right of the U.S. Government to terminate, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract performance may take many years. Consequently, at the outset of a major program, the contract is usually partially funded and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.

EXPORT SALES

    There are two principal contracting methods used for export sales, Direct Foreign Sales, or DFS, and the U.S. Government's Foreign Military Sales, or FMS. In a DFS transaction, the contractor sells directly to the foreign country and assumes all risks in the transactions. In a FMS transaction, the sale is funded for, contracted by and made to the U.S. Government which in turn sells the product to the foreign country. Licenses are required from U.S. Government agencies for DFS exports from the U.S. of many of our products. In addition, the U.S. Government prohibits or restricts the export of some of our products.

    We currently sell several of our products in the international marketplace. Direct sales to non-U.S. customers accounted for approximately 7%, 13% and 21% of the our revenue in the years ended December 31, 1999 and December 31, 2000 and in the twelve months ended September 28, 2001, respectively. Our foreign contracts are generally payable in United States' dollars.

INTELLECTUAL PROPERTY

    Although we own a number of patents and we have filed applications for additional patents, we do not believe that the success of our operations depends upon our patents. When we work on U.S. Government contracts, the U.S. Government has contractual rights to data for our "core" technologies, source codes and other developments. In our research and development process, we maintain records of our data rights in order to claim these rights as our proprietary technology, but we may not always be able to delineate our proprietary development from those developed under U.S. Government contracts. The protection of our data from use by other U.S. Government contractors is subject to negotiation from time to time between us and the U.S. Government, and the extent of our data rights in any particular product generally depends upon the degree to which that product was developed by us without U.S. Government funds.

EMPLOYEES

    As of September 28, 2001, we had approximately 1,648 employees. Approximately 40% of our employees are engaged in production, 29% of our employees are engaged in engineering, research and development and 26% of our employees are engaged in sales, marketing, product support and general administration. Approximately 7% of our employees are represented by a union and are covered by a collective bargaining agreement that expires in May 2003. Approximately 95% of our employees are based in the United States. We consider our employee relations to be satisfactory.

ENVIRONMENTAL MATTERS

    Our operations include the use, generation and disposal of hazardous materials. We are subject to various U.S. federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. Except as described below, we believe that we have been and are in substantial compliance with environmental laws and regulations and that we have no liabilities under environmental requirements that we would expect to have a material adverse affect on our business, results of operations or financial condition. In the past two years, we have not incurred material costs relating to environmental compliance.

    Some environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, also known as CERCLA or the Superfund law, and similar state statutes, can impose liability for the entire cost of the cleanup of contaminated sites upon any of the current or former site owners or operators (or upon parties who sent waste to these sites), regardless of the lawfulness of the original activities that led to the contamination. In
July 2000, prior to its acquisition by us, Tech-Sym Corporation received a "Section 104(e)" Request for Information from the National Park Service, or NPS, pursuant to CERCLA regarding a site, known as the Orphan Mine site in the Grand Canyon National Park, Arizona, which is the subject of an NPS investigation regarding the presence of residual radioactive materials and contamination. Tech-Sym Corporation's predecessor operated this uranium mine from 1956 to 1967. In 1962, the land was sold to the U.S. Government, although the mining rights for the next twenty-five years were retained. Tech-Sym Corporation sold the mining rights in 1967, and we believe that the mine was operated until approximately 1972. We believe that there are several other companies in the chain of title to the mining rights subsequent to Tech-Sym, and, accordingly, that there are several other potentially responsible parties, or PRPs, for the environment conditions at the site, including the U.S. Government, as owner of the land. The NPS has not yet made a demand on us, nor to our knowledge, on any other PRP, nor has it listed the Orphan Mine site on the National Priority List of contaminated sites. Nonetheless, we have retained a technical consultant in connection with this matter, who has conducted a limited, preliminary review of site conditions, and have been in communication with the NPS regarding actions that may be required at the site by all of the PRPs. While it is too soon to determine the ultimate financial implications to us, based upon our knowledge of the current facts and circumstances surrounding this matter, we do not believe the total costs to us with respect to this matter will be material.

PROPERTY

    Our manufacturing and research and development activities are located in:
Huntsville, Alabama; Enterprise, Alabama; Buffalo, New York; Morgan Hill, California; Fort Walton Beach, Florida; Dallas, Texas; and Kanata, Ontario.

    The following table presents certain information on our leased and owned operating properties as of September 28, 2001:

                                                                           LEASED OR           LEASE
          LOCATION            SQ. FEET              USE                      OWNED        EXPIRATION DATE
----------------------------  --------   -------------------------      ---------------   ----------------
Huntsville, AL..............  238,246    Corporate headquarters,        Leased            Range from
                                         engineering,                                     December 2002
                                         manufacturing, and                               to April 2008
                                         research and development

Enterprise, AL..............   52,788    Engineering and offices        Owned

Buffalo, NY.................  345,120    Offices, engineering,          Leased            March 2006
                                         manufacturing, and
                                         research and development

Morgan Hill, CA.............   52,100    Engineering,                   Leased            June 2006
                                         manufacturing, and
                                         research and development

Fort Walton Beach, FL.......  258,000    Engineering,                   31,000 sq. ft.    December 2002
                                         manufacturing and              Leased
                                         research and development

                                                                        227,000 sq. ft.
                                                                        Owned

Dallas, TX..................  147,000    Engineering and                Owned
                                         manufacturing

Kanata, Ontario.............   10,917    Engineering and                Leased            March 2004
                                         manufacturing

    In addition, we own or lease an additional 2,000 square feet of administrative offices, manufacturing facilities and warehouse locations throughout the U.S.

LEGAL PROCEEDINGS

    We are a defendant in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to result in a material adverse effect on our business, results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    Our directors, executive officers and key employees are:

NAME                                                     AGE      POSITION(S)
----                                                   --------   -----------
Robert B. McKeon* (A)(2)(3)..........................  47         Chairman and Director
Thomas J. Keenan**(B)................................  59         President, Chief Executive Officer and
                                                                  Director
John W. Wilhoite**...................................  49         Vice President of Finance and Chief
                                                                  Financial Officer
Colonel James M. Davis, Jr. (USA Ret.) **............  66         Vice President, Business Development
William E. Collins**.................................  50         Vice President, Administration
Gary A. Smith**......................................  52         Vice President and Chief Technical Officer
Thomas J. Campbell* (C)(2)(3)........................  42         Secretary and Director
General Richard E. Hawley (USAF Ret.) (A)............  59         Director
General Barry R. McCaffrey (USA Ret.) (B)............  59         Director
Edward N. Ney (C)(1).................................  76         Director
Admiral Joseph W. Prueher (USN Ret.) (A).............  59         Director
Admiral Leighton W. Smith, Jr. (USN Ret.) (B)(1).....  62         Director
William G. Tobin (C)(1)..............................  63         Director
General Anthony C. Zinni (USMC Ret.) (A).............  58         Director

--------------------------

*   Denotes Non-Employee Executive Officer

**  Denotes Employee Executive Officer

(A) Denotes Class I Director

(B) Denotes Class II Director

(C) Denotes Class III Director

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Executive Committee

    ROBERT B. MCKEON has been Chairman of our board of directors since
June 1998 and a member of our executive committee since October 2000.
Mr. McKeon is a managing member of Veritas Capital Management, L.L.C. which he founded in 1992, a New York-based equity investment firm which has sponsored and advised us on all of our acquisitions. Mr. McKeon is a member of the boards of several private companies. Mr. McKeon holds a bachelor's degree from Fordham University and a master's degree from Harvard Business School.

    THOMAS J. KEENAN has been our President and Chief Executive Officer since August 1999 and a member of our board of directors since November 2001.
Mr. Keenan formerly served as President of our predecessor, PEI
Electronics, Inc. He also served as Senior Vice President and General Manager of Wyle Labs, an engineering firm, from April to November 1998, and served as President of Product Services and Support and Vice President, International at General Dynamics, a defense manufacturer, from 1996 to 1997. Prior to his position with General Dynamics, Mr. Keenan worked for the Department of Defense in the procurement office from 1965 to 1982. Mr. Keenan holds a bachelor's degree in chemistry from the University of Scranton and a juris doctor degree from the Catholic University of America, Columbus School of Law.

    JOHN W. WILHOITE has been our Vice President of Finance and Chief Financial Officer since April 2001. Mr. Wilhoite formerly served as Executive Vice President & Chief Financial Officer at Intergraph Corporation, a technical solutions and systems integration services company, in Huntsville, Alabama from 1985 to 2001 and served on the Executive Management Committee of Intergraph's board of directors. Prior to his position with Intergraph, Mr. Wilhoite was a Senior Audit Manager at Price Waterhouse & Co., an accounting and consulting firm, from 1973 to 1985. He is a member of

AICPA and the State Society of Certified Public Accountants and has been a certified public accountant since 1975. Mr. Wilhoite holds a bachelor's degree from the University of Tennessee.

    COLONEL JAMES M. DAVIS, JR. (USA RET.) has been our Vice President, Business Development since August 1999. Col. Davis formerly served as Vice President of our predecessor, PEI Electronics, Inc. from 1999 to 2000. From 1996 to 1998, he worked as a consultant to defense companies such as Lockheed Martin Corporation, General Dynamics, Betac and McAleese & Associates. From 1985 to 1996, Col. Davis served as Vice President, Business Development and Washington Operations for Teledyne Vehicle Systems, a defense manufacturer. Col. Davis is a graduate of the U.S. Military Academy and holds a master's degree in mechanical engineering from the Georgia Institute of Technology.

    WILLIAM E. COLLINS has been our Vice President, Administration since
August 2000. He joined our predecessor, PEI Electronics, Inc., in 1982, where he served as Director of Information Systems from June 1994 to January 1997 and as Vice President of Administration from 1997 to 2000. Mr. Collins is responsible for human resources, information systems, safety, legal, facilities, and security at IDT. Mr. Collins holds computer science, business administration & accounting degrees from Clarion University.

    GARY A. SMITH has been our Vice President and Chief Technical Officer since May 2000. Mr. Smith joined our subsidiary, Sierra Research, in 1997 as Vice President of Engineering. From 1978 to 1996, Mr. Smith worked at defense and civil aviation systems provider Wilcox Electric, Inc., a subsidiary of Northrop Corporation through 1988 and then a subsidiary of Thomson-CSF, where he last served as Director of Advanced Systems. Mr. Smith holds a master's degree in electrical engineering from the University of Missouri and a bachelor's degree in electrical engineering from the University of Missouri at Rolla.

    THOMAS J. CAMPBELL has been a member of our board of directors since
June 1998 and of our executive committee since October 2000, and has served as our Secretary since June 1998. Mr. Campbell is a managing member of Veritas Capital Management, L.L.C. which he has been associated with since 1992.
Mr. Campbell is a member of the boards of several private companies.
Mr. Campbell holds a bachelor's degree in accounting and finance from Lehigh University.

    GENERAL RICHARD E. HAWLEY (USAF RET.) has been a member of our board of directors since June 2001. Since 1999, Gen. Hawley has been an independent consultant to the U.S. Government and various aerospace companies. Gen. Hawley retired in July 1999 after a 35-year career in the U.S. Air Force, where he served as Commander, Air Combat Command from 1996 to 1999 and as Commander, Allied Air Forces Central Europe and Commander, U.S. Air Forces Europe from 1995 to 1996. Gen. Hawley holds a bachelor's degree from the U.S. Air Force Academy and a master's degree in economics from Georgetown University.

    GENERAL BARRY R. MCCAFFREY (USA RET.) has been a member of our board of directors since June 2001. Gen. McCaffrey was Director, White House Office of National Drug Control Policy from February 1996 to January 2001, serving as a member of the President's Cabinet and the National Security Council. During his service career, he served overseas for 13 years, including service as Commander-in-Chief, U.S. Southern Command from 1994 to 1996. Gen. McCaffrey holds a bachelor's degree in general engineering from the U.S. Military Academy and holds a master's degree in civil government from American University.
Gen. McCaffrey is president of a private consulting firm. He is also a member of the board of several private companies.

    EDWARD N. NEY has been a member of our board of directors since
October 2000 and of our audit committee since December 2001. Mr. Ney is currently Chairman Emeritus of Young & Rubicam, an advertising firm for which he has previously served as President, and Chief Executive Officer. He served as the U.S. Ambassador to Canada from 1989 to 1992. Mr. Ney serves on the Advisory Board of the Center for Strategic and International Studies. He is a member of the Council on Foreign Relations. A graduate and Life Trustee of Amherst College, he is also a Trustee of both the Bush Presidential Library Foundation and James A. Baker III Institute for Public Policy at Rice University.

    ADMIRAL JOSEPH W. PRUEHER (USN RET.) has been a member of our board of directors since June 2001. Admiral Prueher served as U.S. Ambassador to the People's Republic of China from November 1999 to May 2001. His diplomatic post followed a 35-year career in the U.S. Navy, where he served as Commander-in-Chief, U.S. Pacific Command from January 1996 to February 1999. From 1989 through 1995, Admiral Prueher served as Commandant of Midshipmen at the U.S. Naval Academy at Annapolis, Commander of Carrier Battle Group ONE based in San Diego, Commander of the U.S. Mediterranean Sixth Fleet and of NATO Striking Forces, and as Vice Chief of Naval Operations in the Pentagon. Admiral Prueher holds a bachelor's degree in naval science from the U.S. Naval Academy and a master's degree in international relations from George Washington University. He is a member of the boards of Merrill Lynch & Co., Inc., New York Life Insurance Company and Emerson Electric Co.

    ADMIRAL LEIGHTON W. SMITH, JR. (USN RET.) has been a member of our board of directors since June 2001 and of our audit committee since December 2001. Admiral Smith was appointed to the four star rank in April 1994, became Commander-in-Chief, Allied Forces Southern Europe and concurrently assumed the command of the NATO-led Implementation Force in Bosnia in December 1995. Admiral Smith retired from the U.S. Navy after 34 years of service in October 1996. Admiral Smith serves as a Senior Fellow at the Center for Naval Analysis and a Senior Advisor at the U.S. Naval Institute. In addition, Admiral Smith has been a member of the board of directors of Vanguard Airlines, Inc., an aviation company, since August 1998.

    WILLIAM G. TOBIN has been a member of our board of directors since
June 2001 and of our audit committee since December 2001. Mr. Tobin has been a Managing Director and Chairman of the Defense & Aerospace practice of Korn/Ferry International since September 1986. From 1961 to 1981, Mr. Tobin was a professional military officer serving in a variety of command and staff positions worldwide. Mr. Tobin holds a bachelor's degree in engineering from the U.S. Military Academy and advanced degrees from both George Washington University and Long Island University.

    GENERAL ANTHONY C. ZINNI (USMC RET.) has been a member of our board of directors since September 2001. Gen. Zinni retired from the U.S. Marine Corps after 39 years of service in September 2000. During his military career, Gen. Zinni served as the Commanding General, the First Marine Expeditionary Force from 1994 to 1996, and as Commander-in-Chief, U.S. Central Command from 1997 to 2000. Gen. Zinni has participated in numerous humanitarian operations and presidential diplomatic missions. In November 2001, Gen. Zinni was appointed senior adviser and U.S. envoy to the Middle East by Secretary of State Colin Powell. Gen. Zinni holds a bachelor's degree in economics and master's degrees in international relations and management and supervision from Villanova University.

BOARD OF DIRECTORS

    Upon the closing of the offering, we will have ten directors. Any director may be removed from office by a majority of our stockholders. Veritas Capital Management, L.L.C. is the beneficial owner of a majority of our common stock and will be able to unilaterally remove directors. Our executive officers serve at the discretion of our board of directors.

    Our board of directors is divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. As of the date of this prospectus, the following individuals are directors and will serve for the terms indicated:

    CLASS I DIRECTORS (TERM EXPIRING IN 2003)

    Robert B. McKeon
    General Richard E. Hawley (USAF RET.)
    Admiral Joseph W. Prueher (USN RET.)
    General Anthony C. Zinni (USMC RET.)

    CLASS II DIRECTORS (TERM EXPIRING IN 2004)

    Thomas J. Keenan
    General Barry R. McCaffrey (USA RET.)
    Admiral Leighton W. Smith, Jr. (USN RET.)

    CLASS III DIRECTORS (TERM EXPIRING IN 2005)

    Thomas J. Campbell
    Edward N. Ney
    William G. Tobin

    Generals Hawley, McCaffrey and Zinni, Admirals Prueher and Smith and Mr. Tobin are also members of the Defense & Aerospace Advisory Council of Veritas Capital.

COMMITTEES OF OUR BOARD OF DIRECTORS

    At the time this offering is consummated, the standing committees of our board of directors will consist of an audit committee, a compensation committee and an executive committee. In addition special committees may be established under the direction of the board of directors when necessary to address specific issues. We have no nominating committee or committee that serves a similar function.

AUDIT COMMITTEE

    Our audit committee will be responsible for, among other things, making recommendations concerning the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. At the time the offering is consummated our audit committee will be comprised of Messrs. Ney and Tobin and Admiral Smith.

COMPENSATION COMMITTEE

    The compensation committee will be responsible for determining compensation for our executive officers and other employees and administering our other compensation programs. At the time the offering is consummated our compensation committee will be comprised of Messrs. Campbell, McKeon, and Ney, and Admiral Smith.

EXECUTIVE COMMITTEE

    The executive committee is responsible for reviewing major operating, contractual and expenditure issues. Our executive committee is currently comprised of Messrs. Campbell and McKeon.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee of the board of directors will be charged with the responsibilities, subject to full board approval, of establishing, periodically re-evaluating and, where appropriate, adjusting and administering policies concerning compensation of management personnel, including the Chief Executive Officer and all of our other executive officers. Messrs. Campbell, McKeon and Ney, and Admiral Smith will serve on the compensation committee. Messrs. Campbell and McKeon are each members of Veritas Capital Management, L.L.C., which beneficially owns a majority of our stock.

DIRECTOR COMPENSATION

    The seven outside directors, Generals Hawley, McCaffrey and Zinni, Admirals Prueher and Smith and Messrs. Ney and Tobin, are paid $25,000 annually and $6,250 for each meeting other than regular quarterly meetings. There are no other fees paid to these directors. We do not maintain a medical, dental, or retirement benefits plan for these directors. The remaining directors are employed either by us or Veritas Capital Management, L.L.C. and are not separately compensated for their service as directors although they are reimbursed for expenses incurred in connection with attending board and committee meetings.

EXECUTIVE COMPENSATION

    The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our chief executive officer and each of the four other most highly compensated employee executive officers, or the named executive officers, that earned more than $100,000 during the last fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                     FISCAL YEAR PERIOD    ------------
                                                        COMPENSATION        SECURITIES
                                                     -------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR      SALARY    BONUS(1)     OPTIONS      COMPENSATION
---------------------------               --------   --------   --------   ------------   ------------
Thomas J. Keenan .......................    2001     $325,000   $147,861                     $   --
  President and Chief
  Executive Officer

John W. Wilhoite(2) ....................    2001      150,000     45,000                         --
  Vice President of Finance
  and Chief Financial Officer

Col. James M. Davis, Jr. ...............    2001      145,000     43,500                         --
  (USA RET.)
  Vice President, Business
  Development

William E. Collins .....................    2001      145,000     43,500                         --
  Vice President,
  Administration

Gary A. Smith ..........................    2001      140,000     42,000                         --
  Vice President and Chief
  Technical Officer

------------------------

(1) Indicated bonus amounts reflect maximum bonus payable upon achieving all performance goals.

(2) Mr. Wilhoite joined us in April 2001. If Mr. Wilhoite had been with us the entire year, his annualized salary and bonus would be $200,000 and $60,000, respectively.

OPTION GRANTS IN THE LAST FISCAL YEAR

    No options or warrants to purchase any equity security of ours has ever been granted to members of our management. Certain members of our management may participate in appreciations in our equity value through their ownership of Class A and/or Class B interests in IDT Holding, L.L.C. Class A interests were purchased by members of management and other investors. Class B interests required only a nominal capital investment by the holders, were issued to certain members of management and to directors and are similar to stock options in that the holder can realize the benefit of any appreciation of equity value without the risk of losing his or her investment. The principal asset of IDT
Holding L.L.C. is its ownership of   shares of our common stock (or         % of
our outstanding common stock following the consummation of this offering). IDT Holding, L.L.C is under the indirect control of Veritas Capital Management, L.L.C. Distributions may be made from IDT Holding, L.L.C. at the direction of an affiliate of Veritas Capital Management, L.L.C. in its sole discretion as more thoroughly described below under "--Option Plan" and are subject to the vesting schedule described therein. Accordingly, no member of management may acquire any of our equity securities without the consent of Veritas Capital Management, L.L.C.

    Assuming that the value of IDT Holding, L.L.C. is equal to the aggregate value of its investment in us, using the assumed initial offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus) to determine our aggregate value, that IDT Holding, L.L.C. would distribute all of the shares it owns in us as of the date of such determination and that all Class B interests in IDT Holding, L.L.C. were fully vested as of such date, the following table sets forth information as to the number of shares of our common stock that our named executive officers would receive as a result of their ownership of Class B membership interests in IDT Holding, L.L.C. granted to them in the year ended December 31, 2001.

                                             INDIVIDUAL GRANTS
                         ---------------------------------------------------------
                         SHARES OF      PERCENT OF
                           COMMON     TOTAL CLASS B                                  POTENTIAL REALIZABLE VALUE AT
                           STOCK        INTERESTS                                       ASSUMED ANNUAL RATES OF
                         UNDERLYING     GRANTED TO       CONTRIBUTION                 STOCK PRICE APPRECIATION AT
                          CLASS B      EMPLOYEES IN        MADE PER                    END OF VESTING PERIOD (1)
                         INTERESTS     FISCAL YEAR        UNDERLYING      VESTING    -----------------------------
NAME                      GRANTED          2001        CLASS B INTEREST    PERIOD         5%              10%
----                     ----------   --------------   ----------------   --------   -------------   -------------
Thomas J. Keenan.......                     9.26           $
John W. Wilhoite.......                    11.82
Col. James M. Davis,
  Jr.
  (USA RET.)...........                       --
William E. Collins.....                       --
Gary A. Smith..........                       --

--------------------------

(1) Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciate are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN FISCAL 2001 AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information with respect to vested and unvested Class B interests in IDT Holding, L.L.C. held by the named executive officers as of December 31, 2001. None of the named executive officers directly owns our common stock or may receive any shares thereof in his discretion.

                                                           NUMBER OF SHARES OF
                                                              COMMON STOCK        VALUE OF UNEXERCISED
                                                           UNDERLYING CLASS B     IN-THE-MONEY CLASS B
                                                              INTERESTS AT            INTERESTS AT
                                                          DECEMBER 31, 2001(1)    DECEMBER 31, 2001(1)
                                                          ---------------------   ---------------------
NAME                                                       VESTED     UNVESTED     VESTED     UNVESTED
----                                                      ---------   ---------   ---------   ---------
Thomas J. Keenan........................................
John W. Wilhoite........................................
Col. James M. Davis, Jr.
  (USA RET.)............................................
William E. Collins......................................
Gary A. Smith...........................................

------------------------

(1) There was no public trading market for the common stock as of December 31, 2001. Accordingly, these values have been calculated on the basis of the
    assumed initial public offering price of $      per share (the midpoint of
    the range set forth on the cover page of this prospectus) of our common stock and upon the other assumptions used for the table in "--Option Grants in the Last Fiscal Year" above, less the applicable contribution per underlying share, multiplied by the number of shares underlying such Class B interests.

EMPLOYMENT AGREEMENT

    Mr. Keenan entered into an employment agreement with us effective on January 1, 2001. This agreement extends through December 31, 2002, and will automatically extend for successive one-year periods thereafter unless either party gives notice of intent to terminate at least 90 days prior to the expiration of the term. Under this agreement, Mr. Keenan receives an annual base salary of $325,000, which is subject to annual review by our board of directors and the compensation committee. He is eligible to participate in our incentive compensation plan. Mr. Keenan also receives a bonus of up to 72% of his annual base salary.

    Mr. Keenan's employment agreement provides that upon termination by us without cause or by reason of disability, he will be entitled to receive 66 2/3% of his recent base weekly salary and insurance coverage for a period of up to 26 weeks depending on the years of service with us.

    In connection with the employment agreement Mr. Keenan executed a nondisclosure agreement and proprietary rights assignment. Mr. Keenan also entered into a nonsolicitation and noncompetition agreement with us which is effective during the employment term and for one year thereafter.

NONCOMPETITION AGREEMENTS

    Except with respect to the agreement with Mr. Keenan, we are not a party to any noncompetition agreements with any employees.

OPTION PLAN

    We have no stock option plan. Members of our management and outside directors participate in our profits pursuant to a carried interest in IDT Holding, L.L.C. IDT Holding, L.L.C. owns 88.5% of our common stock on a fully diluted basis prior to this offering. The Veritas Capital Fund, L.P., its co-investors and certain members of management own Class A membership interests in IDT Holding, L.L.C. Certain members of management and outside directors own Class B membership interests in IDT Holding, L.L.C. and made a nominal capital contribution for their Class B interests. Pursuant to the terms of the operating agreement governing IDT Holding, L.L.C., the holders of Class B membership interests are entitled to receive up to 7.5% of all distributions made from IDT Holding, L.L.C., provided that the holders of the Class A interests have received a return of their invested capital plus a priority return of 15%, compounded annually, on their invested capital. The Class B membership interests are subject to a five-year vesting schedule. To the extent that Class B interests do not vest, the economic interest allocable to the unvested Class B interests will be allocated to the benefit of holders of Class A interests.

SAVINGS PLAN

    IDT's savings plan covers all of our eligible non-collectively bargained employees who complete one month of service with us or one of our participating subsidiaries. The savings plan was amended and restated as of May 24, 2001 and is intended to be a qualified plan under the Internal Revenue Code, which means all contributions to the savings plan by participants or by us, and the investment earnings thereon, are not taxable to such participants until withdrawn, and any contributions we may make are expected to be deductible by us when made. Savings plan participants may elect to reduce their current compensation by up to 20% and have the amount of such compensation reduction contributed to the savings plan. With respect to our executive officers, we make matching contributions in an amount equal to 100% of each executive's compensation reduction contribution to the savings plan, subject to a maximum of 6% of such executive officer's annual compensation. We may also make a discretionary profit sharing contribution to the executive officers savings plan on behalf of participants who have completed at least one year of service. The discretionary profit sharing contribution is allocated among participants' accounts based upon the proportion each participant's annual compensation bears to the total annual compensation of all participants. Compensation recognized by the savings plan is subject to the applicable Internal Revenue Code limit, which was $170,000 in 2001. Participants are always fully vested in their compensation reduction and matching contributions, including investment earnings thereon. Participants vest in their discretionary profit sharing contributions, if any, after completing five years of service.

                       TRANSACTIONS WITH RELATED PARTIES

    THE SUMMARIES OF THE AGREEMENTS DESCRIBED BELOW ARE NOT COMPLETE AND YOU SHOULD READ THE AGREEMENTS IN THEIR ENTIRETY. THESE AGREEMENTS HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

    Other than the compensation agreements and other arrangements described in "Management," and the transactions described below, for the last three full fiscal years there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

    - in which the amount involved exceeded or will exceed $60,000, and

    - in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family has or will have a direct or indirect material interest.

    We believe that each of the transactions described below are on terms no less favorable than could have been obtained from unaffiliated third parties. Although we do not have a separate conflicts policy, we comply with Delaware law with respect to transactions involving potential conflicts. Delaware law requires that all transactions between us and any director or executive officer are subject to full disclosure and approval of the majority of the disinterested members of our board of directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us.

1998, 1999 AND 2000 ACQUISITIONS

    In connection with our acquisition of PEI Electronics, Inc. in
October 1998, our equity sponsor, The Veritas Capital Fund, L.P., purchased shares of our common stock for $9.5 million and we paid a transaction fee of $700,000 to The Veritas Capital Fund, L.P. Veritas Capital Management, L.L.C. is the general partner of The Veritas Capital Fund, L.P. Robert B. McKeon, Chairman of the Board and a member of our board of directors, and Thomas J. Campbell, our Secretary and a member of our board of directors, are each managing members of Veritas Capital Management, L.L.C. In addition, J.H. Whitney Mezzanine Fund, L.P., provided $14 million of subordinated debt financing in support of this transaction and in connection therewith we paid a fee of $420,000 to an affiliate of J.H. Whitney Mezzanine Fund, L.P. and J.H. Whitney
Mezzanine Fund, L.P. received warrants to acquire       shares of our common
stock for an exercise price of $      per share.

    In connection with our acquisition of Sierra Research and Zeta in
August 1999, The Veritas Capital Fund, L.P. contributed its shares of our common stock to IDT Holding, L.L.C. in return for a membership interest in that entity and made an additional capital contribution through IDT Holding, L.L.C. of
$17 million for no additional shares and we paid a transaction fee of
$1.04 million to The Veritas Capital Fund, L.P. In addition, J.H. Whitney Mezzanine Fund, L.P. provided $7.25 million of subordinated debt financing in support of this transaction and in connection therewith we paid a fee of $217,500 to an affiliate of J.H. Whitney Mezzanine Fund, L.P. and J.H. Whitney
Mezzanine Fund, L.P. received warrants to acquire       shares of our common
stock for an exercise price of 0.01 per share against cancellation of the warrants issued to them in October 1998.

    In September 2000, we acquired Tech-Sym Corporation for a total purchase price of $206.1 million, including acquisition costs and expenses. Concurrent with this transaction we sold two subsidiaries of Tech-Sym Corporation, TRAK Communications Inc. and CrossLink, Inc., to subsidiaries of The Veritas Capital Fund, L.P. for a total of $50.5 million. In connection with this transaction, The Veritas Capital Fund, L.P. made an additional capital contribution through IDT Holding, L.L.C. of $17.25 million in consideration of our issuance of additional shares of our common stock to IDT Holding, L.L.C. and we paid a transaction fee of $3 million to The Veritas Capital Fund, L.P. In addition, J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf Capital, L.P., First Union Investors, Inc. and BNY Capital Partners, L.P., provided senior subordinated debt financing in support of this transaction in the amounts of $3.8 million, $4.3 million, $2.0 million, $10.0 million and

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$10.0 million, respectively, and in connection therewith we paid fees to each of these parties, or affiliates thereof, in an amount equal to 1.75% of its
investment and they received warrants to acquire an additional       shares of
our common stock, in the aggregate, having an exercise price of $      per
share.

FEES

    We paid monitoring fees to Veritas Capital Management, L.L.C. in 1998, 1999 and 2000 and the nine months ended September 28, 2001 of $75,000, $450,000, $675,000 and $775,000, respectively, and we expect to pay similar fees in the future. In connection with this offering, we have agreed to pay The Veritas Capital Fund, L.P. a transaction advisory fee of $1.5 million.

INDEMNIFICATION

    We have entered into indemnification agreements with each of our directors. Such indemnification agreements require us to indemnify our directors to the fullest extent permitted by Delaware law. For a description of the limitation of our directors' liability and our indemnification of officers, see "Description of Capital Stock--Directors' Exculpation and Indemnification."

REGISTRATION RIGHTS AGREEMENTS

WARRANT HOLDERS REGISTRATION RIGHTS AGREEMENT

    Simultaneously with the closing of our September 2000 subordinated debt financings, we entered into an amended and restated registration rights agreement with the warrant holders. Pursuant to that agreement, the warrant holders are entitled to registration rights. J.H. Whitney, or at any time that it has exercised its warrants and transferred some or all of our shares of common stock, holders of 66 2/3% of the warrants may require us to effect the registration of any shares of our common stock held by them on not more than two occasions upon demand. This requirement is called a demand registration. Under the terms of the registration rights agreement, we are required to pay all registration expenses in connection with any demand registration. In addition, if we propose to register any of our common stock under the Securities Act, whether for our own account or otherwise, the warrant holders are entitled to notice of the registration and are entitled to include their shares of common stock in that registration with all registration expenses paid by us.

IDT HOLDING, L.L.C. REGISTRATION RIGHTS AGREEMENT

    Prior to the consummation of the offering, we entered into a registration rights agreement with IDT Holding, L.L.C., our principal stockholder. Pursuant to that agreement, IDT Holding, L.L.C. is entitled to registration rights and it may require us to effect the registration of any shares of our common stock held by IDT Holding, L.L.C. on not more than two occasions upon demand and subject to the prior registration rights of our warrant holders. Under the terms of this agreement, we are required to pay all registration expenses in connection with any demand registration. In addition, if we propose to register any of our common stock under the Securities Act, whether for our own account or otherwise, IDT Holding, L.L.C. is entitled to notice of the registration and is entitled to include its shares of common stock in that registration with all registration expenses paid by us.

    Notwithstanding the foregoing, our sole stockholder and the warrant holders have agreed that they will not exercise their registration rights until 180 days following the date of this prospectus without the prior consent of Credit Suisse First Boston Corporation.

EMPLOYMENT AGREEMENT

    We have entered into an employment agreement with Thomas J. Keenan, our Chief Executive Officer. For more information regarding this agreement, see "Management--Employment Agreements" and "--Executive Compensation."

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                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to us regarding the beneficial ownership of our common stock as of September 28, 2001, and as adjusted to reflect the sale of the common stock offered hereby, by:

    - each stockholder who is known by us to beneficially own more than 5% of common stock,

    - our Chairman, our Chief Executive Officer and our four other most highly compensated executive officers,

    - each of our directors, and

    - all of our executive officers and directors as a group.

                                                                 SHARES                 SHARES
                                                           BENEFICIALLY OWNED     BENEFICIALLY OWNED
                                                          PRIOR TO THE OFFERING   AFTER THE OFFERING
                                                                 (1)(2)                 (1)(2)
                                                          ---------------------   -------------------
NAME OF BENEFICIAL OWNER (3)(4)                            NUMBER      PERCENT     NUMBER    PERCENT
-------------------------------                           ---------   ---------   --------   --------
Veritas Capital Management, L.L.C. (5) .................
  660 Madison Avenue
  New York, New York 10021
Robert B. McKeon (6)....................................
Thomas J. Campbell (6)..................................
Thomas J. Keenan........................................
John W. Wilhoite........................................
Colonel James M. Davis, Jr. (USA RET.)..................
William Collins.........................................
Gary A. Smith...........................................
General Richard E. Hawley (USAF RET.)...................
General Barry R. McCaffrey (USA RET.)...................
Edward N. Ney...........................................
Admiral Joseph W. Prueher (USN RET.)....................
Admiral Leighton W. Smith, Jr. (USN RET.)...............
William G. Tobin........................................
General Anthony C. Zinni (USMC RET.)....................
J.H. Whitney Mezzanine Fund, L.P. (7) ..................
  177 Broad Street
  Stamford, Connecticut 06901
All directors and executive officers as a group (14
  persons)..............................................

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC. Prior to the offering all of our issued and outstanding common stock and
        % of our fully diluted common stock is held by IDT Holding, L.L.C., a Delaware limited liability company of which an affiliate of Veritas Capital Management, L.L.C. is the manager. Accordingly, all shareholdings reflected in the table above other than those of J.H. Whitney Mezzanine Fund, L.P. reflect indirect beneficial ownership in IDT held through membership interests in IDT Holding, L.L.C. Since the ownership interests in IDT Holding, L.L.C. are based, in part, upon distributions actually made to investors, for the purposes of this table we are assuming that the value of its principal investment, our stock, is determined at the assumed initial
    public offering price of $   per share (the midpoint of the range set forth
    on the cover page of this prospectus) and that IDT Holding, L.L.C. would distribute that value as of the date of such determination.

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(2) Based upon     shares and warrants exercisable for     shares of our common
    stock outstanding prior to the offering and     shares and warrants
    exercisable for     shares of our common stock outstanding upon completion
    of the offering.

(3) Except as otherwise indicated, the address for each of the named stockholders is 110 Wynn Drive, Huntsville, Alabama 35807.

(4) All of the beneficial interests in us owned by Messrs. Keenan, Wilhoite, Davis, Collins and Smith represent indirect interests in us held through IDT
    Holding, L.L.C. Of the shares indicated in the table above     ,     ,     ,
        and     shares or our common stock, respectively, represent beneficial interests in our common stock held through the ownership of Class B interests in IDT Holding, L.L.C. by Messrs. Keenan, Wilhoite, Davis, Collins and Smith, respectively. Pursuant to the terms of the operating agreement governing IDT Holding, L.L.C., the holders of Class B membership interests are entitled to receive up to 7.5% of all distributions made from IDT Holding, L.L.C., provided that the holders of the Class A interests have received a return of their invested capital plus a priority return of 15%, compounded annually, on their invested capital. The Class B membership interests are subject to a five-year vesting schedule. If the unvested Class B interests held by Messrs. Keenan, Wilhoite, Davis, Collins and Smith, as of September 28, 2001, were to expire unvested, then the beneficial ownership interests of Messrs. Keenan, Wilhoite, Davis, Collins and Smith in
    our common stock as of September 28, 2001 would be     ,     ,     ,     and
        shares and     %,     %,     %,     % and     %, respectively.

(5) Veritas Capital Management, L.L.C.'s interest in us is held indirectly through IDT Holding, L.L.C. The Veritas Capital Fund, L.P., a Delaware limited partnership of which Veritas Capital Management, L.L.C. is the general partner, is the manager of IDT Holding, L.L.C. The Veritas Capital
    Fund, L.P. owns     % of the percentage interests of IDT Holding, L.L.C.
    and, indirectly,     shares and     % of our common stock before the
    offering. Through the provisions of the limited liability company agreement governing IDT Holding, L.L.C., The Veritas Capital Fund, L.P. controls the vote of all our shares held by IDT Holding, L.L.C. and may be deemed to own all the shares of our common stock held by IDT Holding, L.L.C. Accordingly, the number set forth in the table represents all the shares of our common stock held by IDT Holding, L.L.C. Interests in IDT Holding, L.L.C. are not transferable without the consent of The Veritas Capital Fund, L.P. Furthermore, the interests in IDT Holding, L.L.C. held by members of management are subject to a five-year vesting schedule with any unvested interests reverting to non-management members in the event they are forfeited or repurchased. If all unvested interests in IDT Holding, L.L.C., as of September 28, 2001, were to expire without vesting, then The Veritas
    Capital Fund, L.P. would own     % of the percentage interests in IDT
    Holding, L.L.C.

(6) Messrs. McKeon and Campbell are the principals of Veritas Capital Management, L.L.C. Accordingly, they may be deemed to share beneficial ownership of the shares of our common stock beneficially owned by Veritas Capital Management, L.L.C. although they disclaim this beneficial ownership.

(7) Represented by warrants to acquire     shares of our common stock which
    warrants are exercisable at any time upon payment of an exercise price of
    $    per share.

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                          DESCRIPTION OF INDEBTEDNESS

SENIOR CREDIT FACILITY

    We expect to enter into a new senior secured credit facility concurrent with the closing of this offering that will provide for aggregate borrowings of up to $130 million, such credit facility to consist of an $85 million five-year term loan and a $45 million revolving credit facility. In addition, we are also negotiating to obtain an $80 million acquisition facility. We expect the new credit facilities will contain terms and conditions, restrictive covenants and events of default customary for similar facilities.

                          DESCRIPTION OF CAPITAL STOCK

    We are authorized to issue 200,000,000 shares of common stock $0.01 par value per share and 20,000,000 shares of preferred stock $0.01 par value per share.

    The following description of the material terms of our capital stock is only a summary. You should refer to our amended and restated certificate of incorporation and amended and restated bylaws as in effect upon the closing of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

    As of September 28, 2001, there were       shares of common stock
outstanding, were held of record by one stockholder. There will be shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment options and no exercise of warrants outstanding as of September 28, 2001) after completion of this offering. As of September 28,
2001, we had reserved       shares of stock reserved for issuance upon the
exercise of warrants to purchase       shares of our common stock.

    VOTING RIGHTS. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder of more than 50% of the shares of our common stock can, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares will not be able to elect any directors.

    DIVIDEND RIGHTS. All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources. Our senior credit facilities impose restrictions on our ability to declare dividends with respect to our common stock.

    LIQUIDATION RIGHTS. Upon liquidation or dissolution of our company, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations, including our preferred stock.

    OTHER MATTERS. The holders of our common stock have no preemptive or conversion rights and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

PREFERRED STOCK

    Our restated certificate of incorporation provides for the authorization of 20,000,000 shares of preferred stock, $0.01 par value. The shares of preferred stock may be issued from time to time at the discretion of the board of directors without stockholder approval. The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference and other rights and privileges not in conflict with our restated certificate of incorporation. No shares of our preferred stock are outstanding, and we have no immediate plans to issue any preferred stock. The issuance of any of our preferred stock could provide needed flexibility in connection with possible acquisitions and other corporate purposes, however, the issuance could also make it more difficult for a third party to acquire a majority of our outstanding voting stock or discourage an attempt to gain control of us. In addition, the board of directors, without stockholder approval, can issue shares of preferred stock with voting and conversion rights which could adversely affect the voting power and other rights of the holders of common stock. The listing requirements of The New York Stock Exchange, which would apply so long as the common stock remains listed on The New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of then-outstanding voting power or then-outstanding number of shares of common stock. These

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
additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

DIRECTORS' EXCULPATION AND INDEMNIFICATION

    Our restated certificate provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law, or the DGCL. The effect of this provision is to eliminate our rights, and our stockholders' rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the restated certificate provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. The restated certificate also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL.

WARRANTS

    There are outstanding warrants for an aggregate purchase price of $      to
purchase       shares of our common stock at an exercise price of $  per share.
Of the warrants,       are exercisable at any time until August 5, 2009 and
      of the warrants are exercisable at any time until September 29, 2010. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares of common stock issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reclassifications, combinations and dilutive issuances of securities at prices below the warrant exercise price. Each warrant holder has entered into the lock-up agreements described in "Underwriting."

REGISTRATION RIGHTS

    We and J.H. Whitney Mezzanine Fund, L.P., or J.H. Whitney, J.H. Whitney Market Value Fund, L.P., GreenLeaf Capital, L.P., First Union Investors, Inc. and BNY Capital Partners, L.P., collectively referred to as the warrant holders, have entered into a registration rights agreement. Pursuant to that agreement, the warrant holders are entitled to registration rights. J.H. Whitney, or at any time that it has exercised its warrants and transferred some or all of our shares of common stock, holders of 66 2/3% of the warrants may require us to effect the registration of any shares of our common stock held by them on not more than two occasions pursuant to a demand. This requirement is called a demand registration. Under the terms of the registration rights agreement, we are required to pay all registration expenses in connection with any demand registration. In addition, if we propose to register any of our common stock under the Securities Act, whether for our own account or otherwise, the warrant holders are entitled to notice of the registration and are entitled to include their shares of common stock in that registration with all registration expenses paid by us.

    We entered into a registration rights agreement with IDT Holding, L.L.C., our principal stockholder. Pursuant to that agreement, IDT Holding, L.L.C. is entitled to registration rights and it may require us to effect the registration of any shares of our common stock held by IDT Holding, L.L.C. on not more than two occasions pursuant to a demand and subject to the prior registration rights of our warrant holders. Under the terms of this agreement, we are required to pay all registration expenses in connection with any demand registration. In addition, if we propose to register any of our common stock under the Securities Act, whether for our own account or otherwise, IDT Holding, L.L.C. is entitled to notice of the registration and is entitled to include its shares of common stock in that registration with all registration expenses paid by us.

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
    All holders with registration rights have agreed not to exercise their registration rights until 180 days after the date of this prospectus without the prior consent of Credit Suisse First Boston Corporation.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    Certain provisions of Delaware law and our amended and restated certificate of incorporation and bylaws which become effective upon the commencement of this offering could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or otherwise or the removal of incumbent officers and directors. These provisions, summarized below, may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our company. We believe that the benefits of increased protection of our company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    We will not be subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers which prohibits a Delaware corporation from engaging in any business combination with an "interested stockholder." The restrictions contained in Section 203 will not apply to us until the first time both of the following conditions apply:

    - Section 203 by its terms would apply to us; and

    - Stockholders who are natural persons beneficially own 20% or more of the total voting power on the effective date of this offering cease to continue to own 20% of the total voting power.

    Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

ELECTION AND REMOVAL OF DIRECTORS

    Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management--Board of Directors." This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.

    Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

    At any time that Veritas Capital Management, L.L.C., or Veritas, beneficially owns a majority of our then outstanding common stock, directors may be removed with or without cause. At all other times, directors may be removed only with cause.

BOARD MEETINGS

    Our bylaws provide that the chairman of the board or our secretary, at the request of any two directors, may call special meetings of the board of directors.

STOCKHOLDER MEETINGS

    Our certificate of incorporation provide that special meetings of stockholders may be called by the chairman of our board of directors or our president or by a resolution adopted by our board of directors. In addition, our certificate of incorporation provide that Veritas has the right to call special

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meetings of stockholders at any time it beneficially owns a majority of our then outstanding common stock.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

    Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors or by Veritas when nominating its director designees. In addition, our bylaws provide that so long as Veritas beneficially owns a majority of our then outstanding common stock, the foregoing advance notice procedures for stockholder proposals will not apply to it.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Stockholder action may be taken by written consent only when Veritas beneficially owns a majority of our then outstanding common stock.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

    Amendment of the provisions described above in our certificate of incorporation generally will require an affirmative vote of our directors, as well as the affirmative vote of at least a majority of our then outstanding voting stock if Veritas beneficially owns a majority of our then outstanding common stock or the affirmative vote of at least 80% of our then outstanding voting stock if Veritas beneficially owns less than a majority of our then outstanding common stock. Amendments to any other provisions of our certificate of incorporation generally require the affirmative vote of a majority of our then outstanding voting stock. Our bylaws may be amended by the affirmative vote of our directors or, at any time that Veritas beneficially owns a majority of our then outstanding common stock, the affirmative vote of a majority of our then outstanding common stock. At all other times, our bylaws may be amended by the affirmative vote of at least 80% our then outstanding common stock.

RIGHTS AGREEMENT

    We intend to adopt, prior to consummation of this offering, a rights agreement, subject to the approval of our board. Under the rights agreement, one right will be issued and attached to each share of our common stock including all shares that are outstanding. Each right will entitle the holder, in the circumstances described below, to purchase from our company a unit consisting of one one-hundredth of a share of Series A junior participating preferred stock,
no par value per share, at an exercise price of $      .00 per right, subject to
adjustment in certain events.

    Initially, the rights will be attached to all certificates representing outstanding shares of common stock and will be transferred with and only with these certificates. The rights will become exercisable and separately certificated only upon the distribution date, which will occur upon the earlier of the following:

    - ten days following a public announcement that a person or group other than certain exempt persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the shares of common stock then outstanding; and

    - ten days, or later, if determined by our board prior to any person acquiring 10% or more of the shares of common stock then outstanding, following the commencement or announcement of an intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

    As soon as practicable after the distribution date, certificates will be mailed to holders of record of common stock as of the close of business on the distribution date. From and after the distribution date, the separate certificates alone will represent the rights. Prior to the distribution date, all shares of

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common stock issued will be issued with rights. Shares of common stock issued after the distribution date will not be issued with rights, except that rights may be issued with shares of common stock issued pursuant to any of:

    - the exercise of stock options that were granted or awarded prior to the distribution date;

    - employee plans or arrangements we adopted prior to the distribution date;

    - the exercise, conversion or exchange of securities issued prior to the distribution date; or

    - our contractual obligations.

    The final expiration date of the rights will be the close of business on
            , 20 , unless earlier redeemed or exchanged by us as described below.

    In the event that a person acquires 10% or more of the shares of common stock then outstanding, except pursuant to a tender offer or exchange offer for all the outstanding shares of our common stock approved by our board before the person acquires 10% or more of the shares of common stock then outstanding, each holder of a right other than that person and certain related parties, whose rights will automatically become null and void, will thereafter be entitled to receive, upon exercise of the right, a number of shares of common stock, or, in certain circumstances, cash, property or other securities of our company, having a current market price averaged over the previous 30 consecutive trading days equal to two times the exercise price of the right.

    If, at any time on or after a person acquires 10% or more of the shares of common stock then outstanding, our company effects a merger or other business combination in which it is not the surviving entity, or any shares of our common stock are changed into or exchanged for other securities, or 50% or more of its assets, cash flow or earning power is sold or transferred, then each holder of a right, except rights owned by any person who has acquired 10% or more of the shares of common stock then outstanding or certain related parties, which will have become void as set forth above, will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a fair market value equal to two times the exercise price of the right.

    The exercise price payable, and the number of shares of Series A junior participating preferred stock, shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on the Series A junior participating preferred stock payable in shares of Series A junior participating preferred stock, a subdivision or combination of the Series A junior participating preferred stock, a grant or distribution to holders of the Series A junior participating preferred stock of certain subscription rights, warrants, evidence of indebtedness, cash or other assets, or other similar events. In addition, the number of rights associated with each share of our common stock is subject to adjustment in the event of a declaration of a dividend on our common stock payable in common stock or a subdivision or combination of our common stock.

    No fractional rights or shares of Series A junior participating preferred stock will be issued. In lieu thereof, an adjustment in cash will be made based on the market price of the common stock, right or Series A junior participating preferred stock on the last trading date prior to the date of exercise. Pursuant to the rights agreement, we reserve the right to require that, prior to the occurrence of one of the events that triggers the ability to exercise the rights, upon any exercise of rights, a number of rights be exercised so that only whole shares of Series A junior participating preferred stock will be issued.

    We will also have the option, at any time after a person acquires 10% and before a person acquires a majority of the shares of our common stock then outstanding to exchange some or all of the rights, other than rights owned by the acquiring person or certain related parties, which will have become void, at an exchange ratio of one share of common stock and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

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    At any time prior to the time the rights become exercisable, our company, by vote of a majority of our board, may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable, at our option, in cash, shares of common stock or other consideration as our board may determine. Upon redemption, the rights will terminate and holders of rights will receive only the redemption price.

    For as long as the rights are redeemable, our company may amend the rights agreement in any manner, including extending the time period in which the rights may be redeemed. After the time the rights cease to be redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such. Until a right is exercised, the holder, as such, will have no rights as a stockholder of our company, including the right to vote or to receive dividends.

    Our certificate of incorporation provides that each share of Series A junior participating preferred stock that may be issued upon exercise of the rights will be entitled to receive, when, as and if declared, cash and non-cash dividends equal to the greater of:

    - a dividend multiple of 100 times the aggregate per share amount of all cash and non-cash dividends declared or paid on the common stock, subject to adjustments for stock splits or dividends payable in common stock or reclassifications of common stock; or

    - preferential quarterly cash dividends of $0.01 per share.

    Holders of Series A junior participating preferred stock will have a vote multiple of 100 votes per share, subject to adjustments for dividends payable in common stock or subdivisions or combinations of common stock and, except as otherwise provided by the certificate of incorporation, or applicable law, will vote together with holders of common stock as a single class. In the event that the preferential quarterly cash dividends are in arrears for six or more quarterly dividend payment periods, holders of Series A junior participating preferred stock will have the right to elect two additional members of our board.

    In the event of the liquidation, dissolution or winding up of our company, after provision for liabilities and any preferential amounts payable with respect to any preferred stock ranking senior to the Series A junior participating preferred stock, the holders of any Series A junior participating preferred stock will be entitled to receive liquidation payments per share in an amount equal to the following:

    - $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of payment; and

    - a proportionate share, on equal terms with the holders of common stock, of the assets remaining after payment described above and a nominal payment to the holders of common stock.

    The rights of the Series A junior participating preferred stock as to dividends, voting and liquidation are protected by antidilution provisions.

    In the event of a consolidation, merger or other transaction in which the shares of capital stock are exchanged, holders of shares of Series A junior participating preferred stock will be entitled to receive an amount per share, equal to 100 times the amount of stock, securities, cash or other property for which each share of common stock is exchanged. The shares of Series A junior participating preferred stock are not redeemable at the option of our company or any holder thereof.

    The rights will have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if that acquisition may be in the best interests of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights will not interfere with a merger or other business combination approved by our board.

    The rights agreement excludes Veritas, as well as transferees of at least 10% of our then outstanding common stock from Veritas, from being considered an acquiring person.

LISTING

    We will apply to list our common stock on The New York Stock Exchange under the trading symbol "IDE."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been a public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of these sales, could adversely affect the trading price of the common stock and could impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

    Upon completion of this offering, we will have outstanding       shares of
common stock, assuming no exercise of the underwriters' over-allotment options and no exercise of warrants to purchase common stock outstanding as of
September 28, 2001. Of these shares, the       shares sold in this offering will
be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below.

    The remaining       shares of common stock outstanding upon completion of
this offering and warrants to acquire       shares of common stock and such
underlying common stock will be "restricted securities" as defined in Rule 144.
IDT Holding, L.L.C. will own       shares of such restricted securities
following this offering. J.H. Whitney Mezzanine Fund, L.P. will own   warrants
to acquire   of such restricted securities following this offering. Subject to the lock-up agreements described below, these securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which are summarized below.

    All of these restricted securities will be eligible for sale in the public market, subject in some cases to the volume limitations and other restrictions of Rule 144, beginning upon expiration of the lock-up agreements described below.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

       - 1% of then-outstanding shares of common stock, or   shares; and

       - the average weekly trading volume in the common stock on The New York Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

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
LOCK-UP AGREEMENTS

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation until 180 days after the date of this prospectus.

    Our sole stockholder and the warrant holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

                     CERTAIN FEDERAL INCOME AND ESTATE TAX
              CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by non-U.S. holders. As used herein, "non-U.S. holder" means any person or entity that holds our common stock, other than:

    - an individual citizen or resident of the U.S.;

    - a corporation or partnership created or organized in or under the laws of the U.S., or of any state of the U.S. or the District of Columbia, other than any partnership treated as foreign under U.S. Treasury Regulations;

    - an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

    - in general, a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust.

    The summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, temporary and proposed U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations of each, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We assume in the summary that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). This summary is for general information only. It does not address aspects of U.S. federal taxation other than income and estate taxation. This summary does not discuss all the tax consequences that may be relevant to a non-U.S. holder in light of the holder's particular circumstances (for instance, insurance companies, tax-exempt organizations, pension funds, broker- dealers, and financial institutions), nor does it consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws (such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies", corporations that accumulate earnings to avoid U.S. federal income tax, owners of more than 5% of our common stock and certain U.S. expatriates). In addition, this summary does not address any state, local, or foreign tax considerations that may be relevant to a non-U.S. holder's decision to purchase shares of our common stock.

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES, AS WELL AS OTHER U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES, AND THE NON-U.S. TAX CONSEQUENCES, TO THEM OF OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

INCOME TAX

DIVIDENDS

    We do not have a present intention to pay dividends on shares of our common stock. In general, however, dividends we pay to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with such a U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including Internal Revenue

Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation or deemed repatriation from the U.S. of its "effectively connected earnings and profits," subject to certain adjustments and exceptions. Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

DISPOSITION OF OUR COMMON STOCK

    - Generally, non-U.S. holders will not be subject to U.S. federal income tax, or withholding thereof, in respect of gain recognized on a disposition of our common stock unless:

    - the gain is effectively connected with the holder's conduct of a trade or business within the U.S., or if a tax treaty applies, is attributable to a permanent establishment or fixed base of the holder in the U.S.; in any such case gain will be subject to regular graduated U.S. income tax rates and the branch profits tax described above may also apply if the non-U.S. holder is a corporation;

    - in the case of a non-U.S. holder who is a non-resident alien individual and holds our common stock as a capital asset, the holder is present in the U.S. for 183 or more days in the taxable year of the sale and other conditions are met;

    - we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and certain other conditions are met; we do not believe we are or have been a United States real property holding corporation and do not expect to become one in the future; or

    - the holder is subject to tax pursuant to U.S. federal income tax provisions applicable to certain U.S. expatriates.

ESTATE TAX

    If an individual non-U.S. holder owns, or is treated as owning, our common stock at the time of his or her death, such stock would generally be includable in the individual's gross estate for U.S. federal estate tax purposes. In such case, our common stock may be subject to U.S. federal estate tax imposed on the estates of nonresident aliens, in the absence of a contrary provision contained in an applicable estate tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withheld on those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides or is established.

    Dividends paid on our common stock to a non-U.S. holder will generally be subject to backup withholding tax at a 30.5% rate (30% after December 31, 2001) if the holder fails to establish an exemption or to furnish other information (which is generally provided by furnishing a properly executed IRS Form W-8BEN or any successor form).

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
    Payments of proceeds from the sale of our common stock by a non-U.S. holder made to or through a U.S. office of a broker are generally subject to both information reporting and backup withholding tax unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption (for example, that it is a corporation). Payments of proceeds from the sale of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through certain non-U.S. offices, including the non-U.S. offices of a U.S. broker and foreign brokers with certain types of connections to the U.S., are generally subject to information reporting, but not backup withholding, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption.

    Backup withholding is not an additional tax. A non-U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

    Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, including the availability of an exemption from such requirements and the procedures for obtaining such an exemption.

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
                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2002, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC World Markets Corp. and Credit Lyonnais Securities (USA) Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                 NUMBER
                                                                OF SHARES
UNDERWRITER                                                     ---------
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
CIBC World Markets Corp.....................................
Credit Lyonnais Securities (USA) Inc........................

                                                                --------
  Total.....................................................
                                                                ========

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to       additional shares at the initial public offering price
less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $               per
share. The underwriters and selling group members may allow a discount of
$               per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

    The following table summarizes the compensation and estimated expenses we will pay:

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting Discounts and
  Commissions paid by us................      $                $                $                $
Expenses payable by us..................      $                $                $                $

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The representatives and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Banks affiliated with some of the underwriters participating in this offering are lenders under our existing senior secured credit facility and will receive a portion of the proceeds of this offering from the repayment of a portion of that

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
facility. We are currently in compliance with the terms of the indebtedness owed by us to banks affiliated with the underwriters. We expect that banks affiliated with some of the underwriters also will be lenders under our new credit facilities. The decision of the underwriters to distribute our common stock was made independently of the banks affiliated with those underwriters. Those banks had no involvement in determining whether or when we would sell our common stock or the terms of this offering.

    We may use more than 10% of the net proceeds from the sale of the common stock to repay indebtedness owed by us to affiliates of CIBC World Markets Corp. and Credit Lyonnais Securities (USA) Inc., both of whom are underwriters in this offering. Accordingly, this offering may be made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Credit Suisse First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock is no higher than the price recommended by Credit Suisse First Boston Corporation.

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation until 180 days after the date of this prospectus.

    Our sole stockholder and the warrant holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation unitl 180 days after the date of this prospectus.

    The underwriters have reserved for sale at the initial public offering price
up to       shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

    We have applied to list the shares of common stock on The New York Stock Exchange.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters and will not necessarily reflect the market price of the common stock following the offering. The principal factors that will be considered in determining the public offering price will include:

    - the information in this prospectus and otherwise available to the underwriters;

    - market conditions for initial public offerings;

    - the history and the prospects for the industry in which we will compete;

    - the ability of our management;

    - the prospects for our future earnings;

    - the present state of our development and our current financial condition;

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

    - the general condition of the securities markets at the time of this offering.

    We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

    In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBDIRECT Inc., an on-line broker dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

    - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

    - where required by law, that the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION--ONTARIO PURCHASERS ONLY

    Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

    All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

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
TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    Selected legal matters in connection with the offering of common stock are being passed upon for us by Winston & Strawn, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore.

                                    EXPERTS

    Our consolidated financial statements, and those of our predecessor, as of December 31, 1999 and 2000, and for the period from January 1, 1998 to October 23, 1998, the period from October 24, 1998 to December 25, 1998 and the years ended December 31, 1999 and 2000, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement of which this prospectus is a part, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement of which this prospectus is a part, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Tech-Sym Corporation as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the shares to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

    You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material are also available by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates.

    Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's website at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
CONSOLIDATED FINANCIAL STATEMENTS OF INTEGRATED DEFENSE
  TECHNOLOGIES, INC. AND PREDECESSOR:

Independent Auditors' Report for the period from January 1,
  1998 to October 23, 1998 (date of sale)...................     F-2

Independent Auditors' Report for the period from
  October 24, 1998 to December 25, 1998 and for the years
  ended December 31, 1999 and 2000..........................     F-3

Consolidated Balance Sheets as of December 31, 1999 and
  2000, and September 29, 2000 (unaudited) and
  September 28, 2001 (unaudited)............................     F-4

Consolidated Statements of Operations for the period from
  January 1, 1998 to October 23, 1998, the period from
  October 24, 1998 to December 25, 1998, for the years ended
  December 31, 1999 and 2000, and for the nine months ended
  September 29, 2000 (unaudited) and September 28, 2001
  (unaudited)...............................................     F-5

Consolidated Statements of Cash Flows for the period from
  January 1, 1998 to October 23, 1998, the period from
  October 24, 1998 to December 25, 1998, for the years ended
  December 31, 1999 and 2000, and for the nine months ended
  September 29, 2000 (unaudited) and September 28, 2001
  (unaudited)...............................................     F-6

Consolidated Statements of Stockholder's Equity for the
  period from January 1, 1998 to October 23, 1998, the
  period from October 24, 1998 to December 25, 1998, for the years ended December 31, 1999 and 2000, and for the nine
  months ended September 28, 2001 (unaudited)...............     F-7

Notes to Consolidated Financial Statements..................     F-8

CONSOLIDATED FINANCIAL STATEMENTS OF TECH-SYM CORPORATION:

Report of Independent Accountants...........................    F-28

Consolidated Statement of Operations for the years ended
  December 31, 1999, 1998 and 1997..........................    F-29

Consolidated Balance Sheet--December 31, 1999, and 1998.....    F-30

Consolidated Statement of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................    F-31

Consolidated Statement of Changes in Shareholders'
  Investment for the years ended December 31, 1999, 1998 and
  1997......................................................    F-32

Notes to Consolidated Financial Statements..................    F-33

Consolidated Statement of Income for the nine months ended
  September 28, 2000 (unaudited)............................    F-57

Consolidated Statement of Cash Flows for the nine months
  ended September 28, 2000 (unaudited)......................    F-58

Notes to Consolidated Financial Statements..................    F-59

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of

  Integrated Defense Technologies, Inc.:

    We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows for the period from January 1, 1998 to October 23, 1998 (date of sale) of PEI Acquisitions Corporation and subsidiary (a predecessor company to Integrated Defense Technologies, Inc.). These financial statements are the responsibility of Integrated Defense
Technologies, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the results of PEI Acquisitions Corporation and subsidiary operations and their cash flows for the period from January 1, 1998 to October 23, 1998 (date of sale) in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Birmingham, Alabama
December 14, 2001

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of

  Integrated Defense Technologies, Inc.:

    We have audited the accompanying consolidated balance sheets of Integrated Defense Technologies, Inc. (formerly PEI Electronics Holding Corp. and a wholly owned subsidiary of IDT Holding, L.L.C.) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholder's equity, and cash flows for the period from October 24, 1998 to December 25, 1998 and for the years ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Integrated Defense Technologies, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the period from October 24, 1998 to December 31, 1998 and for the years ended December 31, 1999 and 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Birmingham, Alabama
December 14, 2001

                     INTEGRATED DEFENSE TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

           DECEMBER 31, 1999 AND 2000, SEPTEMBER 29, 2000 (UNAUDITED)
                       AND SEPTEMBER 28, 2001 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                           SEPTEMBER 29,   SEPTEMBER 28,
                                             DECEMBER 31,   DECEMBER 31,       2000            2001
                                                 1999           2000        (UNAUDITED)     (UNAUDITED)
                                             ------------   ------------   -------------   -------------
ASSETS

CURRENT ASSETS:
  Cash.....................................    $  2,789       $  4,938       $  6,769        $  1,091
  Restricted cash..........................                      5,924          1,804           3,103
  Contracts receivable, net................      29,715         97,331         86,987         112,181
  Income tax receivable....................       2,052          2,784          1,067             232
  Other receivables........................                      2,104          2,534             361
  Inventories, net.........................       6,932         13,197         12,335          12,988
  Prepaid expenses and other...............         741            868          1,402             898
  Deferred income taxes....................       1,602         10,094         10,603          10,006
                                               --------       --------       --------        --------
    Total current assets...................      43,831        137,240        123,501         140,860
PROPERTY AND EQUIPMENT, NET................      18,963         50,735         55,125          45,602
GOODWILL, NET..............................      53,978         83,130         83,288          78,213
OTHER ASSETS...............................       4,007          9,975          9,259          10,744
DEFERRED INCOME TAXES......................         310          3,815          5,887           5,952
                                               --------       --------       --------        --------
TOTAL......................................    $121,089       $284,895       $277,060        $281,371
                                               ========       ========       ========        ========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Revolving credit loan....................    $  5,268       $  8,050                       $ 10,500
  Current portion of long-term debt........       2,250          7,664       $  5,593           8,289
  Accounts payable.........................       6,166         12,613          8,968          15,626
  Accrued expenses.........................      12,016         28,596         34,452          18,932
  Billings in excess of costs and
    earnings...............................                      5,141          5,567           9,566
                                               --------       --------       --------        --------
    Total current liabilities..............      25,700         62,064         54,580          62,913
LONG-TERM DEBT.............................      59,306        161,996        163,953         156,328
OTHER LIABILITIES..........................         548            462             --           8,055
POSTRETIREMENT EMPLOYEE BENEFITS...........       5,735          5,789          5,706           6,238
                                               --------       --------       --------        --------
    Total liabilities......................      91,289        230,311        224,239         233,534
                                               --------       --------       --------        --------

STOCKHOLDER'S EQUITY:
  Common stock.............................           1              1              1               1
  Additional paid-in capital...............      30,390         54,569         54,569          54,569
  Accumulated other comprehensive loss.....          --             --             --          (4,994)
  Retained earnings (deficit)..............        (591)            14         (1,749)         (1,739)
                                               --------       --------       --------        --------
    Total stockholder's equity.............      29,800         54,584         52,821          47,837
                                               --------       --------       --------        --------
TOTAL......................................    $121,089       $284,895       $277,060        $281,371
                                               ========       ========       ========        ========

                See notes to consolidated financial statements.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR
                     CONSOLIDATED STATEMENTS OF OPERATIONS

    FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 23, 1998, THE PERIOD FROM
                              OCTOBER 24, 1998 TO
 DECEMBER 25, 1998, FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000, AND FOR THE
                                  NINE MONTHS
    ENDED SEPTEMBER 29, 2000 (UNAUDITED) AND SEPTEMBER 28, 2001 (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                               PREDECESSOR
                                 (NOTE 1)
                                                                           THE COMPANY (NOTE 1)
                              --------------   -----------------------------------------------------------------------------
                                PERIOD           PERIOD                                        NINE MONTHS     NINE MONTHS
                              JANUARY 1,       OCTOBER 24,                                       ENDED           ENDED
                                 1998             1998           YEAR ENDED     YEAR ENDED     SEPTEMBER 29,   SEPTEMBER 28,
                              TO OCTOBER 23,   TO DECEMBER 25,   DECEMBER 31,   DECEMBER 31,
                                 1998             1998              1999           2000           2000            2001
                              --------------   ---------------   ------------   ------------   -------------   -------------
                                                                                                (UNAUDITED)     (UNAUDITED)
CONTRACT REVENUE............     $38,796           $10,198         $102,232       $180,573       $107,238        $189,261
CONTRACT COSTS..............      30,302             7,655           78,493        130,459         78,431         134,306
                                 -------           -------         --------       --------       --------        --------
GROSS PROFIT................       8,494             2,543           23,739         50,114         28,807          54,955
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES...       2,526               713            8,098         20,543         13,299          25,543
RESEARCH AND DEVELOPMENT AND
  BID AND PROPOSAL
  EXPENSES..................       2,106               592            4,412          8,767          5,915           9,786
AMORTIZATION................        (132)              337            3,151          5,823          3,022           5,479
                                 -------           -------         --------       --------       --------        --------
INCOME FROM OPERATIONS......       3,994               901            8,078         14,981          6,571          14,147
INTEREST EXPENSE............         257               665            5,233         10,064          5,819          14,883
OTHER INCOME................         367                --               --             --             --             277
                                 -------           -------         --------       --------       --------        --------
INCOME (LOSS) BEFORE INCOME
  TAX EXPENSE AND
  EXTRAORDINARY LOSS........       4,104               236            2,845          4,917            752            (459)
INCOME TAX EXPENSE..........       1,188               211            1,699          3,386            985           1,294
                                 -------           -------         --------       --------       --------        --------
INCOME (LOSS) BEFORE
  EXTRAORDINARY LOSS........       2,916                25            1,146          1,531           (233)         (1,753)
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT
  (net of income tax benefit
  of $1,078 (1999) and $566
  (2000))...................          --                --            1,762            926            926              --
                                 -------           -------         --------       --------       --------        --------
NET INCOME (LOSS)...........     $ 2,916           $    25         $   (616)      $    605       $ (1,159)       $ (1,753)
                                 =======           =======         ========       ========       ========        ========
EARNINGS (LOSS) PER
  SHARE--BASIC:
  Income (loss) before
    extraordinary loss......                       $  0.50         $  22.92       $  30.62       $  (4.66)       $ (35.06)
  Extraordinary loss........                            --           (35.24)        (18.52)        (18.52)             --
                                                   -------         --------       --------       --------        --------
  Net income (loss).........                       $  0.50         $ (12.32)      $  12.10       $ (23.18)       $ (35.06)
                                                   =======         ========       ========       ========        ========
EARNINGS (LOSS) PER
  SHARE--DILUTED:
  Income (loss) before
    extraordinary loss......                       $  0.50         $  21.94       $  27.14       $  (4.66)       $ (35.06)
  Extraordinary loss........                            --           (34.26)        (16.41)        (18.52)             --
                                                   -------         --------       --------       --------        --------
    Net income (loss).......                       $  0.50         $ (12.32)      $  10.73       $ (23.18)       $ (35.06)
                                                   =======         ========       ========       ========        ========
WEIGHTED-AVERAGE SHARES
  OUTSTANDING:
  Basic.....................                        50,000           50,000         50,000         50,000          50,000
                                                   =======         ========       ========       ========        ========
  Diluted...................                        50,000           52,238         56,401         50,000          50,000
                                                   =======         ========       ========       ========        ========

                See notes to consolidated financial statements.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
    FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 23, 1998, THE PERIOD FROM
                              OCTOBER 24, 1998 TO
 DECEMBER 25, 1998, FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000, AND FOR THE
                                  NINE MONTHS
    ENDED SEPTEMBER 29, 2000 (UNAUDITED) AND SEPTEMBER 28, 2001 (UNAUDITED)
                                 (IN THOUSANDS)


                                   PREDECESSOR
                                     (NOTE 1)
                                                                                THE COMPANY (NOTE 1)
                                  --------------   ------------------------------------------------------------------------------
                                    PERIOD           PERIOD                                        NINE MONTHS      NINE MONTHS
                                  JANUARY 1,       OCTOBER 24,                                        ENDED           ENDED
                                     1998             1998           YEAR ENDED     YEAR ENDED     SEPTEMBER 29,    SEPTEMBER 28,
                                  TO OCTOBER 23,   TO DECEMBER 25,   DECEMBER 31,   DECEMBER 31,
                                     1998             1998              1999           2000           2000             2001
                                  --------------   ---------------   ------------   ------------   --------------   -------------
                                                                                                    (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss).............      $2,916          $     25         $   (616)     $     605       $  (1,159)       $ (1,753)
  Adjustments to reconcile net
    income (loss) to net cash
    provided by (used in)
    operating activities:
    Extraordinary loss on early
      extinguishment of debt....          --                --            1,762            926             926              --
    Depreciation expense........          98               222            2,116          6,851           4,100           7,957
    Amortization expense........        (132)              337            3,151          5,823           3,022           5,479
    Loss on disposal of property
      and equipment.............          --                --               --             --              --           1,151
    Deferred income taxes.......        (400)              264              568          3,239             658           1,012
    Changes in assets and
      liabilities that provided
      (used) cash, net of
      effects of acquisitions:
      Restricted cash...........          --                --               --         (2,936)          1,183           2,821
      Contracts receivable......      (6,417)           (1,125)          (9,789)       (17,823)         (7,479)        (14,850)
      Income taxes receivable...        (929)             (579)            (824)        (4,998)         (3,281)          2,552
      Other receivables.........          --                --               --         (1,616)         (2,046)          1,743
      Inventories, net..........        (105)             (120)           6,115          1,710           1,568             209
      Other assets..............          47                --           (1,131)        (1,670)          1,282          (1,423)
      Accounts payable..........       1,056              (806)             852          2,833            (812)          3,013
      Accrued expenses..........       4,564            (1,036)           2,670         (7,237)         (5,328)         (9,669)
      Billing in excess of costs
         and earnings...........      (1,653)               --               --           (425)             --           4,425
      Other, net................        (166)              170              288           (636)           (685)            511
                                      ------          --------         --------      ---------       ---------        --------
         Net cash provided by
           (used in) operating
           activities...........      (1,121)           (2,648)           5,162        (15,354)         (8,051)          3,178
                                      ------          --------         --------      ---------       ---------        --------
INVESTING ACTIVITIES:
  Purchase of property and
    equipment...................        (186)             (256)          (1,657)        (5,178)         (2,600)         (3,883)
  Cash paid in connection with
    acquisitions, net of cash
    acquired and net of proceeds
    received from divested
    businesses..................          --           (37,114)         (53,632)      (105,460)       (105,460)             --
                                      ------          --------         --------      ---------       ---------        --------
      Net cash used in investing
         activities.............        (186)          (37,370)         (55,289)      (110,638)       (108,060)         (3,883)
                                      ------          --------         --------      ---------       ---------        --------
FINANCING ACTIVITIES:
  Cash overdraft................          --             1,255           (1,255)            --              --              --
  Contributed capital from
    parent......................          --             9,999           17,000         20,500          20,500              --
  Redemption of preferred
    stock.......................      (4,398)               --               --             --              --              --
  Issuance of long-term debt,
    net.........................          --            27,134           64,750        155,000         155,000              --
  Repayment of long-term debt...      (4,200)             (475)         (28,381)       (43,500)        (43,500)         (5,592)
  Payment of debt issuance
    costs.......................          --                --           (2,361)        (6,641)         (6,641)             --
  Net borrowings (repayments)
    under revolving credit
    loan........................          --             2,105            3,163          2,782          (5,268)          2,450
                                      ------          --------         --------      ---------       ---------        --------
      Net cash provided by (used
         in) financing
         activities.............      (8,598)           40,018           52,916        128,141         120,091          (3,142)
                                      ------          --------         --------      ---------       ---------        --------
NET INCREASE (DECREASE) IN
  CASH..........................      (9,905)               --            2,789          2,149           3,980          (3,847)
CASH, BEGINNING OF PERIOD.......       9,905                --               --          2,789           2,789           4,938
                                      ------          --------         --------      ---------       ---------        --------
CASH, END OF PERIOD.............      $   --          $     --         $  2,789      $   4,938       $   6,769        $  1,091
                                      ======          ========         ========      =========       =========        ========

SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
  Cash paid for interest........      $  273          $    215         $  4,626      $  10,007       $   2,823        $ 12,870
                                      ======          ========         ========      =========       =========        ========
  Cash paid for income taxes....      $1,612          $    510         $  1,319      $   1,866       $     435        $     --
                                      ======          ========         ========      =========       =========        ========
SUPPLEMENTAL DISCLOSURE OF
  NONCASH FINANCING ACTIVITY:
  Issuance of common stock
    warrant.....................          --                --            3,391          3,679           3,679              --
  Conversion of advances from
    parent to additional paid-in
    capital.....................          --          $  9,999         $     --      $      --       $      --              --
                                                      ========         ========      =========       =========
  Unrealized loss on derivative
    financial instrument........          --                                                                          $ (4,994)
                                                                                                                      ========

                See notes to consolidated financial statements.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

    FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 23, 1998, THE PERIOD FROM
                              OCTOBER 24, 1998 TO
 DECEMBER 25, 1998, FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000, AND FOR THE
                                  NINE MONTHS
                      ENDED SEPTEMBER 28, 2001 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                    ACCUMULATED
                                                  COMMON STOCK        ADDITIONAL       OTHER       RETAINED
                                              ---------------------    PAID-IN     COMPREHENSIVE   EARNINGS
                                               SHARES       AMOUNT     CAPITAL         LOSS        (DEFICIT)    TOTAL
                                              ---------    --------   ----------   -------------   ---------   --------
PREDECESSOR (NOTE 1)

  BALANCE, JANUARY 1, 1998..................  1,081,000(1)   $  1                                   $ 3,496    $ 3,497
    Issuance of common stock................      5,000
    Accrued preferred stock dividends.......                                                           (181)      (181)
    Accrued dividends.......................                                                             (3)        (3)
    Net income..............................                                                          2,916      2,916
                                              ---------      ----      -------        -------       -------    -------
  BALANCE, OCTOBER 23, 1998.................  1,086,000      $  1                                   $ 6,228    $ 6,229
                                              =========      ====      =======        =======       =======    =======

THE COMPANY (NOTE 1)
  BALANCE, OCTOBER 24, 1998.................     50,000(2)   $  1                                              $     1
    Contribution of capital from parent.....                           $ 9,999                                   9,999
    Net income..............................                                                        $    25         25
                                              ---------      ----      -------                      -------    -------
  BALANCE, DECEMBER 25, 1998................     50,000         1        9,999                           25     10,025
    Contributed capital from parent.........                            17,000                                  17,000
    Issuance of common stock warrant........                             3,391                                   3,391
    Net loss................................                                                           (616)      (616)
                                              ---------      ----      -------                      -------    -------
  BALANCE, DECEMBER 31, 1999................     50,000         1       30,390                         (591)    29,800
    Contributed capital from parent.........                            20,500                                  20,500
    Issuance of common stock warrant........                             3,679                                   3,679
    Net income..............................                                                            605        605
                                              ---------      ----      -------                      -------    -------
  BALANCE, DECEMBER 31, 2000................     50,000         1       54,569                           14     54,584
    Comprehensive loss:
      Net loss (unaudited)..................                                                         (1,753)    (1,753)
    Other comprehensive loss (unaudited):
      Cumulative effect of change in
        accounting principle, net of income
        tax benefit of $858.................                                          $(1,400)                  (1,400)
      Unrealized loss on derivative
        instrument, net of income tax
        benefit of $2,203...................                                           (3,594)                  (3,594)
                                                                                                               -------
    Total comprehensive loss................                                                                    (6,747)
                                              ---------      ----      -------        -------       -------    -------
BALANCE, SEPTEMBER 28, 2001 (unaudited).....     50,000      $  1      $54,569        $(4,994)      $(1,739)   $47,837
                                              =========      ====      =======        =======       =======    =======

--------------------------

(1) $.001 par value, 3,000,000 shares authorized

(2) $.01 par value per share, 100,000 shares authorized, 50,000 issued and outstanding

                See notes to consolidated financial statements.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

    PREDECESSOR--PEI Acquisitions Corporation ("PAC") was incorporated on October 24, 1996 and was inactive until January 10, 1997. On January 10, 1997, PAC acquired all of the outstanding common stock of Pentastar Electronics, Inc. ("Pentastar") and subsequently changed Pentastar's name to PEI
Electronics, Inc. ("PEI"). PEI was the sole operating subsidiary of PAC for the period from January 1, 1998 to October 23, 1998. PAC is referred to as the "Predecessor".

    THE COMPANY--PEI Holdings Corp. ("PHC"), a wholly-owned subsidiary of PEI Electronics Holding Corp. ("PEH"), was incorporated on June 29, 1998 and was inactive until October 23, 1998. On October 24, 1998, PHC acquired all of the outstanding common stock of PAC (see Note 3). Subsequently, PHC was merged into PAC, and PAC was merged into its wholly-owned subsidiary, PEI. PEI was the sole operating subsidiary of PEH for the period from October 24, 1998 to December 25, 1998.

    On July 20, 1999, PEH changed its name to Integrated Defense
Technologies, Inc. ("IDT"). On August 6, 1999, IDT Holding, L.L.C. ("IDTH") was formed as the parent holding company of IDT. PEI continued as the sole operating subsidiary of IDTH.

    On March 23, 1999, SierraTech, Inc. ("SierraTech"), a wholly-owned subsidiary of IDT, was incorporated and was inactive until August 6, 1999. On August 6, 1999, SierraTech acquired substantially all the assets and assumed certain liabilities of the Sierra Research ("Sierra") division of Sierra Technologies, Inc. and the Zeta ("Zeta") division of Sierra Networks, Inc. (see
Note 3).

    On September 29, 2000, T-S Acquisition Corp. ("T-S Acquisition"), a wholly-owned subsidiary of IDT, was incorporated and acquired all of the outstanding common stock of Tech-Sym Corporation ("Tech-Sym"). Concurrent with this acquisition, two subsidiaries of Tech-Sym, TRAK Communications, Inc. ("TRAK") and CrossLink, Inc. ("CrossLink"), were sold to companies affiliated with IDT through common ownership. The remaining operating divisions of Tech-Sym include Metric Systems Corporation ("Metric") and its Continental Electronics Corporation division ("Continental"), and Enterprise Electronics Corporation ("Enterprise") (see Note 3). IDT, along with its wholly-owned subsidiaries PEI, SierraTech, and Tech-Sym, are collectively referred to herein as the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS--The Company presently operates in three business segments: Electronic Combat Systems, Diagnostics and Power Systems, and Communications and Surveillance Systems. See Note 12 for discussion of the nature of each of the Company's operating segments, including information about products and services provided and the classes of customers served.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of IDT and its wholly-owned subsidiary companies. All significant intercompany transactions and accounts have been eliminated in consolidation.

    ACCOUNTING ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of issues requiring these estimates and assumptions could differ significantly from the resolution currently anticipated by management and on which the financial statements are based.

    RESTRICTED CASH--Restricted cash consists of monies escrowed to secure certain letters of credit required under contracts with foreign governments and funds acquired in acquisition of Tech-Sym Corporation.

    CONTRACT REVENUE--A substantial portion of the Company's revenue is accounted for under the percentage-of-completion method of accounting in which revenue is recorded for incurred costs, plus a portion of the profit expected to be realized. The amount of revenue recognized is the portion of the total contract price that the cost expended to date bears to the anticipated total cost, based on current estimates of cost at completion. It is not related to progress billings to customers. The contract price includes all amounts currently under contract, including approved contract changes and the portion of authorized but unpriced contract changes for which the Company can reasonably estimate the value. Claims for equitable adjustments to contracts' value are recognized, to the extent of costs incurred, when realization is probable and amounts can be reliably estimated. Estimated costs at completion on long-term contracts are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profit resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in full as they are identified. Contract costs include direct material, labor and subcontract costs, and allocated indirect overhead.

    Revenue and profits for certain of Sierra's fixed-price contracts that were entered into prior to August 6, 1999 have been recorded as revenue as units are delivered in accordance with the contract terms.

    The operating cycle of the Company is based on the lives of its individual contracts, which may extend beyond one year. Accordingly, all contract-related assets, including claims, and contract-related liabilities are classified as current assets or liabilities. A one year time period is used as the basis for classifying all other current assets and liabilities.

    SHIPPING AND HANDLING--Amounts billed to customers for shipping and handling costs are included in contract revenue in the consolidated statements of operations with the associated costs included as a component of contract costs.

    PROPERTY AND EQUIPMENT--Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed by using the straight-line method over the following estimated useful lives: buildings
30-45 years, machinery and equipment 5-12 years, and office equipment
3-10 years. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful lives of the assets or the remaining term of the lease. The amortization periods for the Company's leasehold improvements currently range from 5-7 years.

    IMPAIRMENT OF LONG-LIVED ASSETS--The Company periodically evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived assets.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES--Deferred income taxes are recorded for differences in the book and tax basis of assets and liabilities based on the tax rates and laws enacted as of the balance sheet date. The effects of future changes in tax laws or rates are not anticipated.

    RESEARCH AND DEVELOPMENT--Research and development expenditures are expensed as incurred. Such expenditures were $2,106, $351, $2,678 and $5,618 for the period from January 1, 1998 to October 23, 1998, the period from October 24, 1998 to December 25, 1998 and for the years ended December 31, 1999 and 2000, respectively.

    GOODWILL--Goodwill is recorded when the consideration paid for a business acquisition exceeds the fair value of the identifiable net tangible and intangible assets acquired. The Company's goodwill is being amortized over a 15-year period using the straight-line method. Accumulated amortization of goodwill totaled approximately $3,290 and $7,634 at December 31, 1999 and 2000, respectively.

    BILLINGS IN EXCESS OF COSTS AND EARNINGS--Billings in Excess of Costs and Earnings consists of amounts for which contract billings have been presented but goods and services required under the contracts have not yet been provided or revenue recognized.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--the carrying value of the Company's contracts receivable, accounts payable, advances and accrued expenses approximates fair value because of the short-term nature of these instruments. Additional fair value disclosure for interest-bearing debt and financial instruments is presented in Notes 7 and 8.

    DERIVATIVE FINANCIAL INSTRUMENTS--The Company uses derivative financial instruments, primarily interest rate swaps, to reduce financial market risks. The Company does not use derivative financial instruments for speculative or trading purposes. See Note 8.

    EARNINGS (LOSS) PER SHARE ("EPS")--The Company reports two separate earnings
(loss) per share numbers, basic and diluted. Both are computed by dividing income (loss) before extraordinary loss and net income (loss) by the weighted-average common shares outstanding (basic EPS) and weighted-average common shares outstanding assuming dilution (diluted EPS) as detailed below:

                                                                            NINE MONTHS     NINE MONTHS
                                              YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                             DECEMBER 31,   DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                                                 1999           2000           2000            2001
                                             ------------   ------------   -------------   -------------
                                                                            (UNAUDITED)     (UNAUDITED)
Weighted-average shares outstanding........     50,000         50,000          50,000          50,000
Dilutive effect of warrants................      2,238          6,401              --              --
                                                ------         ------          ------          ------
Weighted-average shares, assuming
dilution...................................     52,238         56,401          50,000          50,000
                                                ======         ======          ======          ======

    At September 29, 2000 and September 28, 2001, the Company had 8,874 warrants excluded from the weighted-average shares outstanding because of the antidulitive effect of such warrants on net loss per share.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COMPREHENSIVE INCOME (LOSS)--Total comprehensive income (loss) is comprised primarily of net income (loss) and, for the nine months ended September 28, 2001, unrealized loss on a derivative financial instrument. See Note 8.

    RECENT ACCOUNTING PRONOUNCEMENTS--In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS 142"), which will become effective for the Company in 2002. In accordance with the standard, effective first quarter 2002, goodwill will no longer be amortized and will be subject to annual impairment tests using a new fair value based approach. Other intangible assets, excluding those with indefinite useful lives, will continue to be amortized over their estimated useful lives. The Company has not yet determined the impact of adopting SFAS 142.

    In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred. SFAS 143 will become effective for the Company in 2003 and management is currently evaluating the impact that SFAS 143 will have on its consolidated financial statements.

    In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS
("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale. SFAS 144 will become effective for the Company in the first quarter of 2002. The Company currently reviews its long-lived assets on a regular basis and does not anticipate that the adoption of SFAS 144 will have a significant impact on its consolidated operating results or financial position.

    RECLASSIFICATIONS--Certain reclassifications have been made to the previously reported consolidated financial statements to provide comparability with the September 28, 2001 presentation.

    INTERIM FINANCIAL INFORMATION (UNAUDITED)--The interim financial statements as of September 29, 2000 and September 28, 2001, and for each of the nine months then ended have been prepared by the Company, without audit. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included in the unaudited financial statements. Results for the nine months ended September 28, 2001 are not necessarily indicative of the results to be expected for the full year or for any other interim period.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. BUSINESS ACQUISITIONS

    On September 29, 2000, T-S Acquisition Corp. ("T-S Acquisition"), a wholly-owned subsidiary of IDT, was incorporated and acquired all of the outstanding common stock of Tech-Sym Corporation ("Tech-Sym") for a total purchase price of $186,372 paid in cash, including direct acquisition costs. Concurrent with this acquisition, the Company sold TRAK and CrossLink, two former subsidiaries of Tech-Sym, to a company affiliated with IDT through common ownership for $50,500. The acquisition was accounted for using the purchase method and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The Company's consolidated statements of operations include the results of operations of the acquired business from the acquisition date.

    The components of the acquisition were as follows:

Fair value of assets acquired, including cash of $30,411....  $135,019
Fair value of liabilities assumed...........................   (31,243)
Goodwill....................................................    32,096
                                                              --------
Purchase price, net of proceeds from divested businesses....  $135,872
                                                              ========

    The following unaudited proforma consolidated results of operations for the years ended December 31, 1999 and 2000 have been prepared as though the acquisition occurred as of the beginning of those periods:

                                                                1999       2000
                                                              --------   --------
Contract revenue............................................  $217,913   $266,956
Loss before income tax expense and extraordinary loss.......    (7,886)    (1,147)
Extraordinary loss, net of income tax benefit of $720 in
  1999 and $566 in 2000.....................................    (1,176)      (926)
Net loss....................................................    (7,254)    (6,040)
Loss per share:
  Loss before extraordinary loss............................  $(121.56)  $(102.28)
  Net loss..................................................  $(145.08)  $(120.80)

    The unaudited pro forma consolidated results of operations have been prepared for comparative purposes only and do not purport to be indicative of the actual results that would have been achieved had the acquisitions taken place as of January 1, 2000 or in the future.

    On August 6, 1999, Sierra Tech acquired substantially all of the assets and assumed certain liabilities of Sierra and Zeta for a total purchase price of $53,637 paid in cash (including direct acquisition costs). The acquisition was accounted for using the purchase method and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The Company's consolidated statements of operations include the results of operations of the acquired business from the acquisition date.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. BUSINESS ACQUISITIONS (CONTINUED)
    The components of the acquisition were as follows:

Fair value of assets acquired...............................  $37,010
Fair value of liabilities assumed...........................  (15,155)
Goodwill....................................................   31,782
                                                              -------
Total purchase price........................................  $53,637
                                                              =======

    The following unaudited proforma consolidated results of operations for the year ended December 31, 1999 have been prepared as though the acquisition occurred as of January 1, 1999:

Contract revenue............................................  $128,931
Depreciation, amortization, interest expense and management
  fee.......................................................   (14,365)
Income before income tax expense and extraordinary loss.....       730
Income tax expense..........................................      (240)
Extraordinary loss, net of income tax benefit of $1,078.....    (1,762)
Net income..................................................    (1,271)

    The unaudited pro forma consolidated results of operations have been prepared for comparative purposes only and do not purport to be indicative of the actual results that would have been achieved had the acquisitions taken place as of January 1, 1999 or in the future.

    On October 23, 1998, PHC acquired all of the outstanding common stock of PAC for a total purchase price of $37,114 (including direct acquisition costs). The acquisition was accounted for using the purchase method and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date.

    The components of the acquisition were as follows:

Fair value of assets acquired...............................  $20,334
Fair value of liabilities assumed...........................   (8,707)
Goodwill....................................................   25,487
                                                              -------
Total purchase price........................................  $37,114
                                                              =======

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4. CONTRACT RECEIVABLES

    The following table shows the components of contract receivables, which include unbilled receivables under both fixed-price and cost-reimbursement type contracts. Contract receivables are composed of the following:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
Billed:
  U.S. government and prime contractors.....................     $ 6,182        $14,028
  Foreign governments.......................................       2,338          5,850
  Commercial................................................       4,036          2,871
                                                                 -------        -------
                                                                 $12,556        $22,749
                                                                 =======        =======
Unbilled:
  U.S. government and prime contractors.....................     $14,611        $55,478
  Foreign governments.......................................       2,679         15,943
  Commercial................................................         150          3,968
                                                                 -------        -------
    Total...................................................      29,996         98,138
  Less allowance for doubtful accounts......................         281            807
                                                                 -------        -------
    Contract receivables, net...............................     $29,715        $97,331
                                                                 =======        =======

    Amounts included in unbilled receivables comprise earned contract amounts for which billings have not been presented. The requirements for billing are those commonly found in contracting situations, such as meeting contractual milestones and fulfilling retainage provisions. Substantially all amounts not billed at December 31, 2000, will be billed during 2001. It is also anticipated that substantially all billed and unbilled accounts receivable will be collected within one year.

    Although it has a concentration of credit risk with the U.S. government, the Company has not historically experienced substantial collection losses on U.S. Government contracts. Also, the Company's foreign receivables are not subject to economic conditions that would subject the Company to unusual collection risk.

    Requests for equitable adjustments to contract value are filed in the ordinary course of business. There were no significant contract claims outstanding at December 31, 2000.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. INVENTORIES

    Inventories consist of the following:

                                     DECEMBER 31,   DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                                         1999           2000           2000            2001
                                     ------------   ------------   -------------   -------------
                                                                    (UNAUDITED)     (UNAUDITED)
Stock materials....................     $2,542         $13,179        $11,559         $10,667
Work-in-process....................         --           6,625          8,183           9,103
Finished goods.....................         --           1,139          2,284           2,349
Contracts-in-progress, net of
  progress payments of $2,288 at
  December 31, 1999, $5,706 at
  December 31, 2000, and $688
  (unaudited) at September 29,
  2000.............................      4,390           1,820            376              --
                                        ------         -------        -------         -------
                                         6,932          22,763         22,402          22,119
Less reserve for excess and
  obsolescence.....................         --           9,566         10,067           9,131
                                        ------         -------        -------         -------
    Inventories, net...............     $6,932         $13,197        $12,335         $12,988
                                        ======         =======        =======         =======

    Stock inventory, work-in-process and finished goods are stated primarily at the lower of first-in, first-out ("FIFO") cost or market.

    Work-in-process and finished goods inventory consist primarily of standard electronic components for use in fulfilling future contracts.

    Contracts-in-progress inventory relates to work in process under fixed-price contracts, primarily certain contracts that were entered into prior to August 6, 1999 (see Note 3) for which revenue and costs have been recognized as units have been delivered. Accumulated contract costs include direct production and engineering costs, factory and material handling overhead, research and development, and general and administrative expenses estimated to be recoverable, less the estimated portion of such costs allocated to delivered units.

    To the extent total contract costs are expected to exceed the total estimated contract price, charges are made to current operations to reduce contracts-in-progress inventory to estimated realizable value.

    In accordance with industry practice, contracts-in-progress inventory include amounts relating to programs and contracts with long production cycles, a portion of which is not expected to be realized within one year.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. PROPERTY AND EQUIPMENT, NET

    Property and equipment consists of the following:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
Land, buildings and leasehold improvements..................     $ 4,627       $ 25,778
Machinery and equipment.....................................      25,760         60,045
Office equipment............................................       7,954         14,136
Construction-in-process.....................................         688          1,980
                                                                 -------       --------
    Total...................................................      39,029        101,939
Less accumulated depreciation and amortization..............      20,066         51,204
                                                                 -------       --------
    Total...................................................     $18,963       $ 50,735
                                                                 =======       ========

7. REVOLVING CREDIT LOAN AND LONG-TERM DEBT

    On September 29, 2000, the Company entered into a six year revolving credit and term loan agreement with various participating lenders which provides for a total credit facility of up to $170,000. Borrowings under the revolving credit facility are based on a borrowing base, as defined, and bear interest at the base rate or LIBOR rate plus an applicable margin ranging from 1.50% to 3.50% based on the Company's leverage ratio. At September 28, 2001, LIBOR loans outstanding under the revolving credit facility were $10,500 (unaudited) bearing interest ranging from 6.76% to 7.04% (unaudited), and no base rate borrowings were outstanding. At December 31, 2000, base rate loans outstanding under this facility were $5,050 bearing interest at 11.75%, and LIBOR loans outstanding were $3,000 bearing interest at 9.96%.

    The Company also has two term loans under the revolving credit and term loan agreement. Both term loans (term loan A and term loan B) bear interest at the base rate or LIBOR plus an applicable margin for each term loan ranging from 1.50% to 4.00%, based on the Company's leverage ratio. At September 28, 2001, outstanding balances under term loans A and B were $45,000 (unaudited) and $74,408 (unaudited), respectively, and the interest rates on such loans were 6.40% (unaudited) and 6.90% (unaudited), respectively. At December 31, 2000 and September 29, 2000, outstanding balances under term loans A and B were $50,000 and $75,000, respectively, and the interest rates on such loans were 9.83% and 10.33%, respectively, at December 31, 2000, and 11.75% (unaudited) and 12.25% (unaudited), respectively, at September 29, 2000. Term loans A and B are payable in graduated installments and mature on September 15, 2005 and September 15, 2006, respectively. At December 31, 2000, the fair value of these borrowings approximated their carrying value based on the variable nature of the interest rates.

    At December 31, 1999, the Company had a similar revolving credit and term loan agreement. Borrowings under this agreement, which totaled $5,268 for the revolving credit facility and $18,500 and $25,000 for term loans A and B, respectively, were repaid in full during 2000. At December 31, 1999, the fair value of these borrowings approximated their carrying value based on the variable nature of the interest rates.

    At December 31, 2000, the Company had a $44,660 senior subordinated note (face value of $51,250), net of unamortized discount of $6,590, which bears interest at a stated rate of 12% per

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. REVOLVING CREDIT LOAN AND LONG-TERM DEBT (CONTINUED) annum (15.1% effective interest rate) and matures on December 31, 2007. As a part of the subordinated debt agreement, the Company granted the lenders warrants to purchase 3,318 shares of its common stock. In addition, under the terms of the debt agreement, a warrant granted in 1999 to purchase 5,556 shares of common stock remained in full force and effect. The warrants are exercisable at any time at the option of the holder at $.01 per share for a period of ten years. The warrants are recorded at their estimated fair value and are reflected in the accompanying consolidated financial statements as a debt discount and additional paid in capital.

    At December 31, 1999, the Company had a senior subordinated note of $18,056 (face value $21,250), net of unamortized discount of $3,194, which bore interest at a stated rate of 12% per annum (15.6% effective interest rate) and matured on December 31, 2006. On September 29, 2000, the Company substantially modified its 1999 subordinated note agreement and recognized an extraordinary loss in accordance with Emerging Issues Task Force Issue No. 96-19, DEBTOR'S ACCOUNTING FOR A MODIFICATION OR EXCHANGE OF DEBT INSTRUMENTS. At December 31, 2000 and 1999, the fair value of the senior subordinated notes approximated their carrying value and was estimated using a discounted cash flow analysis, based on the borrowing rate currently available to the Company for loans with similar terms and average maturities.

    Subsequent to December 31, 2000, long-term debt was scheduled to mature as follows:

                                            TERM LOAN   TERM LOAN   SUBORDINATED
                                                A           B           NOTE        TOTAL
                                            ---------   ---------   ------------   --------
2001......................................   $ 6,875     $   789                   $  7,664
2002......................................     8,375         789                      9,164
2003......................................    11,250         789                     12,039
2004......................................    12,625         789                     13,414
2005......................................    10,875      18,405                     29,280
Thereafter................................        --      53,439       $51,250      104,689
                                             -------     -------       -------     --------
    Total.................................    50,000      75,000        51,250      176,250
Less unamortized discount.................                               6,590        6,590
Less current portion......................     6,875         789            --        7,664
                                             -------     -------       -------     --------
    Long-term debt........................   $43,125     $74,211       $44,660     $161,996
                                             =======     =======       =======     ========

    Substantially all assets of the Company are pledged as collateral to secure its indebtedness.

    The Company has various covenants under terms of its revolving credit loan, term loan and subordinated loan agreements, which include, among other things, limitations on capital expenditures, restriction of payment of dividends and maintenance of certain financial ratios.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. DERIVATIVE FINANCIAL INSTRUMENTS

    The Company uses interest rate swaps to manage risk from interest rate fluctuations associated with its variable rate debt. In October 2000, the Company entered into three interest rate swap agreements with notional amounts ranging from $10,000 to $60,000 and a total notional amount of $95,000. These interest rate swap agreements terminate in October 2003 ($25,000) and October 2005 ($70,000). Under the agreements, the Company pays fixed interest rates ranging from 6.39% to 6.75%, and receives a variable rate of interest from the holders of the agreements based on LIBOR rates. The difference in the pay and receive rates of interest is charged or credited to interest expense as incurred. LIBOR at September 28, 2001 was approximately 2.60%. In 2000, the swap agreements reduced interest expense by $75, and in the nine months ended September 28, 2001 increased interest expense by $939.

    On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended, ("SFAS 133") which establishes accounting and reporting standards for derivative financial instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Upon adoption of SFAS 133, the Company's interest rate swaps were designated as highly effective cash flow hedges. Accordingly, the Company recognized a one-time after-tax transition adjustment to increase other comprehensive loss by $1,400 (unaudited), the fair value of the interest rate swaps at January 1, 2001. In accordance with SFAS 133, this transition adjustment has been reflected as a cumulative effect of change in accounting principle, net of income taxes, in the accompanying consolidated statement of changes in stockholder's equity for the nine months ended September 28, 2001. No cash flow hedges were discontinued, and there was no impact to earnings due to hedge ineffectiveness during the nine months ended September 28, 2001. At September 28, 2001 the swap agreements had a fair value of $(4,994), net of tax benefit, representing the approximate cost to the Company of terminating the agreements as of that date.

9. INCOME TAXES

    Provision (benefit) for income taxes consist of:

                             PERIOD             PERIOD                                          NINE            NINE
                         JANUARY 1, 1998   OCTOBER 24, 1998    YEAR ENDED     YEAR ENDED    MONTHS ENDED    MONTHS ENDED
                         TO OCTOBER 23,    TO DECEMBER 25,    DECEMBER 31,   DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                              1998               1998             1999           2000           2000            2001
                         ---------------   ----------------   ------------   ------------   -------------   -------------
                                                                                             (UNAUDITED)     (UNAUDITED)
Current:
  Federal..............      $1,414              $(46)           $   981        $  236          $ 177          $   72
  State................         174                (7)               150           (89)           150             210
                             ------              ----            -------        ------          -----          ------
    Total current......       1,588               (53)             1,131           147            327             282
                             ------              ----            -------        ------          -----          ------
Deferred:
  Federal..............        (356)              229                378         2,823            559             860
  State................         (44)               35                190           416             99             152
                             ------              ----            -------        ------          -----          ------
    Total deferred.....        (400)              264                568         3,239            658           1,012
                             ------              ----            -------        ------          -----          ------
Total provision before
  extraordinary item...       1,188               211              1,699         3,386            985           1,294
                             ------              ----            -------        ------          -----          ------
Federal and state
  benefit from
  extraordinary loss...          --                --             (1,078)         (566)          (566)             --
                             ------              ----            -------        ------          -----          ------
Total provision for
  income taxes.........      $1,188              $211            $   621        $2,820          $ 419          $1,294
                             ======              ====            =======        ======          =====          ======

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. INCOME TAXES (CONTINUED)
    Total income tax expense differs from the amount that would be computed by applying the statutory federal income tax rate of 34% to income before income taxes. The reasons for this difference are as follows:

                            PERIOD             PERIOD                                          NINE            NINE
                        JANUARY 1, 1998   OCTOBER 24, 1998    YEAR ENDED     YEAR ENDED    MONTHS ENDED    MONTHS ENDED
                        TO OCTOBER 23,    TO DECEMBER 25,    DECEMBER 31,   DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                             1998               1998             1999           2000           2000            2001
                        ---------------   ----------------   ------------   ------------   -------------   -------------
                                                                                            (UNAUDITED)     (UNAUDITED)
Tax at U.S. federal
  statutory rate......      $1,395              $ 80            $  967         $1,672          $256           $ (156)
Goodwill
  amortization........        (223)              114               587            937           433            1,060
Intangible
  amortization........         (72)               --                --             --            --               --
State income taxes,
  net of federal
  benefits............          86                15               127            261            86              113
State tax credit......          --                --                --            437            --               --
Other.................           2                 2                18             79           210              277
                            ------              ----            ------         ------          ----           ------
                            $1,188              $211            $1,699         $3,386          $985           $1,294
                            ======              ====            ======         ======          ====           ======

    Deferred tax assets and liabilities are based on the expected future tax consequences of temporary differences between the book and tax income. The approximate tax effects of temporary differences were as follows:

                                             DECEMBER 31,   DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                                                 1999           2000           2000            2001
                                             ------------   ------------   -------------   -------------
                                                                            (UNAUDITED)     (UNAUDITED)
Deferred tax assets:
  Goodwill.................................     $  119         $   412        $   428         $   378
  Inventory reserve........................        409           3,468          3,600           3,184
  Nondeductible:
    Contractual reserves...................        594           1,830          1,899           1,680
    Expenses and other reserves............      2,961           7,182          7,457           6,594
Unrealized loss on derivative
  instruments..............................         --              --             --           3,061
General business credit....................         --           2,303          2,439           2,439
Alternative minimum tax credit.............         --             155            105             239
Net operating loss carryforward............        136           5,357          8,621           4,701
                                                ------         -------        -------         -------
                                                 4,219          20,707         24,549          22,276
                                                ------         -------        -------         -------
Deferred tax liabilities:
  Basis difference in fixed assets.........        922           5,564          5,742           4,802
  Prepaid expenses.........................         62              65            122              79
  Pension asset............................        561             708          1,329             870
  Percentage of completion.................        748             461            866             567
  Other....................................         14              --             --              --
                                                ------         -------        -------         -------
                                                 2,307           6,798          8,059           6,318
                                                ------         -------        -------         -------
Net deferred tax asset.....................     $1,912         $13,909        $16,490         $15,958
                                                ======         =======        =======         =======

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. INCOME TAXES (CONTINUED)
    Additionally, the Company has federal and state net operating loss carryforwards of $11,030 and $19,000, respectively. The net operating loss carryforwards will expire between 2018 and 2021. The Company also has a credit for alternative minimum taxes of $239 which does not expire.

    The above amounts are classified in the consolidated balance sheets as follows:

                                             DECEMBER 31,   DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                                                 1999           2000           2000            2001
                                             ------------   ------------   -------------   -------------
                                                                            (UNAUDITED)     (UNAUDITED)
Net current asset..........................     $1,602         $10,094        $10,603         $10,006
Net noncurrent asset.......................        310           3,815          5,887           5,952
                                                ------         -------        -------         -------
Net deferred tax asset.....................     $1,912         $13,909        $16,490         $15,958
                                                ======         =======        =======         =======

    In the opinion of management, it is more likely than not that the deferred tax assets will be realized. As such, no valuation reserve is considered necessary.

10. BENEFIT PLANS

PEI'S BENEFIT PLANS

    PENSION PLANS--Substantially all hourly and salaried employees of PEI are covered by two noncontributory pension plans. The plans provide normal retirement benefits based on years of credited service and applicable benefit units as defined by the plans. Information regarding the plans at December 31, 1999 and 2000 is as follows:

                                                                1999       2000
                                                              --------   --------
Change in projected benefit obligation:
  Projected benefit obligation at beginning of period.......   $  632     $1,010
    Service cost............................................      348        444
    Interest cost...........................................       45         81
    Amendments..............................................       --         23
    Actuarial gain..........................................       11          9
    Benefits paid...........................................      (26)       (38)
                                                               ------     ------
      Projected benefit obligation at end of period.........   $1,010     $1,529
                                                               ======     ======
Change in plan assets:
  Fair value of plan assets at beginning of period..........   $  532     $1,251
    Actual return on plan assets............................        4         87
    Employer contribution...................................      740        316
    Benefits paid...........................................      (25)       (38)
                                                               ------     ------
      Fair value of plan assets at end of period............   $1,251     $1,616
                                                               ======     ======
Funded status at end of period..............................   $  241     $   87
Unrecognized prior service cost.............................       --         22
Unrecognized net actuarial gain.............................      132        170
                                                               ------     ------
      Net amount recognized.................................   $  373     $  279
                                                               ======     ======
Amounts recognized in consolidated balance sheets consist
  of--
  Prepaid benefit cost......................................   $  373     $  279
                                                               ======     ======

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. BENEFIT PLANS (CONTINUED)
    The components of net periodic pension cost and the assumptions used in the determination of net pension benefit costs and benefit obligations are as follows:

                                              PERIOD             PERIOD            YEAR           YEAR
                                          JANUARY 1, 1998   OCTOBER 24, 1998      ENDED          ENDED
                                          TO OCTOBER 23,    TO DECEMBER 25,    DECEMBER 31,   DECEMBER 31,
                                               1998               1998             1999           2000
                                          ---------------   ----------------   ------------   ------------
Service cost............................       $ 40               $  9             $348           $444
Interest cost...........................          2                  1               45             81
Expected return on plan assets..........         (4)                (1)             (67)          (125)
Amortization of unrecognized prior
  service cost..........................         --                 --               --              1
Amortization of unrecognized net
  actuarial loss........................          1                 --               --             11
                                               ----               ----             ----           ----
Net periodic pension cost...............       $ 39               $  9             $326           $412
                                               ====               ====             ====           ====
Weighted-average assumptions:
  Discount rate.........................        7.0%               7.0%             7.0%           7.5%
  Expected return on plan assets........        9.0%               9.0%             9.0%           9.0%

    The plans' assets consist principally of investments in balanced mutual funds, which are composed of 50% equity investments and 50% fixed income investments. Participants do not contribute to the plan.

    PEI's pension plan for salaried employees was amended such that plan participation for new employees was frozen as of July 1, 2000.

    EMPLOYEE SAVINGS PLAN--Certain of PEI's employees can participate in the Salaried Employees' Plan which is a defined contribution plan under
Section 401(k) of the Internal Revenue Code. Under the Plan, participants may elect to withhold up to 15% (subject to certain limitations) of their compensation, and the Company matches a portion of such amount on the participant's behalf. Contributions to the plan were $239 and $52 for the periods from January 1, 1998 to October 23, 1998 and the period from October 24, 1998 to December 25, 1998, respectively, and $319 and $539 for the years ended December 31, 1999 and 2000, respectively.

    On July 1, 2001, the defined contribution plan of Sierra was merged into this plan, and the name of the plan was changed to Integrated Defense Technologies Savings Plan ("IDT Savings Plan"). On December 1, 2000, the employees of Metric and Enterprise began participating in the IDT Savings Plan.

SIERRA AND ZETA'S BENEFIT PLANS

    POSTRETIREMENT HEALTH CARE AND OTHER EMPLOYEE BENEFITS--Sierra provides health care and other insurance benefits for substantially all active and retired employees and for certain other inactive employees. In accordance with SFAS No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, Sierra accrues the costs of such benefits over the period in which active employees become eligible under the existing plans.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. BENEFIT PLANS (CONTINUED)

    PENSION PLAN--Sierra has a defined benefit pension plan for certain employees. The plan provides for normal retirement benefits based on years of service and average compensation for certain years of employment, subject to the plan amendment described in the following paragraph. Sierra makes contributions to the plan in amounts necessary to satisfy the minimum funding requirements of ERISA.

    Sierra amended the plan in 1992 to terminate the accrual of additional benefits for current participants and preclude additional participants from entering the plan.

    Information regarding Sierra's pension and other postretirement benefit plans at December 31,1999 and 2000 includes:

                                                                                      POSTRETIREMENT
                                                               PENSION BENEFITS          BENEFITS
                                                              -------------------   -------------------
                                                                1999       2000       1999       2000
                                                              --------   --------   --------   --------
Change in projected benefit obligation:
  Projected benefit obligation at beginning of period.......  $    --    $24,742    $    --    $ 5,453
    Service cost............................................       --         --         30         53
    Interest cost...........................................      799      1,896        175        399
    Amendments
    Actuarial gain (loss)...................................   (1,141)     1,190       (282)       (72)
    Benefits paid...........................................     (908)    (2,143)      (164)      (398)
    Business combinations...................................   25,992         --      5,694         --
                                                              -------    -------    -------    -------
      Projected benefit obligation at end of period.........  $24,742    $25,685    $ 5,453    $ 5,435
                                                              =======    =======    =======    =======
Change in plan assets:
  Fair value of plan assets at beginning of period..........  $27,721    $28,221    $    --    $    --
    Actual return on plan assets............................    1,408      1,810         --         --
    Employer contribution...................................       --     (2,143)       164        398
    Benefits paid...........................................     (908)        --       (164)      (398)
                                                              -------    -------    -------    -------
      Fair value of plan assets at end of period............  $28,221    $27,888    $    --    $    --
                                                              =======    =======    =======    =======

Funded status at end of period..............................  $ 3,479    $ 2,203    $ 5,493    $ 5,435
Unrecognized net actuarial gain.............................   (1,582)       352        242        354
                                                              -------    -------    -------    -------
      Net amount recognized.................................  $ 1,897    $ 2,555    $ 5,735    $ 5,789
                                                              =======    =======    =======    =======
Amounts recognized in consolidated balance sheets consist
  of--
  Prepaid (accrued) benefit cost............................  $ 1,897    $ 2,555    $(5,735)   $(5,789)
                                                              =======    =======    =======    =======

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. BENEFIT PLANS (CONTINUED)
    The components of net pension and postretirement benefit costs and the assumptions used in the determination of net pension and postretirement benefit costs and benefit obligations are as follows:

                                           PENSION BENEFITS           POSTRETIREMENT BENEFITS
                                      ---------------------------   ---------------------------
                                       YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                          1999           2000           1999           2000
                                      ------------   ------------   ------------   ------------
Service cost........................      $  --         $    --         $ 30           $ 53
Interest cost.......................        799           1,896          175            399
Expected return on plan assets......       (967)         (2,305)          --             --
                                          -----         -------         ----           ----
    Net periodic pension (income)
      cost..........................      $(168)        $  (409)        $205           $452
                                          =====         =======         ====           ====
Weighted-average assumptions:
  Discount rate.....................        8.0%            7.5%         7.5%           8.0%
  Expected return on plan assets....        8.5%            8.5%          --             --

    PRERETIREMENT HEALTH BENEFITS--Sierra provides health benefits, primarily disability coverage, for certain inactive employees not covered under existing Sierra insurance policies. In accordance with SFAS No. 112, EMPLOYERS' ACCOUNTING FOR POST-EMPLOYMENT BENEFITS, Sierra accrues the cost of such benefits in the period in which inactive employees become eligible for such benefits.

    DEFINED CONTRIBUTION PLAN--Eligible employees of Sierra and Zeta are allowed to contribute a certain percentage of their base pay on a tax-deferred basis to a defined contribution plan in accordance with Section 401 (k) of the Internal Revenue Code. The Company contributes amounts matching the employees' contribution up to three percent of each employee's annual earnings, subject to required matching employee contributions and other statutory limitations. Employer contributions to the plan totaled approximately $188 and $514 for the years ended December 31, 1999 and 2000, respectively. No amounts were contributed to this plan in 2001 as a result of the plan's merger with the IDT Savings Plan.

METRIC AND ENTERPRISE'S BENEFIT PLAN

    DEFINED CONTRIBUTION PLAN--Eligible employees of Metric and Enterprise are allowed to contribute a certain percentage of their base pay on a tax-deferred basis to a defined contribution plan in accordance with Section 401(k) of the Internal Revenue Code. The Company contributes amounts matching the first three percent of the participants' contributions and 50% of the next three percent of the participants' contributions up to a maximum of six percent of eligible compensation. Employer contributions to the plan totaled $286 for the period from September 29, 2000 (acquisition date) to December 31, 2000. No amounts were contributed to this plan in 2001 as a result of the plan's merger with the IDT Savings Plan.

THE COMPANY'S BENEFIT PLAN

    INCENTIVE COMPENSATION PLAN--The Company has an incentive compensation plan in which certain officers and other key employees are selected to participate by the Board of Directors. The plan provides for additional compensation to be paid based on a formula which considers Company income and asset performance. Incentive compensation charged to operations was $675 and $1,044 for the years ended December 31, 1999 and 2000, respectively.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES--The Company has noncancellable operating leases primarily for office and manufacturing equipment.

    Future minimum lease payments required under noncancelable operating leases at December 31, 2000 are as follows:


December 31,
  2001......................................................  $ 4,584
  2002......................................................    4,609
  2003......................................................    4,685
  2004......................................................    4,764
  2005......................................................    4,837
Thereafter..................................................    3,668
                                                              -------
                                                              $27,147
                                                              =======

    Total rent expense for all operating leases was $1,020 and $220 for the period from January 1, 1998 to October 23, 1998 and the period from October 24, 1998 to December 25, 1998, respectively, and $2,240 and $3,663 for the years ended December 31, 1999 and 2000, respectively.

    LETTERS OF CREDIT--At December 31, 2000, the Company had outstanding letters of credit of approximately $11,996 relating primarily to contracts with foreign governments.

    CLAIMS AND LEGAL PROCEEDINGS--Various claims and legal proceedings have been or may be asserted or instituted against the Company in the ordinary course of business. In addition, many of the Company's contracts are subject to final negotiation or adjustment with the customer in the ordinary course of business. Although the ultimate cost of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the consolidated financial position of the Company.

    In July 2000, prior to its acquisition by the Company, Tech-Sym Corporation received a Section 104(e) Request for Information from the National Park Service ("NPS") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") regarding a site which is the subject of an NPS investigation regarding the presence of residual radioactive materials and contamination. Tech-Sym Corporation's predecessor operated this uranium mine from 1956 to 1967. In 1962, the land was sold to the U.S. government, although the mining rights for the next twenty-five years were retained. Tech-Sym Corporation sold the mining rights in 1967, and the Company believes that the mine was operated until approximately 1972. The Company believes that there are several other companies in the chain of title to the mining rights subsequent to Tech-Sym and, accordingly that there are several other potentially responsible parties, ("PRPs"), for the environment conditions at the site, including the U.S. Government as owner of the land. The NPS has not yet made a demand on IDT, nor to our knowledge on any other PRP, nor has it listed the site on the National Priority list of contaminated sites. The Company has retained a technical consultant in connection with this matter and has been in communication with NPS regarding actions that may be required by all PRPs. The Company cannot at present determine the ultimate financial implications of this matter, but does not believe the total costs of the matter will be material based on its knowledge of current facts and circumstances.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. SEGMENT INFORMATION

    The Company's business presently consists of three operating segments:
Electronic Combat Systems, Diagnostics and Power Systems, and Communications and Surveillance Systems. These reportable segments are defined primarily by their economic characteristics, the nature of their products and services, and by their class of customer. As further described in Notes 1 and 3, the Company has been built upon acquisitions of business entities that occurred in 1999 and 2000. Since the business entity acquisitions spanned the years 1999 and 2000 and addressed two of the Company's three operating segments, the Company did not operate in each business segment in full in each of the years 1998, 1999, and 2000.

    The Electronic Combat Systems segment designs, integrates, manufactures and sells electronics and avionics equipment primarily to the U.S. Government for military, civil and governmental uses, and designs, manufactures and supports advanced test and evaluation systems, rangeless air combat training systems, threat simulation equipment, high power transmitters, and control subsystems for both guided bombs and missile launching systems for the U.S. Department of Defense, major defense prime contractors and foreign government defense agencies.

    The Diagnostics and Power Systems segment is a contractor primarily to the U.S. government and foreign governments, and designs, manufactures and supports test equipment, vehicle electronics systems and energy management systems primarily for military combat vehicle applications.

    The Communications and Surveillance Systems segment designs and manufactures meteorological surveillance and analysis systems, more commonly known as Doppler weather radar systems, and designs and produces advanced electronics systems, subsystems, components and radio transmission products for the defense, aerospace and communications industries for U.S. and foreign government agencies and commercial customers.

    The Company evaluates performance of the operating segments based on revenue and earnings before interest, taxes, depreciation, and amortization ("EBITDA"). The accounting policies of the operating segments are consistent across segments and are the same as those described for the Company as a whole in Note 2. Sales between the operating segments are insignificant. IDT corporate expenses are allocated in full to the segments on the basis of relative employment, revenue, and selected assets. IDT corporate assets are included in "All other" in the following table.

    The following table sets forth revenue and EBITDA for the Company's operating segments, together with supplementary information related to depreciation and amortization expense and capital expenditures attributable to the operating segments, for the years ended December 31, 1999 and 2000 and for the nine month periods ended September 29, 2000 and September 28, 2001. In 1998, the

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. SEGMENT INFORMATION (CONTINUED)
Predecessor's and Company's operations consisted solely of the Diagnostics and Power Systems operating segment.

                                                YEAR           YEAR        NINE MONTHS     NINE MONTHS
                                               ENDED          ENDED           ENDED           ENDED
                                            DECEMBER 31,   DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                                                1999           2000           2000            2001
                                            ------------   ------------   -------------   -------------
                                                                           (UNAUDITED)     (UNAUDITED)
Revenue from unaffiliated customers:
  Electronic Combat Systems...............    $ 32,466       $ 84,344        $ 45,802        $ 91,860
  Diagnostics and Power Systems...........      60,282         60,207          44,302          52,162
  Communications and Surveillance
    Systems...............................       9,484         34,836          17,134          44,655
  All other...............................          --          1,186              --             584
                                              --------       --------        --------        --------
      Total...............................    $102,232       $180,573        $107,238        $189,261
                                              ========       ========        ========        ========
EBITDA:
  Electronic Combat Systems...............    $  4,131       $ 14,755        $  6,115        $ 18,627
  Diagnostics and Power Systems...........       8,145          8,262           6,499           5,769
  Communications and Surveillance
    Systems...............................       1,069          3,920           1,079           3,165
  All other...............................          --            718              --              22
                                              --------       --------        --------        --------
      Total...............................    $ 13,345       $ 27,655        $ 13,693        $ 27,583
                                              ========       ========        ========        ========
Depreciation and amortization expense:
  Electronic Combat Systems...............    $  1,603       $  7,334        $  3,911        $  9,850
  Diagnostics and Power Systems...........       3,380          3,659           2,363           2,616
  Communications and Surveillance
    Systems...............................         284          1,759             848           1,857
  All other...............................          --            (78)             --            (887)
                                              --------       --------        --------        --------
      Total...............................    $  5,267       $ 12,674        $  7,122        $ 13,436
                                              ========       ========        ========        ========
Capital expenditures:
  Electronic Combat Systems...............    $    556       $  1,857        $    597        $  2,292
  Diagnostics and Power Systems...........       1,008          2,075           1,349             513
  Communications and Surveillance
    Systems...............................          93          1,224             642           1,060
  All other...............................          --             22              12              18
                                              --------       --------        --------        --------
      Total...............................    $  1,657       $  5,178        $  2,600        $  3,883
                                              ========       ========        ========        ========

    Revenue from the U.S. government were approximately $32,500 (66% of total revenue), $69,800 (68% of total revenue), and $107,200 (59% of total revenue) in 1998, 1999 and 2000, respectively, and $60,600 (56% of total revenue) (unaudited) and $101,200 (53% of total revenue) (unaudited) for the nine month periods ended September 29, 2000 and September 28, 2001, respectively. These revenues are attributed primarily to the Electronic Combat Systems and Diagnostics and Power Systems segments. The U.S. government was the only customer accounting for more than 10% of consolidated revenue in any of the periods presented.

             INTEGRATED DEFENSE TECHNOLOGIES, INC. AND PREDECESSOR

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. SEGMENT INFORMATION (CONTINUED)
    The following table presents total assets for each of the Company's operating segments as of the end of each reporting period presented in these financial statements.

                                             DECEMBER 31,   DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                                                 1999           2000           2000            2001
                                             ------------   ------------   -------------   -------------
                                                                            (UNAUDITED)     (UNAUDITED)
Total assets:
  Electronic Combat Systems................    $ 55,180       $158,104       $160,560        $152,211
  Diagnostics and Power Systems............      46,198         45,970         45,251          50,543
  Communications and Surveillance
    Systems................................      19,488         69,153         66,609          71,774
  All other................................         223         11,668          4,640           6,843
                                               --------       --------       --------        --------
      Total................................    $121,089       $284,895       $277,060        $281,371
                                               ========       ========       ========        ========

    The Company operates and generates its revenue primarily in the United States. The following table presents revenue from unaffiliated customers and long-lived assets by geographic area for each of the years ended December 31, 1999, December 31, 2000 and the nine month periods ended September 29, 2000 and September 28, 2001. International revenues were immaterial to total revenues prior to 1999. For purposes of this presentation, revenue are attributed to geographic area based on customer location. Long-lived assets include property and equipment, goodwill, noncurrent deferred income taxes and other noncurrent assets. Prior to 2000, all of the Company's long-lived assets were located in the United States.

                                                           YEAR           YEAR        NINE MONTHS     NINE MONTHS
                                                          ENDED          ENDED           ENDED           ENDED
                                                       DECEMBER 31,   DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                                                           1999           2000           2000            2001
                                                       ------------   ------------   -------------   -------------
                                                                                      (UNAUDITED)     (UNAUDITED)
Revenue from unaffiliated customers:
  U.S................................................    $ 95,359       $157,266       $ 96,475        $147,921
  International......................................       6,873         23,307         10,763          41,340
                                                         --------       --------       --------        --------
    Total............................................    $102,232       $180,573       $107,238        $189,261
                                                         ========       ========       ========        ========

                                                         DECEMBER 31,   SEPTEMBER 29,   SEPTEMBER 28,
                                                             2000           2000            2001
                                                         ------------   -------------   -------------
                                                                         (UNAUDITED)     (UNAUDITED)
Long-lived assets:
  U.S..................................................    $135,670       $141,117        $130,439
  International........................................      11,985         12,442          10,072
                                                           --------       --------        --------
    Total..............................................    $147,655       $153,559        $140,511
                                                           ========       ========        ========

13. RELATED PARTY TRANSACTIONS

    The Company pays its ultimate parent company, Veritas Capital Management, L.L.C. an annual management fee. This fee was $75, $450, and $675 for 1998, 1999 and 2000, respectively, and $525 and $775, respectively, for the nine month periods ended September 29, 2000 and September 28, 2001. The Company was not indebted to its parent at December 31, 1998, 1999, or 2000 or at September 29, 2000 or September 28, 2001.

    In addition, in connection with the business acquisitions described in
Note 3, the Company paid transaction fees to The Veritas Capital Fund, L.P., in the amounts of $700, $1,040, and $3,000 in 1998, 1999, and 2000, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Tech-Sym Corporation

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Tech-Sym Corporation and its subsidiaries at December 31, 1999, and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    On September 29, 2000, Integrated Defense Technologies, Inc. ("IDT") acquired all of the outstanding common stock of Tech-Sym Corporation. Concurrent with this acquisition, IDT disposed of certain of Tech-Sym Corporation's subsidiaries. The accompanying financial statements represent the financial position and results of operations of Tech-Sym Corporation and do not give effect to either the acquisition of Tech-Sym Corporation by IDT or the concurrent disposition of certain Tech-Sym Corporation subsidiaries by IDT.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 18, 2000, except as to the second paragraph above which is as of September 29, 2000

                              TECH-SYM CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1999        1998       1997
                                                              ---------   --------   --------
Revenue.....................................................  $ 155,186   $140,479   $140,562
                                                              ---------   --------   --------
Costs and expenses
  Cost of revenue...........................................    113,630    100,606    102,686
  Selling, general and administrative expenses..............     38,469     31,663     31,648
  Company-sponsored product development.....................      2,899      3,505      2,402
  Interest expense..........................................      1,574      1,305      1,429
  Other expense (income)--net...............................      1,305     (2,247)    (1,737)
                                                              ---------   --------   --------
                                                                157,877    134,832    136,428
                                                              ---------   --------   --------
      (Loss) income from continuing operations before income
        taxes...............................................     (2,691)     5,647      4,134
(Benefit) provision for income taxes........................       (954)     1,861      1,063
                                                              ---------   --------   --------
      (Loss) income from continuing operations..............     (1,737)     3,786      3,071
                                                              ---------   --------   --------
Discontinued operations (Note 2)
  (Loss) income from operations (except GeoScience), less
    applicable income tax (benefit) expense.................                (2,062)     2,593
  Loss on disposal (except GeoScience), including a
    provision for operating losses through estimated
    disposal date, less applicable income tax benefit.......    (21,003)    (4,597)
  Income from GeoScience operations, less applicable income
    tax expense and less minority interest..................                 4,348      1,785
  Loss on disposal of GeoScience, less applicable income tax
    benefit and minority interest...........................       (744)
  Gain on sale of GeoScience subsidiary (CogniSeis), less
    applicable income tax expense and minority interest.....                 3,620
                                                              ---------   --------   --------
        (Loss) income from discontinued operations..........    (21,747)     1,309      4,378
                                                              ---------   --------   --------
        Net (loss) income...................................  $ (23,484)  $  5,095   $  7,449
                                                              =========   ========   ========
(Loss) earnings per common share
  Continuing operations
    Basic...................................................  $    (.29)  $    .63   $    .51
    Diluted.................................................       (.29)       .61        .50
  Discontinued operations
    Basic...................................................      (3.60)       .22        .72
    Diluted.................................................      (3.60)       .21        .71
  Net (loss) income
    Basic...................................................      (3.89)       .84       1.23
    Diluted.................................................      (3.89)       .83       1.21
  Weighted average common shares outstanding
    Basic...................................................      6,040      6,049      6,038
    Diluted.................................................      6,040      6,175      6,168

  The accompanying notes are an integral part of these consolidated financial statements.

                              TECH-SYM CORPORATION

                           CONSOLIDATED BALANCE SHEET
              (IN THOUSANDS EXCEPT PAR VALUE AND NUMBER OF SHARES)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
ASSETS
Current assets
  Cash and cash equivalents.................................  $ 27,399   $  3,417
  Short-term investments....................................     1,804        228
  Receivables--net..........................................    30,371     25,271
  Unbilled revenue..........................................    34,150     39,315
  Inventories--net..........................................    20,648     24,753
  Deferred income taxes.....................................     3,771      4,697
  Net assets of discontinued operations (Note 2)............    11,992     86,806
  Other.....................................................       566      1,538
                                                              --------   --------
    Total current assets....................................   130,701    186,025
Property, plant and equipment--net..........................    31,439     18,817
Long-term receivables.......................................                2,224
Long-term deferred tax assets...............................     3,631
Other assets................................................     9,832     17,035
                                                              --------   --------
    Total assets............................................  $175,603   $224,101
                                                              ========   ========
LIABILITIES
Current liabilities
  Notes payable.............................................  $  1,630   $ 13,911
  Current maturities of long-term debt......................       861      1,178
  Accounts payable..........................................     8,074      8,152
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................     6,906      5,163
  Income tax payable........................................                  508
  Other accrued liabilities.................................    12,924      7,661
                                                              --------   --------
    Total current liabilities...............................    30,395     36,573
Long-term debt..............................................     1,450      2,335
Deferred income taxes.......................................                9,452
Other liabilities...........................................        26      8,010
                                                              --------   --------
    Total liabilities.......................................    31,871     56,370
                                                              --------   --------
COMMITMENTS AND CONTINGENCIES (Note 12)
SHAREHOLDERS' INVESTMENT
Preferred stock--authorized 2,000,000 shares, without par
  value, none issued
Common stock--authorized 20,000,000 shares, $.10 par value,
  issued 8,118,831 and 8,044,881 shares, respectively.......       811        804
Additional capital..........................................    42,290     41,361
Accumulated earnings........................................   134,255    157,739
Accumulated other comprehensive loss--net...................      (919)    (3,489)
Common stock held in treasury, at cost (2,183,050 and
  1,980,400 shares, respectively)...........................   (32,705)   (28,684)
                                                              --------   --------
    Total shareholders' investment..........................   143,732    167,731
                                                              --------   --------
    Total liabilities and shareholders' investment..........  $175,603   $224,101
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              TECH-SYM CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Cash flows from operating activities:
  Net (loss) income.........................................  $(23,484)  $ 5,095    $  7,449
    Loss (income) from discontinued operations..............    21,747    (1,309)     (4,378)
  Adjustments to reconcile (loss) income from continuing
    operations to net cash provided by (used for) continuing
    operations:
    Provision for inventory write-down......................     4,600
    Depreciation and amortization...........................     5,835     5,132       5,053
    Provision for deferred income taxes.....................       622       259       1,043
    Loss on disposal of property, plant & equipment.........       158
  Change in operating assets and liabilities, net of impact
    of purchase of business:
    Receivables.............................................    (2,375)     (187)     (5,795)
    Unbilled revenue........................................     5,165     2,969        (309)
    Inventories.............................................      (468)   (3,078)     (3,138)
    Other assets............................................      (293)   (1,068)        991
    Accounts payable........................................      (340)     (166)      1,377
    Other accrued liabilities and billings in excess........     6,046    (3,596)      3,662
    Taxes on income.........................................      (475)   (1,616)         15
    Other noncurrent liabilities............................       783      (141)         83
                                                              --------   -------    --------
      Net cash provided by operating activities of
       continuing operations................................    17,521     2,294       6,053
                                                              --------   -------    --------
Cash flows from investing activities:
  Capital expenditures......................................   (17,677)   (5,030)     (3,457)
  Investment in grantor trust...............................    (1,611)     (616)       (516)
  Purchase of business, net of cash acquired................    (1,899)               (1,854)
  Proceeds on sale of discontinued operations (Note 2)......    54,196     9,556       8,929
  Purchases of GeoScience common stock......................      (708)
  Purchases of investment securities........................    (1,841)     (128)
  Sale of investment securities.............................       265
  Other.....................................................        73       151           8
                                                              --------   -------    --------
      Net cash provided by investing activities of
       continuing operations................................    30,798     3,933       3,110
                                                              --------   -------    --------
Cash flows from financing activities of continuing
  operations:
  Net (payments) borrowings under line of credit
    agreements..............................................   (12,267)   (3,766)     10,227
  Proceeds from long-term debt..............................       369       597       1,700
  Payments on long-term debt................................    (1,774)   (1,268)       (755)
  Proceeds from exercise of stock options...................       936       689         929
  Acquisition of treasury stock.............................    (4,021)   (1,024)       (901)
                                                              --------   -------    --------
      Net cash (used for) provided by financing activities
       of continuing operations.............................   (16,757)   (4,772)     11,200
                                                              --------   -------    --------
Net cash used for discontinued operations...................    (7,580)   (4,576)    (18,091)
                                                              --------   -------    --------
Net increase (decrease) in cash and cash equivalents........    23,982    (3,121)      2,272
Cash and cash equivalents at beginning of year..............     3,417     6,538       4,266
                                                              --------   -------    --------
Cash and cash equivalents at end of year....................  $ 27,399   $ 3,417    $  6,538
                                                              ========   =======    ========
Cash flows from operating activities include:
  Cash transactions:
    Interest paid...........................................  $  1,545   $   698    $  1,267
    Income taxes paid, net..................................       122     1,668       3,264
  Noncash transactions:
    Note receivable on sale of discontinued operations......               3,600
    Investment in joint ventures............................       309       309         394
    Settlement of CogniSeis note receivable.................               1,244

  The accompanying notes are an integral part of these consolidated financial statements.

                              TECH-SYM CORPORATION

         CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' INVESTMENT

                                 (IN THOUSANDS)

                                                                                 ACCUMULATED
                                 COMMON STOCK                                       OTHER          TREASURY STOCK
                              -------------------   ADDITIONAL   ACCUMULATED    COMPREHENSIVE    -------------------   INVESTMENT
                               SHARES     AMOUNT     CAPITAL       EARNINGS     INCOME (LOSS)     SHARES     AMOUNT      TOTAL
                              --------   --------   ----------   ------------   --------------   --------   --------   ----------
Balance, December 31,
  1996......................   7,941       $794      $39,753       $145,195         $ (911)       1,905     $(26,759)   $158,072
Comprehensive income for
  1997
  Net income................                                          7,449
  Other comprehensive loss,
    net of tax
    Foreign currency
      translation
      adjustments...........                                                        (2,366)
      Total comprehensive
        income..............                                                                                               5,083
Issuance of common stock for
  stock options.............      54          5          768                                                                 773
Acquisition of treasury
  shares....................                                                                         32         (901)       (901)
Tax benefit associated with
  stock options.............                             156                                                                 156
                               -----       ----      -------       --------         ------        -----     --------    --------
Balance, December 31,
  1997......................   7,995        779       40,677        152,644         (3,277)       1,937      (27,660)    163,183
Comprehensive income for
  1998
  Net income................                                          5,095
  Other comprehensive income
    (loss), net of tax
    Foreign currency
      translation
      adjustments...........                                                           439
    Minimum pension
      liability
      adjustment............                                                          (651)
      Total comprehensive
        income..............                                                                                               4,883
Issuance of common stock for
  stock options.............      50          5          684                                                                 689
Acquisition of treasury
  shares....................                                                                         43       (1,024)     (1,024)
                               -----       ----      -------       --------         ------        -----     --------    --------
Balance, December 31,
  1998......................   8,045        804       41,361        157,739         (3,489)       1,980      (28,684)    167,731
Comprehensive income for
  1999
  Net loss..................                                        (23,484)
  Other comprehensive
    income, net of tax
    Foreign currency
      translation
      adjustments...........                                                         1,919
    Minimum pension
      liability
      adjustment............                                                           651
      Total comprehensive
        loss................                                                                                             (20,914)
Issuance of common stock for
  stock options.............      74          7          929                                                                 936
Acquisition of treasury
  shares....................                                                                        203       (4,021)     (4,021)
                               -----       ----      -------       --------         ------        -----     --------    --------
Balance, December 31,
  1999......................   8,119       $811      $42,290       $134,255         $ (919)       2,183     $(32,705)   $143,732
                               =====       ====      =======       ========         ======        =====     ========    ========

  The accompanying notes are an integral part of these consolidated financial statements

                              TECH-SYM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

THE BUSINESS

    Tech-Sym Corporation (the "Company" or "Tech-Sym") is a diversified electronics engineering and manufacturing company primarily involved in the design, development and manufacture of products used for communications, defense and weather information. The Company operates in three business segments; communications, defense systems and weather information systems.

    The Company's communications' products include microwave components and subsystems, magnetic materials, ceramic substrates, timing and positioning equipment, antennas and electronic defense products. The principal defense systems' products include airborne training and instrumentation systems, maritime surveillance radars, shipboard electronics, guided missiles/munitions electronics and mechanical systems. The primary products of the Company's weather information systems segment are high performance Doppler radars coupled with sophisticated data processing systems.

    In July 1999, the Company acquired 51% of CrossLink, Inc. ("CrossLink"), a wireless communications product and services business, through the purchase of voting preferred stock, for $2,000,000 in cash. CrossLink's third and fourth quarter results are incorporated in the Company's Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the year ended
December 31, 1999, and CrossLink's assets and liabilities are included in the Company's Consolidated Balance Sheet as of December 31, 1999. The results of operations of CrossLink prior to the acquisition date were not material to the Company. These financial statements do not reflect any minority interest related to CrossLink because of the Company's preference in the net assets of CrossLink.

    The Company adopted a plan, effective June 30, 1998, (the "measurement date"), to sell its broadcast, air monitoring products and real estate investment subsidiaries. Effective December 31, 1998, (the "measurement date"), the Company adopted a plan to sell its majority owned subsidiary, GeoScience Corporation ("GeoScience"). These businesses, including minority interest attributable to GeoScience, are presented as discontinued operations in these financial statements. See Note 2 for discussion on discontinued operations.

    In December 1999, the Company retained Quarterdeck Investment
Partners, Inc., to assist in evaluating strategic options for the Company. The possible alternatives include recapitalization, merger, privatization and sale of all or part of the Company.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Tech-Sym Corporation and its subsidiaries after the elimination of intercompany transactions. Investments in companies and joint ventures over which the Company has significant influence, but not a controlling interest, are recorded using the equity method of accounting.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the related reported amounts of revenue and expenses during the reporting period. It is possible that actual results could differ significantly from those estimates and that

                              TECH-SYM CORPORATION
significant changes to estimates could occur. The Company's management believes that the estimates used in these financial statements are reasonable.

SHORT-TERM INVESTMENTS AND OTHER CASH EQUIVALENTS

    Short-term investments are carried at market value and have maturities of less than one year. The Company classifies short-term investments with original maturities of three months or less as cash equivalents.

REVENUE RECOGNITION

    The Company recognizes revenue on long-term contracts utilizing the percentage of completion method, measured by comparing total costs incurred to date to estimated total costs for each contract. Estimated losses on contracts are recorded in full when they become apparent. Substantially all unbilled revenue amounts are expected to be billed and collected within one year in accordance with the terms of the related contracts.

    Revenue from the sale of products manufactured in standard manufacturing operations is recognized at the time of shipment unless significant future obligations remain. Where significant future obligations exist, revenue is not recognized until such obligations have been satisfied or are no longer significant.

    The Company leases products to customers under operating leases. Revenue from such leases are recognized on the straight-line method over the term of the lease based on the total rentals to be paid under the lease. Revenue from leased assets comprised less than 10% of total revenue reported in 1999. The Company did not have assets under lease in 1998 and 1997.

INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined principally using the first-in, first-out or weighted average cost method.

DEPRECIATION AND AMORTIZATION

    Depreciation of plant and equipment is provided using the straight-line method over the estimated useful lives of the related assets. Major renewals and betterments are capitalized while minor replacements, maintenance and repairs which do not extend useful lives are expensed. The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts and the resultant gain or loss is recognized at that time.

    Intangible assets, included in other assets and consisting primarily of goodwill, are amortized using the straight-line method over 5 to 15 years. Amortization expense was $800,000, $1,224,000 and $940,000 in 1999, 1998 and
1997, respectively. Net intangible assets were $4,491,000 and $5,229,000 at December 31, 1999, and 1998, respectively, net of accumulated amortization of $3,280,000 and $6,238,000 at December 31, 1999, and 1998, respectively.

LONG-LIVED ASSETS

    The Company reviews for the impairment of long-lived assets and identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is considered impaired when anticipated undiscounted cash flows expected to result from the use of the asset and its eventual disposition is less

                              TECH-SYM CORPORATION
than its carrying amount. The Company believes that no material impairment exists at December 31, 1999.

RESEARCH AND DEVELOPMENT

    The Company performs research and development under both company-sponsored programs and contracts with others, primarily the U.S. Government. Costs related to company-sponsored research and development for new products and major product improvements are expensed as incurred.

INCOME TAXES

    The provision for income taxes is computed based on the pretax income included in the consolidated statement of income. The asset and liability approach is used to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

    The Company has not recorded a deferred income tax liability for additional U.S. Federal income taxes that would result from the distribution of earnings of its foreign subsidiaries since the Company intends to indefinitely reinvest the undistributed earnings.

FOREIGN CURRENCY TRANSLATION

    The Company's foreign subsidiaries use their local currency as their functional currency. Accordingly, assets and liabilities of the Company's foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date, while income and expenses are translated using average rates. Translation adjustments are reported as a separate component of comprehensive income within shareholders' investment.

STOCK-BASED COMPENSATION

    The Company measures compensation expense for its stock-based employee compensation plan using the intrinsic value method. Pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method has been applied in measuring compensation expense is presented in Note 9.

EARNINGS PER SHARE

    Earnings per share is reported as both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Stock options are the only potential dilutive shares the Company has outstanding. Due to the Company's losses, diluted earnings per share presented on the Consolidated Statement of Operations for the year ended December 31, 1999, do not reflect the effect of outstanding stock options because to do so would be anti-dilutive. Diluted earnings per share for 1998 and 1997 exclude the effects of options to acquire 166,400 and 232,700 shares of Common Stock at weighted average exercise prices of $31.23 and $34.46, respectively, because the options' exercise prices were greater than the average market price of the common shares and to do so would be anti-dilutive.

                              TECH-SYM CORPORATION

RECENT PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("FAS 133") ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which established accounting and reporting standards for derivative instruments. The Company has historically not engaged in significant derivative instrument activity. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 ("FAS 137") ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which delayed implementation and the effective date of FAS 133 until after June 15, 2000. Adoption of FAS 133 is not expected to have a material effect on the Company's financial position or operational results.

    In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), REVENUE RECOGNITION, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 was issued as a result of the increasing number of revenue recognition issues encountered by registrants. The SEC staff indicated that SAB 101 does not alter existing rules, but does explain how the rules apply to transactions that are not specifically addressed in current guidance. The staff believes that revenue generally is (i) realized or realizable and
(ii) earned when all of the following criteria have been satisfied: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured. All registrants are expected to apply the accounting and disclosure requirements that are described in SAB 101. The staff, however, will not object if registrants that have not applied these accounting provisions do not restate prior financial statements, provided that their prior policy was acceptable under generally accepted accounting principals and they report the change as a cumulative effect of a change in accounting principle. Any such change must be reported no later than the first fiscal quarter of the fiscal year beginning after December 15, 1999. The Company is undertaking a review of its revenue recognition policies to determine whether such policies are consistent with the principals of SAB 101. However, the Company does not expect that SAB 101 will have a significant impact on the Company's revenue recognition policies.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2--DISCONTINUED OPERATIONS

    Effective June 30, 1998, the Company adopted a plan to sell its businesses involved in real estate development (Lake Investment Company or "Lake"), manufacture of air monitoring products (Anarad, Inc., or "Anarad") and manufacture of radio and television broadcast equipment (Continental Electronics Corporation or "Continental"), and effective December 31, 1998, the Company adopted a plan to sell its majority owned subsidiary, GeoScience Corporation. The effective dates of June 30, 1998, and December 31, 1998, are the respective measurement dates referred to when discussing the results of operations of these businesses elsewhere in this report.

    The presentation of the discontinued operations includes segregation of the operating results and the gain or loss from disposition of the businesses in the Consolidated Statement of Operations for the years ended December 31, 1999, 1998 and 1997. The gain or loss on disposal includes actual and estimated operating results of the discontinued businesses from the measurement date through the actual or estimated disposal date ("phase-out period"). The net assets and cash flows of the discontinued operations are segregated in the Consolidated Balance Sheet at December 31, 1999, and

                              TECH-SYM CORPORATION

1998 and in the Consolidated Statement of Cash Flows at December 31, 1999, 1998 and 1997. Accordingly, the revenue, costs and expenses, assets and liabilities and cash flows of these discontinued operations have been excluded from the respective captions in the Consolidated Statement of Operations, Consolidated Balance Sheet and Consolidated Statement of Cash Flows and have been reported as "Income (loss) from discontinued operations, net of applicable income taxes (benefits)", as "Net assets of discontinued operations" and as "Net cash used in discontinued operations" for all periods presented. The results of discontinued operations do not include any interest expense or management fees allocated by the Company. Data presented for earnings per share reflect the reclassification of the discontinued operations.

    On November 18, 1998, the Company sold Lake to Consumer Loan
Portfolios Inc., for cash of $1,300,000 plus notes receivable of $3,600,000 collateralized by real estate owned by Lake. The Company received $500,000 on a note receivable in February 1999. During the remainder of 1999, the Company did not receive scheduled payments on the remaining $3,100,000 notes receivable from Consumer Loan Portfolios Inc. Due to the non-payment of the notes receivable, the Company issued a demand for arbitration and statement of claim as provided in the purchase agreement. The Company did not accrue interest income on the notes receivable during 1999. The Company believes it will ultimately recover the value of this asset.

    On March 15, 1999, the Company sold substantially all of the assets of Anarad for cash of $550,000 plus 90% of the cash collected during the 90 days following March 15, 1999, on outstanding trade accounts receivable as of that date. The Company received a net of $219,000 on these outstanding trade accounts receivable. In 1999, the Company recognized an additional loss of $117,000 on the final disposition of Anarad.

    In December 1998, the Boards of Directors of the Company and GeoScience committed to a plan to seek a strategic merger partner for GeoScience. On January 18, 1999, the Company and GeoScience signed an agreement to merge GeoScience with a third party, subject to shareholder and regulatory approval. The Company, GeoScience and the third party subsequently terminated the proposed merger. The third party paid GeoScience $3,000,000 in connection with such termination, which is included in the results of discontinued operations.

    In December 1999, the Company tendered its shares in GeoScience to Compagnie Generale de Geophysique ("CGG") pursuant to a tender offer related to the merger of GeoScience and Sercel, Inc., a wholly-owned subsidiary of CGG. Under the terms of the agreement, the Company received $53,646,000 in cash for its 7,995,000 shares, or $6.71 per share, and CGG assumed GeoScience's debt obligations of approximately $29,000,000, eighty percent of which were previously guaranteed by the Company. At December 31, 1998, the Company estimated that a gain would result from the ultimate disposal of GeoScience in an amount sufficient to cover actual and estimated operating losses during the phase-out period. Accordingly, no estimated gain on disposal was recorded as of December 31, 1998. As a result of the anticipated sale of GeoScience to a third party during the first quarter of 1999 as discussed above, the effect of estimated operating results during the phase-out period were not significant to the estimated gain on disposal at December 31, 1998. As a result of the tender offer transaction in December 1999, the Company recognized an after tax loss on disposal of $744,000, which includes after tax operating losses during the phase-out period of $20,728,000. The after tax losses reflect the down turn in the seismic industry that occurred during 1999 and the extended length of time that the Company owned GeoScience.

    In June 1997, GeoScience adopted a plan to sell its geoscientific software subsidiary, CogniSeis Development, Inc., ("CogniSeis"). CogniSeis has been included in the Company's presentation of

                              TECH-SYM CORPORATION
discontinued operations in the Consolidated Statement of Income for the years ended December 31, 1998, and 1997. On October 14, 1997, ("the disposal date"), CogniSeis was sold to Paradigm Geophysical Corporation for cash of $8,929,000, net of certain liabilities assumed pursuant to the terms of the sale agreement, plus a note receivable. During 1998, the uncertainties surrounding certain provisions of the sales agreement were resolved and GeoScience received payment in full of the note receivable, resulting in the recognition of a gain on the sale of $3,620,000, net of taxes and minority interest.

    Under the original plan of disposal for Continental, adopted at June 30, 1998, (the "measurement date"), the Company intended to sell Continental as a whole, including the subsidiaries located in Chile and Germany. At December 31, 1998, the Company estimated that a gain would result from the ultimate disposal of Continental in an amount sufficient to cover actual and estimated operating losses during the phase-out period. Accordingly, recognition of actual and estimated after tax operating losses of $7,972,000 were deferred at December 31, 1998. The recorded amount of loss on disposal of $3,534,000 for the year ended December 31, 1998, was related to income taxes of Continental's German subsidiary. As a result of the Company's sales efforts and negotiations with potential buyers since the measurement date, the Company revised the original plan and is currently attempting to sell the product lines of Continental and to close down operations the Company believes will not be sold. The effects of the revision in the plan, the extended holding period and the occurrence of operating losses during the phase-out period in excess of previous estimates have resulted in an estimated after tax loss on disposal of $20,886,000 in 1999, including actual and estimated after tax operating losses during the phase-out period of $19,816,000. The phase-out period after tax operating losses recognized in 1999 includes losses deferred in 1998.

    In October 1999, Continental entered into a plan of liquidation of its German subsidiary. Under the plan of liquidation, Continental is required to fund the cash flow requirements of operating the German subsidiary during the liquidation phase and for the deficiency in cash required to retire the German subsidiary's obligations. Under the terms of the plan, Continental's commitment is not expected to exceed $6,079,000 and the plan is expected to be completed during the year 2000. The Company has guaranteed Continental's commitment under the plan of liquidation. At December 31, 1999, the liquidator had not negotiated a settlement of the defined benefit pension plan obligation with the German pension insurance trust, however, the Company believes the liquidator will reach a settlement.

    In February 2000, Continental entered into a letter of intent to sell the assets of its digital television product line ("DTV"). The transaction is expected to close by April 30, 2000. Continental is conducting discussions with other parties interested in its remaining product lines and real estate and expects to complete sales transactions during June 2000.

    The total revenue for the period January 1 through December 31, 1999, for Continental was $39,970,000. The total revenue during 1999 for GeoScience and Anarad, through the respective disposition dates, was $81,088,000 and $348,000, respectively.

    The total revenue for the period January 1 through December 31, 1998, for Continental and Anarad was $39,991,000 and $2,605,000, respectively. The total revenue for Lake during 1998 through the disposition date, November 18, 1998, was $1,482,000.

                              TECH-SYM CORPORATION

    The results of the discontinued operations through the appropriate measurement dates are summarized as follows, as well as, the expected losses from disposition (in thousands except per share data):

                                                   GEOSCIENCE   CONTINENTAL    ANARAD      LAKE      TOTAL
                                                   ----------   -----------   --------   --------   --------
Year ended December 31, 1998
  Revenue........................................   $122,933      $17,640     $ 1,761     $ 776     $143,110
  Income (loss) before provision for income
    taxes........................................      5,068       (2,640)       (277)     (160)       1,991
  Income tax expense (benefit)...................        111         (871)        (91)      (53)        (904)
  Income (loss) from operations, net of income
    taxes and minority interest..................      4,348       (1,769)       (186)     (107)       2,286
  Gain on sale of CogniSeis, net of taxes and
    minority interest............................      3,620                                           3,620
  Loss on dispositions, net of income taxes......                  (3,534)     (1,063)                (4,597)
  Net income (loss)..............................      7,968       (5,303)     (1,249)     (107)       1,309
  Earnings (loss) per common share
    Basic........................................   $   1.32      $  (.88)    $  (.20)    $(.02)    $    .22
    Diluted......................................       1.29         (.88)       (.20)     (.02)         .21

                                                   GEOSCIENCE   CONTINENTAL    ANARAD      LAKE      TOTAL
                                                   ----------   -----------   --------   --------   --------
Year ended December 31, 1997
  Revenue........................................   $ 94,451      $54,094     $ 3,151     $1,842    $153,538
  Income (loss) before provision for income
    taxes........................................      5,283        4,822        (644)     (489)       8,972
  Income tax expense (benefit)...................      1,743        1,432        (191)     (145)       2,839
  Income (loss) from operations, net of income
    taxes and minority interest..................      3,021        3,390        (453)     (344)       5,614
  Loss on operation of CogniSeis, net of income
    taxes and minority interest..................     (1,236)                                         (1,236)
  Net income (loss)..............................      1,785        3,390        (453)     (344)       4,378
  Earnings (loss) per common share
    Basic........................................   $    .29      $   .56     $  (.08)    $(.05)    $    .72
    Diluted......................................        .29          .55        (.08)     (.06)         .71

                              TECH-SYM CORPORATION

    For financial reporting purposes, the assets and liabilities attributable to undisposed discontinued operations have been classified in the consolidated balance sheet as net assets of discontinued operations and consists of the following (in thousands):

                                                              CONTINENTAL
                                                              -----------
December 31, 1999
  Current assets............................................    $23,784
  Total assets..............................................     34,333
  Current liabilities.......................................     15,715
  Total liabilities.........................................     22,341
  Net assets of the discontinued operation..................     11,992

                                                       GEOSCIENCE   CONTINENTAL    ANARAD     TOTAL
                                                       ----------   -----------   --------   --------
December 31, 1998
  Current assets.....................................   $107,199      $38,052      $  750    $146,001
  Total assets.......................................    152,171       46,211       1,063     199,445
  Current liabilities................................     54,644       29,083         587      84,314
  Total liabilities..................................     77,459       34,593         587     112,639
  Net assets of discontinued operations..............     74,712       11,618         476      86,806

NOTE 3--RECEIVABLES AND UNBILLED REVENUE

    Receivables and unbilled revenue are summarized as follows (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Current receivables
  Commercial (less allowance for doubtful accounts of $308
    and $339, respectively)...............................  $13,729    $15,630
  U.S. Government.........................................   10,770      8,144
  Other receivables.......................................    5,872      1,497
                                                            -------    -------
                                                            $30,371    $25,271
                                                            =======    =======
Long-term receivables
  Other...................................................  $          $ 2,224
                                                            =======    =======
Unbilled revenue
  Commercial..............................................  $ 8,255    $ 9,218
  U.S. Government.........................................   25,895     30,097
                                                            -------    -------
                                                            $34,150    $39,315
                                                            =======    =======

    Government receivables and unbilled revenue include amounts from prime contractors with the U.S. Government where the Company is the subcontractor. Current receivables at December 31, 1999, include trade accounts, the $3,100,000 notes receivable due from the sale of Lake and a tax refund due of $2,490,000. Current receivables at December 31, 1998, include trade accounts and the current portion of long-term notes receivable of $1,394,000 related to the sale of Lake. Long-term receivables at December 31, 1998, include the non-current portion of the notes receivable related to the sale of Lake.

                              TECH-SYM CORPORATION

    Unbilled revenue represent revenue recognized on contracts for which billings had not been presented to the customers because the amounts were not contractually billable at the balance sheet date. Substantially all unbilled amounts receivable will be billed and collected within one year in accordance with the terms of the related contracts.

NOTE 4--INVENTORIES

    Inventories, which consist principally of electronic components, are summarized as follows (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Raw materials.............................................  $13,204    $16,686
Work in process...........................................    6,782      7,514
Finished goods............................................    2,579      2,430
                                                            -------    -------
                                                             22,565     26,630
Less reserve..............................................   (1,917)    (1,877)
                                                            -------    -------
                                                            $20,648    $24,753
                                                            =======    =======

NOTE 5--PROPERTY, PLANT AND EQUIPMENT

    The components of property, plant and equipment are summarized as follows (dollars in thousands):

                                                                      DECEMBER 31,
                                                    ESTIMATED      -------------------
                                                      LIVES          1999       1998
                                                  --------------   --------   --------
At cost:
  Land, buildings and improvements..............         10 - 35   $19,485    $18,514
  Machinery and equipment.......................          3 - 12    66,940     52,041
                                                                   -------    -------
                                                                    86,425     70,555
Less accumulated depreciation...................                   (54,986)   (51,738)
                                                                   -------    -------
                                                                   $31,439    $18,817
                                                                   =======    =======

    Depreciation expense was $5,035,000, $3,908,000 and $4,113,000 for 1999,
1998 and 1997, respectively.

    The cost and accumulated depreciation, of equipment subject to an operating lease with a customer, was $11,770,000 and $786,000, respectively, at December 31, 1999. The operating lease was phased-in, commencing May 1999, and is renewable annually on October 1 at the customer's option, for four one-year terms, with the last term ending on September 30, 2004. The Company did not have assets under lease at December 31, 1998, and 1997.

NOTE 6--NOTES PAYABLE

    On December 15, 1999, the Company repaid the outstanding debt related to its credit facility with Wells Fargo Bank and Bank of America in the aggregate amount of $23,422,000, of which $11,654,000 was related to a discontinued operation. In conjunction with the debt repayment, the credit facility was terminated.

                              TECH-SYM CORPORATION

    At December 31, 1999, the Company had short-term line of credit facilities aggregating approximately $10,150,000. Borrowings under these lines may be made in such amounts and at such maturities and interest rates as are offered by the banks and accepted by the Company at the time of each borrowing. The lines of credit contain certain restrictive covenants including limitations on asset sales, indebtedness, payments of dividends and acquisition of treasury shares, investments and certain financial covenants and ratios. At December 31, 1999, and 1998, borrowings under these lines totaled $1,630,000 and $13,911,000, respectively. Weighted average interest rates on such borrowings outstanding at December 31, 1999, and 1998 were 8.44% and 7.22%, respectively.

    On January 20, 2000, the Company repaid the outstanding debt related to its credit facility with First Union Bank, of which $1,172,000 was outstanding as of December 31, 1999. In conjunction with the repayment, the credit facility was terminated, which reduced the total amount available to the Company under remaining line of credit agreements to $7,692,000.

NOTE 7--LONG-TERM DEBT

    The components of long-term debt are summarized as follows (dollars in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Real estate mortgage notes, due in monthly installments with interest at 7.44% to 9.06%, maturity at various dates
  through 2005..............................................   $2,311     $3,458
Notes collateralized by equipment, due in monthly
  installments with interest at 13.0%, maturity at various
  dates through 1999........................................                  55
                                                               ------     ------
                                                                2,311      3,513
Less current maturities.....................................     (861)    (1,178)
                                                               ------     ------
                                                               $1,450     $2,335
                                                               ======     ======

    Future maturities of long-term debt are $861,000 in 2000, $489,000 in 2001, $413,000 in 2002, $255,000 in 2003, $246,000 in 2004 and $47,000 thereafter.

    At December 31, 1999, $3,325,000 of land, buildings and improvements was pledged as collateral on various long-term debt obligations.

                              TECH-SYM CORPORATION

NOTE 8--INCOME TAXES

    The components of (loss) income before income taxes, excluding minority interest, are summarized as follows (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                    1999       1998       1997
                                                  --------   --------   --------
Continuing operations
  Domestic......................................  $ (5,416)  $ 4,877    $ 2,982
  Foreign.......................................     2,455       770      1,152
                                                  --------   -------    -------
    Total continuing operations.................    (2,691)    5,647      4,134
                                                  --------   -------    -------
Discontinued operations
  Domestic......................................   (33,402)   11,982      2,381
  Foreign.......................................   (19,208)   (3,879)     4,289
                                                  --------   -------    -------
    Total discontinued operations...............   (52,610)    8,103      6,670
                                                  --------   -------    -------
      Total (loss) income before income taxes...  $(55,301)  $13,750    $10,804
                                                  ========   =======    =======

    The (benefit) provision for income taxes, excluding minority interest, consists of the following (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
Continuing operations
  Current tax (benefit) expense
    U.S. Federal..................................  $ (2,487)   $1,123     $ (341)
    State.........................................       318       250        330
    Foreign.......................................       593       229         31
                                                    --------    ------     ------
      Total current continuing operations.........    (1,576)    1,602         20
Deferred tax expense
    U.S. Federal..................................       622       134        269
    Foreign.......................................                 125        774
                                                    --------    ------     ------
      Total deferred continuing operations........       622       259      1,043
      Total continuing operations.................      (954)    1,861      1,063
                                                    --------    ------     ------
Discontinued operations...........................   (25,702)    4,582      2,125
                                                    --------    ------     ------
      Total (benefit) provision...................  $(26,656)   $6,443     $3,188
                                                    ========    ======     ======

    The overall income tax (benefit) expense, excluding minority interest, for 1999, 1998 and 1997 resulted in effective tax rates of 48.2%, 46.9% and 29.5%, respectively. The income tax (benefit) expense for 1999, 1998 and 1997 related to continuing operations resulted in effective tax rates of

                              TECH-SYM CORPORATION

35.5%, 33% and 25.7%, respectively. The reasons for the difference between these effective tax rates and the U.S. statutory rate of 35% are as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
Continuing Operations
  Federal taxes on income at statutory rates......  $   (942)   $1,976     $1,447
  State income taxes, net.........................       206       162        214
  Foreign tax (rate differential).................      (266)       87
  Foreign Sales Corporation benefit...............                (468)      (602)
  Research and experimentation tax credit.........      (230)                (100)
  Nondeductible intangible amortization...........        65       204        169
  Valuation allowanceforeign......................       146
  Other, net......................................        67      (100)       (65)
                                                    --------    ------     ------
    Total continuing operations...................      (954)    1,861      1,063
                                                    --------    ------     ------
Discontinued Operations
  Federal taxes on income at statutory rates......   (18,414)    2,836      2,334
  State income taxes, net.........................                  91         24
  Foreign tax (rate differential).................                 197
  Foreign Sales Corporation benefit...............              (1,067)      (273)
  Research and experimentation tax credit.........                           (114)
  Nondeductible intangible amortization...........       (88)      104         26
  Valuation allowanceforeign......................     5,024     2,475
  GeoScience disposition..........................   (13,742)
  Other, net......................................     1,518       (54)       128
                                                    --------    ------     ------
    Total discontinued operations.................   (25,702)    4,582      2,125
                                                    --------    ------     ------
      Total (benefit) provision...................  $(26,656)   $6,443     $3,188
                                                    ========    ======     ======

                              TECH-SYM CORPORATION

    Deferred tax (liabilities) assets of continuing operations are comprised of the following (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Deferred tax (liabilities)
  Depreciation and amortization...........................  $  (721)   $  (154)
  Installment sales.......................................                 864
  Equity in earnings of affiliate.........................   (1,571)    (1,386)
  Basis difference in affiliate stock.....................              (7,632)
  Other...................................................      (69)    (1,144)
                                                            -------    -------
    Deferred tax (liabilities)............................   (2,361)    (9,452)
                                                            -------    -------
Deferred tax assets
  Deferred compensation...................................               2,639
  Compensatory absences accruals..........................    1,176        659
  Inventory accounting....................................      961      1,107
  Product warranty and related accruals...................                 178
  Contract percent of completion..........................    1,197        281
  Minimum tax credit......................................    1,010
  Research and experimentation tax credits................    1,525
  Net operating losses....................................    3,959
  Other...................................................      514       (167)
                                                            -------    -------
    Gross deferred tax assets.............................   10,342      4,697
                                                            -------    -------
    Deferred tax asset valuation allowance................     (579)
                                                            -------    -------
    Total deferred tax asset (liability)..................  $ 7,402    $(4,755)
                                                            =======    =======

    At December 31, 1999, the Company had net operating loss carryforwards of approximately $11,312,000 available to offset future U.S. Federal taxable income which expire in 2019, if not utilized.

NOTE 9--STOCK OPTION PLANS

    The Company's 1990 Stock Option Plan (the 1990 Plan) provided for the granting of stock options and stock appreciation rights (SARs) to key employees of the Company and to the members of the Board of Directors who are not employees of the Company. Each option granted under the 1990 Plan has an exercise price of 100% of the fair market value on the date of grant and a term of ten years. The options granted to key employees are exercisable as follows; 20% after one year, with an additional 20% exercisable each six months thereafter. Options granted to nonemployee directors are exercisable in full after one year. Upon the adoption of the 1998 Equity Incentive Plan (the 1998
Plan) by the shareholders on April 28, 1998, no further options were available for grant under the 1990 Plan.

    SARs were granted in tandem with each stock option granted under the 1990 Plan. Any SARs granted under the 1990 Plan cannot be exercised without the consent of the Compensation Committee of the Board of Directors except in certain defined instances involving a change in control of the Company. Since any exercises of SARs are expected to be allowed by the Committee only in extenuating circumstances and in substitution for the holder's rights under the related stock options, any liability for benefits derived therefrom will be recognized only at the time the Committee gives its approval to such exercises. No SARs have been exercised to date.

                              TECH-SYM CORPORATION

    Effective October 15, 1998, approximately 278,700 employee stock options previously granted were amended, with the consent of each optionee, to provide for a revised exercise price of $21.25, the closing market price for the Company's stock on such date. The vesting period for the amended stock options was extended one year from the original vesting schedule. However, none of the repriced stock options were exercisable before October 16, 1999.

    The 1998 Plan covers 750,000 shares of Common Stock and provides for the granting of stock options to key employees of the Company and to nonemployee directors. Each option has an exercise price of 100% of the fair market value on the date of grant and has a term of ten years. The options granted to key employees in 1998 are exercisable as follows; 25% after one year, with an additional 25% exercisable each year thereafter. The options granted to key employees in 1999 are exercisable as follows; 20% after one year, with an additional 20% exercisable each six months thereafter. Options granted to nonemployee directors are exercisable on the date of grant. Shares granted and subsequently canceled are available for future grants. At December 31, 1999, 322,500 options were available for grant under the 1998 Plan.

    Changes in outstanding options under the Company's stock option plans during 1999, 1998 and 1997 were as follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                                             SHARES     PRICE
                                                            --------   --------
Outstanding, December 31, 1996............................  630,020     $22.47
  Options granted.........................................   82,500      28.00
  Options canceled........................................  (16,300)     32.00
  Options exercised.......................................  (38,650)     15.79
                                                            -------
Outstanding, December 31, 1997............................  657,570      23.32
  Options granted.........................................  150,000      28.88
  Options canceled........................................   (6,800)     29.79
  Options exercised.......................................  (50,000)     13.79
                                                            -------
Outstanding, December 31, 1998............................  750,770      20.61
  Options granted.........................................  277,500      21.12
  Options canceled........................................  (25,000)     21.50
  Options exercised.......................................  (73,950)     13.31
                                                            -------
Outstanding, December 31, 1999............................  929,320      20.22
                                                            =======
Exercisable options
  December 31, 1997.......................................  446,650     $19.18
  December 31, 1998.......................................  342,070      16.83
  December 31, 1999.......................................  557,800      19.72

                              TECH-SYM CORPORATION

    The following table summarizes significant ranges of the Company's outstanding and exercisable options at December 31, 1999:

                                             OPTIONS OUTSTANDING      OPTIONS EXERCISABLE
                                           ------------------------   -------------------
                                             WEIGHTED      WEIGHTED              WEIGHTED
                                              AVERAGE      AVERAGE               AVERAGE
           RANGE OF                          REMAINING     EXERCISE              EXERCISE
       EXERCISE PRICES           SHARES    LIFE IN YEARS    PRICE      SHARES     PRICE
------------------------------  --------   -------------   --------   --------   --------
$ 8.00 -  8.13................   38,000         0.52        $ 8.06     38,000     $ 8.06

 12.38 - 15.75................  146,450         3.41         15.58    146,450      15.58

 19.00 - 28.00................  717,870         7.95         21.38    346,350      21.83

 30.38 - 34.63................   27,000         6.92         31.50     27,000      31.50
                                -------                               -------

  8.00 - 34.63................  929,320         6.90         20.22    557,800      19.72
                                =======                               =======

    Pro forma information regarding net income and earnings per share is required by FAS 123 and has been determined as if the Company had accounted for its stock options under the fair value method of FAS 123. The fair value of the options at date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                  1999          1998          1997
                                                --------      --------      ---------
Expected life.................................  7 years       8 years       5.4 years
Interest rate.................................     5.42%         5.17%           6.38%
Volatility....................................       26%           29%             24%
Dividend yield................................        0%            0%              0%
Weighted average fair value of options granted
  during the year.............................  $  8.66       $ 13.49       $   10.33

                              TECH-SYM CORPORATION

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. The Company's pro forma net income and earnings per share was as follows (in thousands except per share data):

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
(Loss) income from continuing operations after
  tax, as reported................................  $ (1,737)   $3,786     $3,071
(Loss) income from continuing operations after
  tax, pro forma..................................    (3,656)    2,179      2,242
(Loss) income from discontinued operations after
  tax, as reported................................   (21,747)    1,309      4,378
(Loss) income from discontinued operations after
  tax, pro forma..................................   (22,268)      653      3,896
Net (loss) income, as reported....................   (23,484)    5,095      7,449
Net (loss) income, pro forma......................   (25,924)    2,832      6,138
(Loss) earnings per common share
  Continuing operations, as reported
    Basic.........................................      (.29)      .63        .51
    Diluted.......................................      (.29)      .61        .50
  Continuing operations, pro forma
    Basic.........................................      (.61)      .36        .37
    Diluted.......................................      (.61)      .35        .36
  Discontinued operations, as reported
    Basic.........................................     (3.60)      .22        .72
    Diluted.......................................     (3.60)      .21        .71
  Discontinued operations, pro forma
    Basic.........................................     (3.69)      .11        .65
    Diluted.......................................     (3.69)      .11        .63
  Net (loss) income, as reported
    Basic.........................................     (3.89)      .84       1.23
    Diluted.......................................     (3.89)      .83       1.21
  Net (loss) income, pro forma
    Basic.........................................     (4.29)      .47       1.02
    Diluted.......................................     (4.29)      .46       1.00

    Pro forma income from discontinued operations includes stock option compensation expense related to stock-based awards granted by the Company's previously majority owned subsidiary, GeoScience, of $521,000, $656,000 and $482,000 for the years 1999, 1998 and 1997, respectively.

    The pro forma effect on net income for 1999, 1998 and 1997 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995 and the effect of stock options that may be granted in the future.

                              TECH-SYM CORPORATION

NOTE 10--SHAREHOLDERS' INVESTMENT

STOCK REPURCHASES

    During the second quarter of 1999, the Company repurchased 71,700 shares of its Common Stock under a previously approved repurchase program. On May 11, 1999, the Company's Board of Directors authorized the Company to repurchase 250,000 shares of its Common Stock and rescinded the 6,100 shares remaining on the previous program. Additionally, the Company purchased 130,950 shares of its Common Stock under the new repurchase plan during 1999. The shares are held by the Company and reported at cost in the consolidated balance sheet.

NOTE 11--BENEFIT PLANS

    The Company maintains a defined contribution retirement plan covering substantially all domestic employees. The annual Company contribution and administrative costs of the plan were $1,444,000, $1,328,000 and $1,314,000 for 1999, 1998 and 1997, respectively.

    The Company has executive retirement agreements with certain executive officers of the Company and a nonemployee directors' retirement plan (the "Plan") for those directors that have never been employees of the Company. Prior to the 1999 settlement described below, the executive retirement agreements generally provided for the payment of specified amounts in the event of retirement at or after age 62, total and permanent disability, death or termination of employment by the Company without cause and the nonemployee directors' agreements generally provided for the payment of specified amounts upon retirement on or after age 65 or upon termination of service due to disability or death.

    In August 1999, the Company elected to discontinue the accrual of benefits under the Plan and to make lump-sum settlements to the participants. Lump-sum settlements totaling $8,650,000 were paid as of December 31, 1999, resulting in a remaining settlement obligation of $380,000 at December 31, 1999. The remaining lump-sum settlements were paid in January 2000.

    The Company had segregated certain assets in a grantor trust to meet the obligations of the Plan. The assets were available to creditors of the Company in the event of its bankruptcy or insolvency and, therefore, were reported as assets of the Company rather than assets of the Plan. These assets aggregating $441,000 and $7,317,000 at December 31, 1999, and 1998, respectively, were included in other assets.

                              TECH-SYM CORPORATION

    The costs for the executive retirement agreements and the nonemployee directors' retirement plan in 1999, 1998 and 1997 were $1,642,000, $988,000 and $750,000, respectively. The status of the Plan at December 31, was as follows (in thousands):

                                                              1999       1998
                                                            --------   --------
Change in benefit obligation
  Benefit obligation at beginning of year.................  $ 7,881    $ 6,778
  Service cost............................................      125        177
  Interest cost...........................................      366        506
  Special termination benefits............................                 270
  Benefits paid...........................................     (547)      (312)
  Effects of settlements..................................   (7,459)
  Plan amendment..........................................                 251
  Actuarial (gain) loss...................................     (366)       211
                                                            -------    -------
  Benefit obligations at end of year......................  $          $ 7,881
                                                            =======    =======
Change in plan assets
  Fair value of plan assets at beginning of year..........  $          $
  Employer contributions..................................    9,060        312
  Effect of settlements...................................   (8,513)
  Benefits paid...........................................     (547)      (312)
                                                            -------    -------
  Fair value of plan assets at end of year................  $          $
                                                            =======    =======
Reconciliation of funded status
  Funded status...........................................  $          $(7,881)
  Unrecognized actuarial loss.............................                 521
  Unamortized transition obligation.......................                 245
  Unamortized prior service cost..........................                 221
                                                            -------    -------
  Net amount recognized...................................  $          $(6,894)
                                                            =======    =======
Amounts recognized in the statement of financial position
  consist of
  Accrued benefit liability...............................  $          $(7,469)
  Intangible asset........................................                 466
  Accumulated other comprehensive income..................                 109
                                                            -------    -------
  Net amount recognized...................................  $          $(6,894)
                                                            =======    =======
Weighted average assumptions as of December 31,
  Discount rate...........................................      N/A        7.0%
  Rate of compensation increase...........................      N/A        5.0%
Components of net periodic benefit cost
  Service cost............................................  $   125    $   177
  Interest cost...........................................      366        506
  Amortization of prior service cost......................       22         57
  Amortization of transitional obligation.................       60         80
  Effect of settlements...................................    1,592
                                                            -------    -------
  Net periodic benefit cost...............................  $ 2,165    $   820
                                                            =======    =======

                              TECH-SYM CORPORATION

    The projected benefit obligation was developed assuming a discount rate of 7% in 1999, 7% in 1998 and 7.5% in 1997, and an annual rate of increase in compensation levels of 5% in 1999, 1998 and 1997. The accrued benefits liability of $380,000 and $6,577,000 at December 31, 1999, and 1998, respectively, is classified as other accrued liabilities on the Consolidated Balance Sheet.

    Under the terms of the Plan, the Company is required to provide certain future medical and insurance benefits to the participants and their family members. At December 31, 1999, $589,000 was included in other accrued liabilities related to such obligations.

NOTE 12--COMMITMENTS AND CONTINGENCIES

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk are primarily cash and cash equivalents, short-term investments, trade receivables, unbilled revenue and long-term receivables. The Company places its cash, cash equivalents and marketable securities investments in investment grade, short-term debt instruments and limits the amount of credit exposure to any one commercial issuer. A portion of the Company's receivables and unbilled revenue are concentrated with various agencies of the U.S. Government. Concentrations of credit risk with respect to the receivables, unbilled revenue and long-term receivables from customers other than the U.S. Government are generally limited due to the large number of customers in the Company's customer base, their dispersion across different industries and geographic areas and the use of letters of credit to guarantee certain receivables.

FINANCIAL INSTRUMENTS

    The Company enters into various types of financial instruments in the normal course of business. The Company does not hold or issue financial instruments for trading purposes.

    The carrying value of the Company's financial instruments approximated fair value at December 31, 1999, and 1998. Cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate fair value due to their short maturities while the fair value of long-term receivables and debt is estimated based on competitive interest rates.

LETTERS OF CREDIT

    The Company has outstanding irrevocable letters of credit in the amounts of $8,164,000 and $3,830,000 as of December 31, 1999, for continuing and discontinued operations, respectively. These letters of credit, which have terms from one month to two years, are primarily maintained as collateral for performance and for advances received on long-term contracts. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place. At December 31, 1999, short-term investments include investments with a carrying value of $1,704,000 that are pledged as collateral for outstanding letters of credit for Continental.

LEASE COMMITMENTS

    The Company leases manufacturing and other facilities and equipment under certain long-term agreements which expire at various dates through 2004. Total rentals charged to operations under such operating leases for 1999, 1998 and 1997 were $1,248,000, $805,000 and $723,000, respectively.

                              TECH-SYM CORPORATION

    Future minimum rental commitments under all noncancelable operating leases in effect at December 31, 1999, totaled $3,661,000 and are payable as follows:
$1,561,000 in 2000; $880,000 in 2001; $574,000 in 2002; $346,000 in 2003 and
$300,000 in 2004.

LITIGATION

    In the ordinary course of business, the Company is involved in various pending or threatened legal actions. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from these actions will not have a material adverse effect on the Company's consolidated financial position, operating results or cash flows.

OTHER COMMITMENTS AND CONTINGENCIES

    The Company has no commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect the Company's consolidated financial position, operating results or cash flows.

NOTE 13--SEGMENT INFORMATION

    The Company's reportable segments are business units that design, manufacture and distribute distinct products, with distinct customer bases and are each managed separately. The Company's reportable segments are communications, defense systems and weather information systems. The reportable segment provides products as described in Note 1. The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies" in Note 1.

    The Company evaluates the performance of its segments and allocates resources to them based on revenue and income from continuing operations, however, there is a charge to allocate corporate headquarters' cost to each of its operating segments.

    The table below presents selected information as of and for the year ended December 31, 1999 (in thousands):

                                                               WEATHER
                                                  DEFENSE    INFORMATION              RECONCILING
                                 COMMUNICATIONS   SYSTEMS      SYSTEMS      OTHER        ITEMS       TOTAL
                                 --------------   --------   -----------   --------   -----------   --------
Revenue from unaffiliated
  customers....................     $ 75,338      $54,008      $21,703      $4,137      $           $155,186
Operating (loss) income........       (5,068)       5,902        6,335          28                     7,197
Corporate centralized general
  and administrative
  expenses.....................        1,500        1,372          380                    3,757(1)     7,009
Interest expense...............          586          134           12           2          840        1,574
Other expense and (income),
  net..........................        3,134          (44)        (228)        (11)      (1,546)       1,305
(Loss) income before income
  (benefits) taxes.............      (10,288)(2)    4,440(2)     6,171(2)       37       (3,051)      (2,691)
Depreciation and
  amortization.................        3,057        2,176          282          55          265(3)     5,835
Capital expenditures...........        3,584       12,738(4)     1,157         159           39       17,677
Total assets...................       53,647       51,791(4)    13,368       2,258       54,539(5)   175,603

------------------------

Notes for the year ended December 31, 1999.

(1) Corporate expenses not allocated to subsidiaries for financial reporting.

                              TECH-SYM CORPORATION

(2) Includes the allocated corporate expenses.

(3) Corporate depreciation and amortization, which is included in the allocated and unallocated corporate expenses above.

(4) Includes expenditures of $11,770 for equipment manufactured for lease.

(5) Net assets of discontinued operations of $11,992 and corporate assets of $42,547.

    The table below presents selected information as of and for the year ended December 31, 1998 (in thousands):

                                                                      WEATHER
                                                         DEFENSE    INFORMATION   RECONCILING
                                        COMMUNICATIONS   SYSTEMS      SYSTEMS        ITEMS       TOTAL
                                        --------------   --------   -----------   -----------   --------
Revenue from unaffiliated customers...      $67,906      $56,520      $16,053       $           $140,479
Operating income......................        1,131        4,755        3,757                      9,643
Corporate centralized general and
  administrative expenses.............        1,275        1,042          230          2,391(1)    4,938
Interest expense......................          598            9                         698       1,305
Other expense and (income), net.......        1,285         (573)        (717)        (2,242)     (2,247)
(Loss) income before income (benefits)
  taxes...............................       (2,027)(2)    4,277(2)     4,244(2)        (847)      5,647
Depreciation and amortization.........        2,931        1,324          270            607(3)    5,132
Capital expenditures..................        4,104          685          186             55       5,030
Total assets..........................       57,896       46,668       14,252        105,285(4)  224,101

------------------------

Notes for the year ended December 31, 1998.

(1) Corporate expenses not allocated to subsidiaries for financial reporting.

(2) Includes the allocated corporate expenses.

(3) Corporate depreciation and amortization, which is included in the allocated and unallocated corporate expenses above.

(4) Net assets of discontinued operations of $86,806 and corporate assets of $18,479.

                              TECH-SYM CORPORATION

    The table below presents selected information as of and for the year ended December 31, 1997 (in thousands):

                                                                       WEATHER
                                                          DEFENSE    INFORMATION   RECONCILING
                                         COMMUNICATIONS   SYSTEMS      SYSTEMS        ITEMS       TOTAL
                                         --------------   --------   -----------   -----------   --------
Revenue from unaffiliated customers....      $66,760      $58,408      $15,394       $           $140,562
Operating income.......................        1,816        5,391        3,079                     10,286
Corporate centralized general and
  administrative expenses..............        1,074          950          216          4,220(1)    6,460
Interest expense.......................          630           15                         784       1,429
Other expense and (income), net........        1,031         (725)        (299)        (1,744)     (1,737)
(Loss) income before income (benefits)
  taxes................................         (919)(2)    5,151(2)     3,162(2)      (3,260)      4,134
Depreciation and amortization..........        2,772        1,495          253            533(3)    5,053
Capital expenditures...................        2,356          800          225             76       3,457
Total assets...........................       54,433       54,332       16,409        103,430(4)  228,604

------------------------

Notes for the year ended December 31, 1997.

(1) Corporate expenses not allocated to subsidiaries for financial reporting.

(2) Includes the allocated corporate expenses.

(3) Corporate depreciation and amortization, which is included in the allocated and unallocated corporate expenses above.

(4) Net assets of discontinued operations of $94,315 and corporate assets of $9,115.

    Included in the interest and other income caption of the Consolidated Statement of Operations is the Company's equity in the net income of joint venture investments. The net income of such investments totaled $309,000, $534,000, and $648,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Investments in the joint ventures are classified within the other long-term assets caption of the balance sheet.

    Revenue and long-lived assets related to continuing operations in the United States and other foreign countries for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1999       1998       1997
                                                --------   --------   --------
Revenue from unaffiliated customers:
  United States...............................  $ 98,560   $ 96,596   $105,927
  Foreign.....................................    56,626     43,883     34,635
                                                --------   --------   --------
    Total.....................................  $155,186   $140,479   $140,562
                                                ========   ========   ========
Long-lived assets at end of year:
  United States...............................  $ 32,298   $ 20,652   $ 20,802
  Scotland....................................     3,632      3,391      3,189
                                                --------   --------   --------
    Total.....................................  $ 35,930   $ 24,043   $ 23,991
                                                ========   ========   ========

                              TECH-SYM CORPORATION

    Sales under contracts and subcontracts where the U.S. Government is the ultimate customer accounted for approximately 45%, 53% and 57% of the Company's sales in 1999, 1998 and 1997, respectively.

NOTE 14--OTHER FINANCIAL INFORMATION

    Other accrued liabilities are comprised of the following (in thousands):

                                                                DECEMBER 31,
                                                             -------------------
                                                               1999       1998
                                                             --------   --------
Commissions payable........................................  $   907     $  774
Employee related payables..................................    5,792      4,071
Accrued product warranty and related reserves..............      731        365
Other......................................................    5,494      2,451
                                                             -------     ------
                                                             $12,924     $7,661
                                                             =======     ======

NOTE 15--OTHER SUBSEQUENT EVENTS

    On January 24, 2000, the Company's Board of Directors authorized the Company to repurchase an additional 250,000 shares of its Common Stock. Subsequent to December 31, 1999, 171,230 shares were purchased at an average price of $18.88 per share.

    In January 2000, the Company sold its 41.52% equity investment in Scientific Research Corporation ("SRC") to SRC for $9,500,000 in cash. The Company previously accounted for SRC as an equity investment.

NOTE 16--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following is a summary of unaudited quarterly financial data for the years 1999 and 1998 (in thousands except per share amounts):

                                                                      QUARTERS ENDED
                                                  -------------------------------------------------------
                                                  MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                                  ----------   ---------   --------------   -------------
1999
  Revenue.......................................    $37,996    $ 35,331        $42,197         $39,662
  Gross margin..................................     11,022       7,342         13,352           9,840
  Income (loss) from continuing operations......      1,031      (1,712)           684          (1,740)
  (Loss) income from discontinued operations....                (19,146)        (4,597)          1,996
  Net income (loss).............................      1,031     (20,858)        (3,913)            256
  Earnings (loss) per common share
    Continuing operations
      Basic.....................................    $   .17    $   (.28)       $   .11         $  (.29)
      Diluted...................................        .17        (.28)           .11            (.29)
    Discontinued operations
      Basic.....................................                  (3.17)          (.76)            .33
      Diluted...................................                  (3.17)          (.76)            .33
    Net income (loss)
      Basic.....................................        .17       (3.45)          (.65)            .04
      Diluted...................................        .17       (3.45)          (.65)            .04

                              TECH-SYM CORPORATION

                                                                      QUARTERS ENDED
                                                  -------------------------------------------------------
                                                  MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                                  ----------   ---------   --------------   -------------
1998
  Revenue.......................................    $33,293    $ 32,607        $35,038         $39,541
  Gross margin..................................      9,327      10,020          9,296          11,230
  Income from continuing operations.............      1,127         836            971             852
  Income (loss) from discontinued operations....      2,125       3,389          1,957          (6,162)
  Net income (loss).............................      3,252       4,225          2,928          (5,310)
  Earnings (loss) per common share
    Continuing operations
      Basic.....................................    $   .19    $    .14        $   .16         $   .14
      Diluted...................................        .18         .13            .16             .14
    Discontinued operations
      Basic.....................................        .35         .56            .32           (1.02)
      Diluted...................................        .35         .55            .32           (1.02)
    Net income (loss)
      Basic.....................................        .54         .70            .48            (.88)
      Diluted...................................        .53         .68            .48            (.88)

    Earnings (loss) per common share are computed independently for each of the quarters presented and therefore may not sum to the totals for the year.

                              TECH-SYM CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 28, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

Revenue.....................................................  $134,703
Cost of revenue.............................................    95,133
                                                              --------
  Gross margin..............................................    39,570
Company-sponsored product development.......................     2,546
Selling, general and administrative expense.................    26,834
Interest expense............................................       172
Other income................................................     6,214
                                                              --------
Income from continuing operations before income taxes.......    16,232
Provision for income taxes..................................     6,010
                                                              --------
Net income..................................................  $ 10,222
                                                              ========
Earnings per common share:
  Basic.....................................................  $   1.76
  Diluted...................................................  $   1.73
Weighted average common shares outstanding:
  Basic.....................................................     5,817
  Diluted...................................................     5,911

  The accompanying notes are an integral part of these consolidated financial statements.

                              TECH-SYM CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 28, 2000

                                 (IN THOUSANDS)
                                  (UNAUDITED)

Cash flows from operating activities of continuing
  operations:
  Net income................................................  $10,222
  Adjustments to reconcile net income to net cash provided
    by continuing operations:
    Gain on disposal of property, plant and equipment.......   (3,143)
    Depreciation and amortization...........................    5,929
    Deferred income taxes...................................     (786)
  Change in operating assets and liabilities that provided
    (used) cash:
    Receivables, net........................................   (1,923)
    Unbilled revenue........................................   (1,736)
    Inventories, net........................................   (1,966)
    Other assets............................................      521
    Accounts payable........................................      839
    Billing in excess and other accrued liabilities.........    6,333
    Other liabilities.......................................     (830)
                                                              -------
      Net cash provided by operating activities of
       continuing operations................................   13,460
                                                              -------
Net cash provided by discontinued operations................    1,265
                                                              -------
Cash flows from investing activities of continuing
  operations:
  Capital expenditures......................................   (8,648)
  Proceeds from sale of property, plant and equipment.......   10,426
  Other.....................................................       38
                                                              -------
    Net cash provided by investing activities of continuing
     operations.............................................    1,816
                                                              -------
Cash flows from financing activities of continuing
  operations:
  Net repayments under bank line of credit agreements.......   (1,055)
  Repayment on long-term debt...............................   (1,568)
  Proceeds from exercise of stock options...................      698
  Acquisition of treasury shares............................   (3,233)
                                                              -------
    Net cash used in financing activities of continuing
     operations.............................................   (5,158)
                                                              -------
Net increase in cash and cash equivalents...................   11,383
Cash and cash equivalents at beginning of period............   27,399
                                                              -------
Cash and cash equivalents at end of period..................  $38,782
                                                              =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              TECH-SYM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements of Tech-Sym Corporation and its subsidiaries (the "Company") do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements and should be read in conjunction with the financial statements and notes thereto appearing in the Company's Form 10-K for the year ended December 31, 1999.

    In the opinion of the Company's management ("Management") all adjustments necessary for a fair presentation of the results of operations and cash flows have been included. Such adjustments consist only of normal recurring items.

    The Consolidated Statement of Income for the nine months ended
September 28, 2000, is not necessarily indicative of the results expected for the full year ending December 31, 2000.

    Certain prior year amounts have been reclassified to conform to the current period presentation.

NOTE 2--DISCONTINUED OPERATIONS

    Effective June 30, 1998, the Company adopted a plan to sell its business involved in the manufacture of radio and television broadcast equipment, Contintental Electronics Corporation ("Continental"). In October 1999, Continental entered into a plan of liquidation of its German subsidiary, and in April 2000, Continental completed the sale the assets of its digital television product line.

    Continental incurred an after tax operating loss of $4,964 for the nine months ended September 28, 2000, which was previously provided for in the estimated loss on disposal of discontinued operations for the year ended December 31, 1999. Revenue related to Continental for the nine months ended September 28, 2000 was $22,853.

NOTE 3--PER SHARE DATA

    Basic per share amounts are computed based on the average number of common shares outstanding. Diluted per share amounts reflect the increase in average common shares outstanding that would result from the exercise of outstanding stock options computed using the treasury stock method. Stock options are the only potentially dilutive shares the Company has outstanding. Outstanding stock options to purchase 65,000 common shares were excluded from the computation of diluted earnings per share for the nine months ended September 28, 2000 because the options' exercise prices were greater than the average market price of the common stock and to do so would be antidilutive.

    During the nine months ended September 28, 2000, the Company repurchased 171,230 shares of its common stock under a previously approved repurchase program.

NOTE 4--SEGMENT INFORMATION

    The Company's reportable segments are business units that design, manufacture and distribute distinct products, with distinct customer bases and are each managed separately. The Company's reportable segments are communications, defense systems and weather information systems. The reportable segments provide products as described in the Company's Form 10-K for the year ended December 31, 1999. The accounting policies of the segments are those described in Note 1 to the Notes to the Consolidated Financial Statements included in that Form 10-K.

                              TECH-SYM CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 4--SEGMENT INFORMATION (CONTINUED)
    The Company evaluates the performance of its segments and allocates resources to them based on revenue and income from continuing operations; however, there is a charge to allocate corporate headquarters' cost to each of its operating segments.

    The table below presents selected information for the nine months ended September 28, 2000:

                                                             WEATHER
                                                DEFENSE    INFORMATION              RECONCILING
                               COMMUNICATIONS   SYSTEMS      SYSTEMS      OTHER        ITEMS       TOTAL
                               --------------   --------   -----------   --------   -----------   --------
Revenue from unaffiliated
  customers..................      $66,037      $50,424      $13,106     $ 5,136                  $134,703
Income (loss) from
  operations.................        6,459        5,995        3,522      (1,627)     $(4,159)      10,190
Corporate centralized general
  and administrative
  expenses...................        1,374        1,289          274                    1,222(1)     4,159
Interest expense.............          145           27                                                172
Other expense and (income),
  net........................        1,812         (284)         (77)        116       (7,781)      (6,214)
Income (loss) before income
  taxes......................        3,128(2)     4,963(2)     3,325(2)   (1,743)       6,559       16,232
Depreciation and
  amortization...............        2,346        3,052          189         179          163(3)     5,929
Capital expenditures.........        2,074        4,315(4)       295       1,964                     8,648

Notes for the nine months ended September 28, 2000.

    (1) Corporate expenses not allocated to subsidiaries for financial reporting.

    (2) Includes the allocated corporate expenses.

    (3) Corporate depreciation and amortization, which is included in the allocated and unallocated corporate expenses above.

    (4) Includes expenditures of $980 for equipment manufactured for lease.

NOTE 5--SUBSEQUENT EVENT

    On September 29, 2000, T-S Acquisition Corp., a wholly owned subsidiary of Integrated Defense Technologies, Inc. acquired all of the outstanding common stock of the Company.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee. The following expenses will be borne solely by the Registrant.

Securities and Exchange Commission Registration Fees........  $31,250
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................   13,000
NYSE Listing Fee............................................        *
Printing and Engraving Expenses.............................  100,000
Legal Fees and Expenses.....................................        *
Accounting Fees and Expenses................................        *
Transfer Agent and Registrar Fees...........................   10,000
Miscellaneous...............................................  150,000
                                                              -------
  Total.....................................................  $     *
                                                              =======

*   To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    The Registrant's certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law. The Registrant's bylaws provide for the indemnification to the fullest extent as required or permitted by Delaware law of officers and directors acting on behalf of the Registrant with respect to any criminal action or proceeding.

    We have entered into an indemnification agreement with each of our directors which requires us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director (other than liabilities arising from willful misconduct of a culpable nature). We also intend to maintain director and officer liability insurance, if available on reasonable terms.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since its incorporation by IDT Holding, L.L.C. in 1997, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below:

    In connection with our August 1999 and September 2000 subordinated debt purchase agreements, we issued to J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf Capital, L.P., First Union
Investors, Inc. and BNY Capital Partners, L.P. warrants for an aggregate
purchase price of $      to purchase   shares of our common stock at an exercise
price of $      per share. Of the warrants,   are exercisable at any time until
August 5, 2009 and   of the warrants are exercisable at any time until
September 29, 2010. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares of common stock issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reclassifications, combinations and dilutive issuances of securities at prices below the warrant exercise price. The numbers of shares and warrants and the exercise prices set forth for the warrants are set forth on the basis of our
capitalization before the   to 1 stock split to be effected immediately prior to
the effective date of this registration statement.

    None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Rule 506 of Regulation D promulgated thereunder or Rule 701 promulgated under from 3(b) of the Securities Act pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients either received adequate information or had access, through their employment or other relationships with the Registrant, to such information about the Registrant. For additional information regarding these equity investment transactions, see the section entitled "Transactions with Related Parties" in the Prospectus.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS.

       EXHIBIT
         NO.            DESCRIPTION OF EXHIBIT
---------------------   ----------------------

 1.1*                   Form of Underwriting Agreement

 3.1*                   Amended and Restated Certificate of Incorporation of the
                        Registrant, as amended

 3.2*                   Amended and Restated Bylaws of the Registrant, as amended

 5.1*                   Form of Opinion of Winston & Strawn

 10.1                   Amended and Restated Registration Rights Agreement, dated as of September 29, 2000, by and between the Registrant, J.H.
                        Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value
                        Fund, L.P., GreenLeaf Capital, L.P., First Union Investors,
                        Inc. and BNY Capital Partners, L.P.

 10.2*                  Form of Registration Rights Agreement between the Registrant and IDT Holding, L.L.C.

 10.3                   Form of Nominal Warrant, dated as of September 29, 2000,
                        issued by the Registrant to each of J.H. Whitney Mezzanine
                        Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf
                        Capital, L.P., First Union Investors, Inc., and BNY Capital
                        Partners, L.P.

 10.4 WMF Nominal Warrant, dated as of August 6, 1999, issued by the Registrant to J.H. Whitney Mezzanine Fund, L.P.

 10.5                   Lease Agreement, dated as of March 26, 2001, between
                        Research Park/GE Tenancy In
                        Common and PEI Electronics, Inc., as amended

 10.6                   Lease, dated as of January 4, 2001, between Butterfield
                        Technology Park L.L.C. and the
                        Registrant, as amended

 10.7                   Lease Agreement, dated as of December 18, 1992, between
                        Niagara Frontier Transportation Authority and Sierra
                        Research Division, Sierra Technologies, Inc., as amended

 10.8 Employment Agreement, dated as of January 1, 2001, between the Registrant and Thomas J. Keenan

 21.1                   List of Subsidiaries

 23.1*                  Consent of Winston & Strawn (See Exhibit 5.1)

 23.2                   Consent of Deloitte & Touche LLP

 23.3                   Consent of PricewaterhouseCoopers LLP

 24.1                   Power of Attorney (included on the signature pages hereto)

------------------------

*   To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULE.

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933 (the "Securities Act"), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Huntsville, Alabama, on December 19, 2001.

                                                       INTEGRATED DEFENSE TECHNOLOGIES, INC.

                                                       By:             /s/ THOMAS J. KEENAN
                                                            -----------------------------------------
                                                                         Thomas J. Keenan
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert B. McKeon, Thomas J. Keenan and Thomas J. Campbell, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and the other documents in connection therewith, and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their capacities on the dates listed below.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ ROBERT B. MCKEON
     -------------------------------------------       Chairman of the Board and    December 19, 2001
                  Robert B. McKeon                       Director

                                                       President, Chief Executive
                /s/ THOMAS J. KEENAN                     Officer
     -------------------------------------------         (principal executive       December 19, 2001
                  Thomas J. Keenan                       officer) and Director

                                                       Vice President of Finance
                                                         and Chief Financial
                /s/ JOHN W. WILHOITE                     Officer
     -------------------------------------------         (principal financial       December 19, 2001
                  John W. Wilhoite                       officer
                                                         and principal accounting
                                                         officer)

               /s/ THOMAS J. CAMPBELL
     -------------------------------------------       Secretary and Director       December 19, 2001
                 Thomas J. Campbell

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
            /s/ GENERAL RICHARD E. HAWLEY
     -------------------------------------------
              General Richard E. Hawley                         Director            December 19, 2001
                     (USAF RET.)

           /s/ GENERAL BARRY R. MCCAFFREY
     -------------------------------------------
             General Barry R. McCaffrey                         Director            December 19, 2001
                     (USA RET.)

                  /s/ EDWARD N. NEY
     -------------------------------------------                Director            December 19, 2001
                    Edward N. Ney

            /s/ ADMIRAL JOSEPH W. PRUEHER
     -------------------------------------------
              Admiral Joseph W. Prueher                         Director            December 19, 2001
                     (USN RET.)

         /s/ ADMIRAL LEIGHTON W. SMITH, JR.
     -------------------------------------------
           Admiral Leighton W. Smith, Jr.                       Director            December 19, 2001
                     (USN RET.)

                /s/ WILLIAM G. TOBIN
     -------------------------------------------                Director            December 19, 2001
                  William G. Tobin

            /s/ GENERAL ANTHONY C. ZINNI
     -------------------------------------------
              General Anthony C. Zinni                          Director            December 19, 2001
                     (USMC RET.)

                     INTEGRATED DEFENSE TECHNOLOGIES, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

            FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 23, 1998,
           THE PERIOD FROM OCTOBER 24, 1998 TO DECEMBER 25, 1998, AND
                   THE YEARS ENDED DECEMBER 31, 1999 AND 2000
                                 (IN THOUSANDS)

                                                                      COLUMN C
                    COLUMN A                        COLUMN B          ADDITIONS          COLUMN D     COLUMN E
-------------------------------------------------  ----------   ---------------------   ----------   ----------
                                                                CHARGED TO
                                                   BALANCE AT     COSTS      CHARGED                 BALANCE AT
                                                   BEGINNING       AND       TO OTHER                  END OF
                   DESCRIPTION                     OF PERIOD     EXPENSES    ACCOUNTS   DEDUCTIONS     PERIOD
-------------------------------------------------  ----------   ----------   --------   ----------   ----------
Period from January 1, 1998 to October 23, 1998:
  Allowance for Doubtful Contracts Receivable....    $1,649                                $102(1)     $1,547

Period from October 24, 1998 to December 25,
  1998:
  Allowance for Doubtful Contracts Receivable....     1,547                                 522(1)      1,025

Year ended December 31, 1999:
  Allowance for Doubtful Contracts Receivable....     1,025         $52                     796(1)        281

Year ended December 31, 2000:
  Allowance for Doubtful Contracts Receivable....       281                   $  579(2)      53(1)        807
  Allowance for Excess and Obsolete Inventory....                              9,566(2)                 9,566
  Reserve for Environmental Remediation..........                              1,000(2)                 1,000

------------------------

(1) Write offs of uncollectible accounts, less recoveries.

(2) Reserves established in connection with 2000 acquisition which increased goodwill.

                                  EXHIBIT LIST

       EXHIBIT
         NO.            DESCRIPTION OF EXHIBIT
---------------------   ----------------------

 1.1*                   Form of Underwriting Agreement

 3.1*                   Amended and Restated Certificate of Incorporation of the
                        Registrant, as amended

 3.2*                   Amended and Restated Bylaws of the Registrant, as amended

 5.1*                   Form of Opinion of Winston & Strawn

 10.1                   Amended and Restated Registration Rights Agreement, dated as of September 29, 2000, by and between the Registrant, J.H.
                        Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value
                        Fund, L.P., GreenLeaf Capital, L.P., First Union Investors,
                        Inc. and BNY Capital Partners, L.P.

 10.2*                  Form of Registration Rights Agreement between the Registrant and IDT Holding, L.L.C.

 10.3                   Form of Nominal Warrant, dated as of September 29, 2000,
                        issued by the Registrant to each of J.H. Whitney Mezzanine
                        Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf
                        Capital, L.P., First Union Investors, Inc., and BNY Capital
                        Partners, L.P.

 10.4 WMF Nominal Warrant, dated as of August 6, 1999, issued by the Registrant to J.H. Whitney Mezzanine Fund, L.P.

 10.5                   Lease Agreement, dated as of March 26, 2001, between
                        Research Park/GE Tenancy In
                        Common and PEI Electronics, Inc., as amended

 10.6                   Lease, dated as of January 4, 2001, between Butterfield
                        Technology Park L.L.C. and the
                        Registrant, as amended

 10.7                   Lease Agreement, dated as of December 18, 1992, between
                        Niagara Frontier Transportation Authority and Sierra
                        Research Division, Sierra Technologies, Inc., as amended

 10.8 Employment Agreement, dated as of January 1, 2001, between the Registrant and Thomas J. Keenan

 21.1                   List of Subsidiaries

 23.1*                  Consent of Winston & Strawn (See Exhibit 5.1)

 23.2                   Consent of Deloitte & Touche LLP

 23.3                   Consent of PricewaterhouseCoopers LLP

 24.1                   Power of Attorney (included on the signature pages hereto)

------------------------

*   To be filed by amendment.